PROSPECTUS SUPPLEMENT NO. 4 (to Prospectus dated June 11, 2015)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-203299

MEDBOX, INC.

40,134,556 SHARES OF COMMON STOCK

This Prospectus Supplement No. 4 (this “Prospectus Supplement”) supplements the prospectus dated June 11, 2015 (the “Final Prospectus”), relating to the offer and sale of up to 40,134,556 shares of common stock of Medbox, Inc. (the “Company”), par value $0.001 per share, by the selling stockholders, including 27,269,705 shares issuable upon conversion of convertible debentures, 3,419,721 shares issuable as interest on convertible debentures, and 9,445,130 shares issuable upon the exercise of warrants.

This Prospectus Supplement contains the Quarterly Report on Form 10-Q that the Company filed with the Securities and Exchange Commission on November 12, 2015. This Prospectus Supplement should be read in conjunction with, and may not be utilized without, the Final Prospectus and Prospectus Supplement Nos. 1 through 3, which are to be delivered with this Prospectus Supplement and before this Prospectus Supplement is utilized. This Prospectus Supplement is qualified by reference to the Final Prospectus and Prospectus Supplement Nos. 1 through 3 except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained therein.

Investing in the Company’s common stock involves a high degree of risk. You should carefully consider the “Risk Factors” beginning on page 9 of the Final Prospectus in determining whether to purchase the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement No. 4 dated November 16, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2015

OR

☐	TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NUMBER: 000-54928

MEDBOX, INC.

(Exact name of registrant as specified in its charter)

Nevada	45-3992444
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 Wilshire Blvd. Suite 1500, Los Angeles, CA	90017
(Address of principal executive offices)	(zip code)

(800) 762-1452

(Registrant’s telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

As of November 6, 2015, the registrant had 114,410,410 shares of common stock, par value $0.001 per share, outstanding.

MEDBOX, INC.

PART I – FINANCIAL INFORMATION

Item 1. Financial Statements.

MEDBOX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$346,761	$101,182
Marketable securities	94,817	94,776
Accounts receivable	—	8,774
Inventory	187,844	961,236
Deposits in escrow	15,000	400,476
Prepaid insurance	240,428	31,491
Prepaid expenses and other current assets	172,039	34,729

Total current assets	1,056,889	1,632,664
Property and equipment, net of accumulated depreciation of $59,210 and $50,192, respectively	573,470	158,318
Land	4,945,000	—
Assets held for resale	—	399,594
Construction in progress	68,959	—
Intangible assets, net of accumulated amortization of $123,567 and $83,500 respectively	669,086	709,153
Note receivable, net of allowance of $350,000	—	—
Goodwill	1,260,037	1,260,037
Deferred Costs	299,018	—
Deposits and other assets	140,212	104,726

Total assets	$9,012,671	$4,264,492

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payables	$3,609,486	$1,713,627
Accrued interest payable	324,330	372,937
Accrued expenses	122,663	610,497
Accrued expenses directors	185,498
Accrued settlement and severance expenses	912,065	—
Deferred revenue, current	219,487	204,091
Notes payable	431,415	261,434
Related party notes payable	—	678,877
Convertible notes payable, net of discount of $266,497 and $1,225,573, respectively	4,993,891	2,524,427
Derivative Liability	4,885,286	3,691,853
Customer deposits	1,057,340	1,525,808

Total current liabilities	16,741,461	11,583,551
Notes Payable, less current portion	4,326,484
Deferred revenue, less current portion	378,041	568,515
Deferred tax liability	160,000	160,000

Total liabilities	21,605,986	12,312,066

Commitments and contingencies (Note 9)
Stockholders’ Deficit
Preferred stock, $0.001 par value: 10,000,000 authorized; 1,000,000 and 3,000,000 issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	1,000	3,000
Common stock, $0.001 par value: 100,000,000 authorized, 99,250,518 and 30,496,909 issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	99,250	30,497
Additional paid-in capital	35,823,112	15,315,110
Treasury stock	(1,209,600)	(1,209,600)
Accumulated deficit	(47,198,689)	(22,078,193)
Accumulated other comprehensive loss	(108,388)	(108,388)

Total stockholders’ deficit	(12,593,315)	(8,047,574)

Total liabilities and stockholders’ deficit	$9,012,671	$4,264,492

See notes to condensed consolidated financial statements.

MEDBOX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(Unaudited)

	For the 3 months ended		For the 9 months ended
	September 30		September 30
	2015	2014	2015	2014
Revenue	$288,961	$147,884	$390,156	$534,082
Revenue, related party	25,192	25,192	74,754	50,110
Less: allowances and refunds	—	—	—	(60,000)

Net revenue	314,153	173,076	464,910	524,192
Cost of revenues	656,383	1,813,562	1,837,711	3,492,105

Gross loss	(342,230)	(1,640,486)	(1,372,801)	(2,967,913)
Operating expenses
Selling and marketing	103,765	319,204	442,261	749,212
Research and development	—	61,623	—	136,656
General and administrative	3,506,029	1,984,303	12,627,644	3,183,382

Total operating expenses	3,609,794	2,365,130	13,069,905	4,069,250

Loss from operations	(3,952,024)	(4,005,616)	(14,442,706)	(7,037,163)

Other income (expense)
Interest income (expense), net	(195,426)	(123,007)	(289,226)	(71,343)
Financing Costs	(522,379)	—	(2,822,011)	—
Change in fair value of derivative liabilities	(2,544,014)	548,315	509,057	548,315
Amortization of debt discount	(2,071,898)	(216,224)	(8,121,537)	(216,224)
Other income (expense)	(6,208)	—	45,927	(26,511)

Total other income (expense)	(5,339,925)	209,084	(10,677,790)	234,237
Loss before provision for income taxes	(9,291,949)	(3,796,532)	(25,120,496)	(6,802,926)
Provision for income taxes	—	—	—	—

Net loss	$(9,291,949)	$(3,796,532)	$(25,120,496)	$(6,802,926)

Loss per share attributable to common stockholders
Basic	$(0.13)	$(0.13)	$(0.54)	$(0.22)

Diluted	$(0.13)	$(0.13)	$(0.54)	$(0.22)

Weighted average shares outstanding
Basic	73,524,951	30,371,299	46,945,806	30,472,447

Diluted	73,524,951	30,371,299	46,945,806	30,472,447

Other Comprehensive loss
Net loss	(9,291,949)	(3,796,532)	(25,120,496)	(6,802,926)
Unrealized loss from marketable securities	—	(158,507)	—	(158,507)

Comprehensive loss	$(9,291,949)	$(3,955,039)	$(25,120,496)	$(6,961,433)

See notes to consolidated financial statements.

MEDBOX, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

							Additional	Common		Accumulated Other	Total
	Preferred Stock		Common Stock		Treasury Stock		Paid-In	Stock	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Subscribed	Deficit	Loss	Deficit
Balances at December 31, 2014	3,000,000	$3,000	30,496,909	$30,497	(60,000)	$(1,209,600)	$15,315,110	$—	$(22,078,193)	$(108,388)	$(8,047,574)

Stock-based compensation			147,145	$147			5,331,235				5,331,382
Exercise of warrants			206,480	206			278,745				278,951
Issuance of shares to settle accounts payable			1,633,047	1,633			363,095				364,728
Conversions of convertible notes payable			67,475,105	67,475			10,090,187				10,157,662
Issuance of warrants in connection with convertible notes payable							4,304,522				4,304,522
Exercise of warrants in connection with convertible notes payable			2,291,832	2,292			135,218				137,510
Share cancelation	(2,000,000)	(2,000)	(3,000,000)	(3,000)			5,000				—
Unrealized loss from marketable securities										—	—
Net loss									(25,120,496)		(25,120,496)

Balances at September 30, 2015	1,000,000	$1,000	99,250,518	$99,250	(60,000)	$(1,209,600)	$35,823,112	$—	$(47,198,689)	$(108,388)	$(12,593,315)

See notes to condensed consolidated financial statements.

MEDBOX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the 9 months ended September 30,
	2015	2014
Cash flows from operating activities
Net loss	$(25,120,496)	$(6,802,926)
Adjustments to reconcile net loss to net cash:
Depreciation and amortization	90,315	59,364
Provisions and allowances	—	60,000
Gain on sale of investments and property and equipment	—	(9,600)
Charges from escrow deposits	280,400	—
Inventory valuation reserve	497,439	—
Market value of securities received for services	—	(190,132)
Change in fair value of derivative liability	(509,057)	(548,315)
Amortization of debt discount	8,121,537	216,224
Financing costs	2,822,011
Stock based compensation	5,331,382	1,031,640
Changes in operating assets and liabilities
Accounts receivable	8,774	213,424
Inventories	275,953	110,788
Deposits in escrow	55,076	—
Prepaid insurance	(208,937)	—
Prepaid expenses and other assets	(172,796)	(896,954)
Deferred costs	(299,018)	—
Accounts payables	2,521,976	907,684
Accrued interest payable	214,886	—
Accrued expenses	(487,834)	—
Accrued expenses directors	185,498	—
Accrued settlement and severance expenses	912,065	—
Customer deposits	(468,468)	807,347
Deferred revenue	(175,078)	390,311

Net cash used in operating activities	(6,124,372)	(4,651,145)
Cash flows from investing activities
Issuance of note receivable	—	(115,000)
Purchase of property and equipment	(14,795)	(32,982)
Purchase of real estate	(500,000)	(399,594)
Purchase of intangible assets	—	(166,183)
Construction in Progress	(68,959)	—

Net cash used in investing activities	(583,754)	(713,759)
Cash flows from financing activities
Payments on notes payable	(3,535)	(75,000)
Related party notes payable	(624,888)	379,880
Proceeds from issuance of notes payable	—	299,605
Proceeds from issuance of common stock	—	2,442,859
Proceeds from issuance of convertible notes payable, net fees of approximately $352,000	7,432,128	3,500,000
Proceeds from issuance of convertible notes payable from related parties	150,000	—

Net cash provided by financing activities	6,953,705	6,547,344
Net decrease in cash	245,579	1,182,440
Cash and cash equivalents, beginning of period	101,182	168,003

Cash and cash equivalents, end of period	$346,761	$1,350,443

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,151	$37,078

Cash paid for income tax	$—	$—

Non- cash investing and financing activities:
Common stock issued upon debt conversion	$6,261,474	$—

Common stock issued for accounts payable	$364,728	$—

Purchase of land with notes payable	$5,000,000	$—

See notes to condensed consolidated financial statements.

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – BUSINESS ORGANIZATION, NATURE OF OPERATIONS

Medbox, Inc, which is incorporated in the state of Nevada (the “Company”), provides specialized consulting services to the marijuana industry and sells associated patented products, and medical vaporization devices. The Company works with clients who seek to enter the medical and cultivation marijuana markets in those states where approved. Medbox offers turnkey solutions that assist with licensing and compliance, site selection, design and permitting, safety and security, along with full build-out and operational oversight. The Company’s consulting solutions and technology create structure and process for clients and their respective businesses in this rapidly emerging sector. In addition, through its wholly owned subsidiary, Vaporfection International, Inc. (“VII”), the Company sells a line of vaporizer and accessory products online and through distribution partners. The Company is headquartered in Los Angeles, California.

The Company holds the license to operate a dispensary in Portland, Oregon, and a master lease on the property in which the dispensary is located. The Company entered into an Operating Agreement with an unrelated party (the “Operator”) in which the Operator will manage and operate the Dispensary. Per the terms of the Agreement, the Dispensary is “under the exclusive supervision and control of Operator, which shall be responsible for the proper and efficient operation of the Dispensary”. The term of the Agreement includes an initial term, which is five years, and a renewal term for an additional five years. The renewal term is at the discretion of the Operator.

The procurement fee for the dispensary was $400,000 (initially classified in Deferred Revenue), of which $50,000 was paid upon execution and delivery of the Agreement, and the remaining $350,000 is to be paid monthly in the amount of gross receipts less payroll and costs of inventories. If the procurement fees are not paid within six months, the payment terms become a minimum monthly payment of $5,000. As of the date of this report, there have been no amounts available under the above calculation to make payments towards the procurement fees.

The remaining $350,000 is evidenced by a Note Receivable to the Company. As of June 30, 2015 the Company determined it was not assured of the timing of the collectability of the Note Receivable and therefore has set up an allowance in the amount of $350,000 for the Note Receivable, and has reduced the Deferred Revenue to $50,000.

After the Procurement Fee is paid in full, it is the parties’ plan that ownership of the Dispensary (through a new merged corporation) will be apportioned 51% to Operator and 49% to Medbox. The Agreement also includes an annual Licensor Fee of 5% of the annual Gross Revenues, which will begin after the Procurement Fees have been paid in full.

The Company has determined that they do not hold the controlling financial interest in the Dispensary and are not the primary beneficiary, and therefore will not consolidate the Dispensary in their financial statements.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of Medbox, Inc. and its wholly owned subsidiaries:

•	Prescription Vending Machines, Inc., a California corporation, d/b/a Medicine Dispensing Systems in the State of California (“MDS”), which distributes our Medbox™ product and provides related consulting services described further below.

•	Vaporfection International, Inc., a Florida corporation through which we distribute our medical vaporizing products and accessories.

•	Medbox Property Investments, Inc., a California corporation specializing in real property acquisitions and leases for dispensaries and cultivation centers.

•	MJ Property Investments, Inc., a Washington corporation specializing in real property acquisitions and leases for dispensaries and cultivation centers in the state of Washington.

•	Medbox Management Services, Inc., a California corporation specializing in providing management oversight and compliance services to state-licensed dispensaries for cultivation, dispensing, and marijuana infused products (MIPS).

•	EWSD I, LLC, an Arizona corporation that owns property in Colorado.

All intercompany transactions, amounts and balances have been eliminated.

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the condensed consolidated financial statements as well as the reported expenses during the reporting periods. The Company’s significant estimates and assumptions include the valuation of the Company’s common stock used in the valuation of goodwill, accounts receivable and note receivable collectability, inventory, advances on investments, the valuation of restricted stock and warrants received from customers, the amortization and recoverability of capitalized patent costs and useful lives of long-lived assets, the derivative liability, and income tax expense. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates. Although the Company believes that its estimates and assumptions are reasonable, they are based upon information available at the time the estimates and assumptions were made. Actual results could differ from these estimates.

Basis of Presentation

The accompanying unaudited interim financial statements and related notes have been prepared in accordance with U.S. GAAP for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission for Interim Reporting. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, considered necessary for a fair presentation of the results for the interim periods presented. The results for the three and nine months ended September 30, 2015 are not necessarily indicative of results to be expected for a full year, any other interim periods or any future year or period.

The accompanying unaudited interim financial statements and the information included under the heading “Management’s Discussion and Analysis or Plan of Operation” should be read in conjunction with our company’s audited financial statements and related notes included in our company’s Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on March 26, 2015.

The condensed consolidated balance sheet data as of December 31, 2014 was derived from audited consolidated financial statements.

The Company has performed a review of all subsequent events through the date the unaudited interim financial statements were issued, and has determined that no additional disclosures are necessary.

Concentrations of Credit Risk

The Company maintains cash balances at several financial institutions in California, Illinois, and Florida. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. At September 30, 2015 and December 31, 2014, the Company’s uninsured balances totaled $22,504 and $0, respectively. The Company has not experienced any losses in such accounts and periodically evaluates the credit worthiness of the financial institutions and has determined the credit exposure to be negligible.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. The Company incurred advertising and marketing costs of approximately $0 and $319,000 for the three months ended September 30, 2015 and 2014, respectively and approximately $0 and $749,000 for the nine months ended September 30, 2015 and 2014, respectively.

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Fair Value of Financial Instruments

Pursuant to ASC No. 825, Financial Instruments, the Company is required to estimate the fair value of all financial instruments included on its balance sheets. The carrying value of cash, accounts receivable, other receivables, inventory, accounts payable and accrued expenses and notes payable, related party notes payable, customer deposits, provision for customer refunds and short term loans payable approximate their fair value due to the short period to maturity of these instruments. The Company’s marketable securities and customer deposits require fair value measurement on a recurring basis as the Company has received warrants for service provided to unrelated third party. The securities received as a payment for services provided will be exposed to gains or losses following their initial evaluation as of the date the revenue was earned.

Warrants and other financial assets received as a payment for the services provided are recorded as “Marketable securities” under the current assets if they are expected to be realized within 12 months. The Company uses the Black-Scholes model to measure the value of the warrants. At each reporting date the Company will reevaluate the value of marketable securities and record any changes in value to other comprehensive income (loss) under “Unrealized gain or losses from marketable securities”.

Embedded derivative – The Company’s convertible notes payable include embedded features that require bifurcation and are accounted for as a separate embedded derivative (see Note 5). The Company has estimated the fair market value of the embedded derivative of the Notes based on a weighted probability model. The key valuation assumptions used consist of the price of the Company’s stock, a risk free interest rate based on the average yield of a one year Treasury note and expected volatility of the Company’s common stock all as of the measurement dates, and various estimated reset exercise prices allocated by probability. The Company considers these inputs Level 3 assumptions.

A three-tier fair value hierarchy is used to prioritize the inputs in measuring fair value as follows:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable, either directly or indirectly.

Level 3	Significant unobservable inputs that cannot be corroborated by market data.

The assets or liability’s fair value measurement within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. The following table provides a summary of the liabilities that are measured at fair value on a recurring basis.

	Total	Quoted Prices in Active Markets for Identical Assets or Liabilities (Level 1)	Quoted Prices for Similar Assets or Liabilities in Active Markets (Level 2)	Significant Unobservable Inputs (Level 3)
September 30, 2015
Marketable securities	$94,817	$21,650	$—	$73,167
Derivative liability	4,885,286	—	—	4,885,286
Total	$4,980,103	$21,650	$—	$4,958,453

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

The following table sets forth a summary of the changes in the fair value of the Company’s Level 3 financial liabilities that are measured at fair value on a recurring basis:

For the nine months ended September 30, 2015
Total
Balance at January 1, 2015	$3,691,853
Additions	5,531,201
Reclassified to equity upon conversion	(3,828,711)
Change in fair value of conversion feature	(509,057)
Ending balance	$4,885,286

Revenue Recognition

We enter into transactions with clients who require our expertise and are interested in being granted the right to have us engage exclusively with them in certain territories (which we describe as territory rights) to obtain the necessary licenses to operate a dispensary or cultivation center for the location, and to consult in daily operations of the dispensary or cultivation center.

Terms for each deal are varied and the sales arrangements typically include the delivery of our dispensing technology and dispensary location build-out and/or consultation on the location, licensing, build out and operation of a cultivation center. Medbox machines retail for approximately $50,000 for each machine set (including the POS system), and normally our contracts include the sale of the dispensary units within the scope of options to be provided that might also include location build out costs. Currently, our standard contracts have a five year term, call for an upfront, non-refundable consulting fee, and contain options including acquiring a Medbox dispensary machine and having the Company perform the buildouts for the location, at set prices. The Company has determined these optional purchases each constitute a separate purchasing decision, and therefore are considered a separate arrangement for revenue recognition purposes. Revenue on each of these options are evaluated for recognition when and if the customer decides to enter into the arrangement.

Based on these contracts, and other auxiliary agreements, our current revenue model consists of the following income streams:

Consulting fee revenues and build-outs

Consulting fee revenues is a consistent component of our current and anticipated future revenues and is negotiated at the time we enter into a contract. Consulting revenue consists of providing ongoing consulting services over the life of the contract, to the established business in the areas of regulatory compliance, security, operations and other matters to operate the dispensary. The majority of the consulting fees arise from the upfront, non-refundable consulting fee in our standard contract, and is recognized using the straight line method over the life of the contract. Consulting fee revenue is only recognized when the following four criteria are met: 1) persuasive evidence of an arrangement exists, 2) delivery has occurred or services have been rendered, 3) sales price is fixed and determinable and 4) collectability is reasonably assured.

Revenue for the build-outs of the dispensary or cultivation center, if the customer chooses to have it performed by the Company, is recognized after issuance of a certificate of occupancy for the newly completed facility. This consists of a complete interior build-out of the retail store front including necessary construction (not to include installation of plumbing, electrical, HVAC systems and masonry), furniture fixtures and security system.

Due to the uncertainties inherent in the emerging industry, the Company deferred recognition of revenue for sale of completed dispensaries with licenses until the issuance of a certificate of occupancy by the municipality. The certificate of occupancy is the final approval to open a dispensary in the customer’s community, at which time all criteria for revenue recognition, including delivery and acceptance, has been met. Additionally, at the time of the issuance of the certificate of occupancy, under the contract terms, all payments owed by the customer have been received by the Company. Similarly, recognition of revenue for sale of completed cultivation center is deferred until all licensing and permitting is completed and approved.

Unbilled costs and associated fees related to the build-outs are recorded in inventory and are subject to valuation testing at each quarter end for net realizable value (lower of cost or market) and collectability.

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Other revenue includes sales of territory, location, and management rights

The Company at times enters into specific contracts to assign exclusive location and management rights, for a dispensary, that the Company has been granted through a license approved by local authorities. These rights are transferred under a management rights agreement to an operator for retail, dispensary, or cultivation centers. The Company also has one agreement with a related party in which they granted the related party the exclusive rights to a certain territory.

Other revenue is only recognized when the following four criteria are met: 1) persuasive evidence of an arrangement exists, 2) delivery has occurred or services have been rendered, 3) sales price is fixed and determinable and 4) collectability is reasonably assured. In the sale of the territory rights to the related party, the revenue is being recognized over the term of the agreement.

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Revenues on VII product sales. Our VII subsidiary sells table top vaporizer machines and accessories. Vaporizer sales are recognized as the product is shipped unless otherwise agreed with the customer.

Revenue from referral fees. The Company had an agreement, which expired in November 2014, for referral services to explore matching its clients with a real estate financing partner to facilitate property purchases and subsequent leasebacks to clients. Referral fee revenue was recognized over the life of the agreement.

Cost of Revenue

Cost of revenue consists primarily of expenses associated with the delivery and distribution of our products and services. These include expenses related to the manufacture of our dispensary units, construction expense related to the customer dispensary, site selection and establishment of licensing requirements, and consulting expense for the continued management of the dispensary unit build out, server and security equipment, rent expense, energy and bandwidth costs, and support and maintenance costs prior to when the client moves in. We only begin capitalizing costs when we have obtained a license and a site for operation of a customer dispensary or cultivation center. The previously capitalized costs are charged to cost of revenue in the same period that the associated revenue is earned. In the case where it is determined that previously inventoried costs are in excess of the projected net realizable value of the sale of the licenses then the excess cost above net realizable value is written off to cost of revenues. In addition, cost of revenue related to our vaporizer line of products consists of direct procurement cost of the products along with costs associated with order fulfilment, shipping, inventory storage and inventory management costs.

Inventory

Inventory is stated at the lower of cost or market value. Cost is determined on a cost basis that approximates the first-in, first-out (FIFO) method.

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Work in process and related capitalized costs includes costs to build out a dispensary in Portland Oregon that opened in the second quarter of 2015. Costs include tenant improvements to the facility, furniture, fixtures and Medbox dispensary units to be used by the licensed operator. The costs related to the Portland dispensary have been classified in deferred costs until the related revenue is recognized.

Basic and Fully Diluted Net Income/Loss Per Share

Basic net income/loss per share is computed by dividing net loss available to common stockholders by the weighted average number of shares of common stock outstanding during the period. Diluted net income per share includes the effects of any outstanding options, warrants and other potentially dilutive securities. The Company did not consider any potential common shares in the computation of diluted loss per share for the three and nine months ending September 30, 2015 and 2014, due to the net loss, as they would have an anti-dilutive effect on EPS.

As of September 30, 2014, the Company had 3,000,000 shares of Series A preferred stock outstanding with par value of $0.001 that could have been converted into 15,000,000 shares of the Company’s common stock. On August 24, 2015, 2 million shares of Series A preferred stock was cancelled, leaving 1 million shares outstanding at September 30, 2015 . Additionally the Company has approximately 14,084,000 warrants to purchase common stock outstanding as of September 30, 2015. The Company also has approximately $4,994,000 in convertible debentures outstanding at September 30, 2015, whose underlying shares were not included that are convertible at the holders’ option at a conversion price of the lower of $0.75 or 51% of the VWAP over the last 40 days prior to conversion (subject to reset upon a future dilutive financing).

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with ASC No. 740. The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The components of the deferred tax assets and liabilities are classified as current and non-current based on their characteristics. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

In addition, the Company’s management performs an evaluation of all uncertain income tax positions taken or expected to be taken in the course of preparing the Company’s income tax returns to determine whether the income tax positions meet a “more likely than not” standard of being sustained under examination by the applicable taxing authorizes. This evaluation is required to be performed for all open tax years, as defined by the various statutes of limitations, for federal and state purposes. An IRS audit is still open on the year ended December 31, 2011, in which the Company received a notice of deficiency for the amount of approximately $60,000. The Company is in discussions with the IRS to set up a payment plan for the amount owed.

Commitments and Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

Going Concern

The accompanying unaudited interim financial statements have been prepared in conformity with generally accepted accounting principles, which contemplate continuation of the Company as a going concern. The Company has an accumulated deficit of approximately $47,199,000 as of September 30, 2015. During the nine months ended September 30, 2015, the Company had a net loss of approximately $25,120,000, negative cash flow from operations of approximately $6,124,000 and negative working capital of approximately $15,685,000. The Company will need to raise capital in order to fund its operations.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement a business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

On August 14, 2015 and August 20, 2015, the Company entered into two Securities Purchase Agreements with two separate investors, in the aggregate principal amount of up to approximately $5,480,000 (collectively the “August 2015 Debentures”), of which approximately $2,729,000 was funded during the third quarter of 2015, with up to a remaining $2,751,000 still to be funded.

Management is actively seeking additional financing and expects to complete additional financing arrangements in the next few months. The Company expects that these plans will provide it the necessary liquidity to continue operations for the next 12 months.

To address its financing requirements, the Company will continue to execute on its business model by attempting to raise additional capital through the sales of debt or equity securities or other means. It is uncertain the Company can obtain financing to fund operating deficits until profitability is achieved. This need may be adversely impacted by: uncertain market conditions, approval of sites and licenses by regulatory bodies and adverse operating results. The outcome of these matters cannot be predicted at this time.

Recent Accounting Pronouncements

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entities Ability to Continue as a Going Concern (ASU 2014-15). The guidance in ASU 2014-15 sets forth management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern as well as required disclosures. ASU 2014-15 indicates that, when preparing financial statements for interim and annual financial statements, management should evaluate whether conditions or events, in the aggregate, raise substantial doubt about the entity’s ability to continue as a going concern for one year from the date the financial statements are issued or are available to be issued. This evaluation should include consideration of conditions and events that are either known or are reasonably knowable at the date the financial statements are issued or are available to be issued, as well as whether it is probable that management’s plans to address the substantial doubt will be implemented and, if so, whether it is probable that the plans will alleviate the substantial doubt. ASU 2014-15 is effective for annual periods ending after December 15, 2016, and interim periods and annual periods thereafter. Early application is permitted. The Company has elected to early adopt this guidance in the current interim period.

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers,” which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for annual reporting periods for public business entities beginning after December 15, 2017, including interim periods within that reporting period. The new standard permits the use of either the retrospective or cumulative effect transition method. The Company is currently evaluating the effect that ASU 2014-09 will have on its financial statements and related disclosures. The Company has not yet selected a transition method nor determined the effect of the standard on its ongoing financial reporting.

NOTE 3 – ASSET ACQUISITION

On July 24, 2015, the Company entered into an Agreement of Purchase and Sale of Membership Interest (the “Acquisition Agreement”) with East West Secured Development, LLC (the “Seller”) to purchase 100% of the membership interest of EWSD I, LLC (“EWSD”) which has entered into an agreement with Southwest Farms, Inc. (“Southwest”) to purchase certain real property comprised of 320-acres of agricultural land in Pueblo, Colorado (the “Acquired Property” or “the Farm”).

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – ASSET ACQUISITION, CONTINUED

The purchase price to acquire EWSD consisted of (i) $500,000 paid by the Company as a deposit into the escrow for the Acquired Property, and (ii) the Company’s future payments to Seller of a royalty of 3% of the adjusted gross revenue, if any, from operation of the Acquired Property (including sale of any portion of or interest in the Acquired Property less any applicable expenses) for the three-year period beginning on January 1, 2016. Such royalty payments shall be payable 50% in cash and 50% in Company common stock (the “Royalty Payment”). The Company determined that the royalty payments could not be estimated at the time of acquisition, and therefore the contingent payments have not been recognized as part of the acquisition price. The contingent consideration will be remeasured to fair value each subsequent period until the contingency is resolved, in this case, for the three year period beginning on January 1, 2016, with any changes in fair value recognized in earnings. Per the terms of the agreement, the closing is deemed to have occurred when the Special Warranty Deed is recorded (which occurred on August 7, 2015), all terms of the purchase agreement for the Farm have been complied with, including the Farm closing, which also took place on August 7, 2015. Therefore the acquisition date has been determined to be August 7, 2015. There were no assets or liabilities of EWSD on the acquisition date.

In connection with EWSD’s purchase of the Acquired Property, EWSD entered into a secured promissory note (the “Note”) with Southwest in the principal amount of $3,670,000. Interest on the outstanding principal balance of the Note shall accrue at the rate of five percent per annum. The Note shall be payable by EWSD in thirty-five payments of principal and interest, which shall be calculated based upon an amortization period of thirty years, commencing on September 1, 2015 and continuing thereafter on the first day of each calendar month through and including July 1, 2018; and one final balloon payment of all unpaid principal and accrued but unpaid interest on August 1, 2018. The Note is secured by a deed of trust, security agreement, assignment of rents and financing statement encumbering the Acquired Property.

In connection with the closing (the “Closing”) on the Farm, EWSD also entered into an unsecured promissory note (the “Unsecured Note”) with the Seller, in respect of earnest money payments previously made by Seller to Southwest, in the principal amount of $830,000. Interest on the outstanding principal balance of the Unsecured Note shall accrue at the rate of six percent per annum. The Unsecured Note shall be payable by EWSD in thirty-five payments of principal and interest, which shall be calculated based upon a hypothetical amortization period of thirty years, commencing on September 1, 2015 and continuing thereafter on the first day of each calendar month through and including July 1, 2018; and one final balloon payment of all unpaid principal and accrued but unpaid interest on August 1, 2018. The balance owing on the two notes is $4,485,763 as of September 30, 2015.

Principal payments due on the notes are as follows:

	Secured Promissory Note	Unsecured Promissory Note	Total
2015	$8,851	301,658	310,509
2016	54,691	27,299	81,990
2017	58,007	30,635	88,642
2018	3,536,670	467,952	4,004,622

Current maturities related to these notes as presented on the accompanying Balance Sheet, amount to $378,278.

The Closing occurred on August 7, 2015, as a result of which the Company, through its new, wholly-owned subsidiary, EWSD, became the owner of the Acquired Property.

The Company has determined that the Acquired Property is an acquisition of assets and does not constitute a business. Prior to its acquisition by the Company, the Acquired Property was leased to a farmer who cultivated corn on 150 of its 320 acres. The Company intends to engage an independent contractor to manage the operations and hire its own new staff to initially cultivate hemp on the Acquired Property. No employees of the former farm will work in the new operation. The new operation will have an entirely new customer base, sales force and marketing plan as well as new production techniques and a new trade name. Management has determined that the purchase of the Acquired Property and planned operations do not constitute continuation of the prior business and therefore it does not meet the criteria for a business acquisition. The Acquired Property was determined to have a fair value of $5,000,000, based on the $500,000 cash payment and the amounts due under the Secured and Unsecured notes for its purchase from third parties.

The purchase price is comprised of:

Cash deposit	$500,000
Note Payable to Southwest	3,670,000
Note Payable to EWSD (Seller)	830,000

$5,000,000

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – ASSET ACQUISITION, CONTINUED

The assets acquired included various buildings that were on the land. The Company did not acquire the Farm to obtain or use these buildings, and are replacing two of the buildings with new buildings that will better suit the Company’s planned operations, and renovating the greenhouses to also better serve the Company’s planned operations. The buildings which remain are a mechanics shop and a processing building, which the Company will utilize as is. The fair value of these two buildings has been determined to be $55,000. Therefore the purchase price has been allocated $4,945,000 to Land and $55,000 to Buildings and structures (included in Property and equipment on the accompanying Balance Sheet).

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – INVENTORIES

Inventories are stated at the lower of cost or market value. Cost is determined on a standard cost basis that approximates the first-in, first-out (FIFO) method.

The consolidated inventories at September 30, 2015 and December 31, 2014 consist of the following:

	September 30, 2015	December 31, 2014
Work in process and related capitalized costs	$—	$308,867
Deposits on dispensing machines	—	325,973
Vaporizers and accessories	187,844	154,930
Dispensing machines	—	171,466
Total inventory, net	$187,844	$961,236

On May 4, 2015, AVT, Inc., the manufacturing partner of the Company, announced that they had commenced a voluntary filing for restructuring and court protection under Chapter 11 of the United States Bankruptcy Code. Dispensing machines and Deposits on dispensing machines noted in schedule above are with AVT. Additionally, during the second quarter of 2015, the Company completed a strategic review of the Medbox machines and concluded that they would take a reduced role in future marketing efforts. As a result of the strategic review, the Company evaluated the inventory and the related deposits in connection with reduced demand and concluded a write down of both assets was required. The bankruptcy of the manufacturing partner further complicates the process to convert the inventory and advances to cash and therefore is an additional factor in the decision to write down the inventory and record a valuation reserve against the deposits. During the three months ended September 30, 2015, the Company ended negotiations with the supplier and bankruptcy counsel advised that collection of deposits and availability of inventory from the supplier was unlikely. Accordingly, the remaining deposit and inventory valued at $142,500 were written off.

Work in process and related capitalized costs includes costs to build out a dispensary in Portland, Oregon that opened in the second quarter of 2015 (Note 1). The costs related to the Portland dispensary have been classified in deferred costs until the related revenue is recognized.

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CONVERTIBLE NOTES PAYABLE AND DERIVATIVE LIABILITY

On July 21, 2014, as amended on September 19, 2014 and October 20, 2014, the Company entered into a Securities Purchase Agreement whereby the Company agreed to issue convertible debentures (“July 2014 Debentures”) in the aggregate principal amount of $3,500,000, in five tranches. The initial closing in the aggregate principal amount of $1,000,000 occurred on July 21, 2014. The second closing in the amount of $1,000,000 occurred on August 26, 2014; the third of $500,000 on September 26, 2014. The fourth and fifth, each in the amount of $500,000, were to occur within 2 and 5 business days, respectively, of the effective date of the registration statement filed by the Company for the resale of the shares of common stock issuable upon conversion of the July 2014 Debentures. The Registration statement was withdrawn and terminated in December 2014, and a new registration statement was filed on April 9, 2015. The July 2014 Debentures bear interest at the rate of 10% per year. The debt is due July 21, 2015, with the original agreement calling for amortization payments, including accrued principal and accrued interest, beginning on the eleventh day of the fourth month after issuance and will continue on the eleventh day of each following eight successive months thereafter.

Also on September 19, 2014, as amended on October 20, 2014, the Company entered into a securities purchase agreement pursuant to which it agreed to issue convertible debentures (“September 2014 Debentures”) in the aggregate principal amount of $2,500,000, in two tranches. The initial closing in the principal amount of $1,000,000 occurred on September 19, 2014. The second closing, of $1,500,000, is to occur within 2 days of the effective date of the registration statement filed by the Company for the resale of the shares of common stock issuable upon conversion of the September 2014 Debentures. The September 2014 Debentures bear interest at the rate of 5% per year. The debt is due September 19, 2015, and the original agreement called for amortization payments, including accrued principal and accrued interest, due in nine monthly installments, commencing the fourth month after issuance.

Both the original July 2014 Purchase Agreement Debentures and September 2014 Debentures prior to subsequent amendment, share the following significant terms:

All amounts are convertible at any time, in whole or in part, at the option of the holders into shares of the Company’s common stock at a conversion price. The Notes were initially convertible into shares of the Company’s common stock at the initial Fixed Conversion Price of $11.75 per share. The Fixed Conversion Price is subject to adjustment for stock splits, combinations or similar events. If the Company makes any subsequent equity sales (subject to certain exceptions), under which an effective price per share is lower than the Fixed Conversion Price, then the conversion price will be reduced to equal such price.

The Company may make the amortization payments on the debt in cash, prompting a 30% premium or, subject to certain conditions, in shares of common stock valued at 70% of the lowest volume weighted average price of the common stock for the 20 prior trading days.

In connection with each of the purchase agreements, the Company entered into a registration rights agreement with the respective investors, pursuant to which the Company agreed to file a registration statement for the resale of the shares of common stock issuable upon conversion of, or payable as principal and interest on, the respective debentures, within 45 days of the initial closing date under each agreement, and to have such registration statements declared effective within 120 days of the initial closing dates of each purchase agreement. Through subsequent modifications of the July 2014 Debentures and September 2014 Debentures, the required date to file the registration statement and the effective date of the registration statement have been changed to April 15, 2015 and July 15, 2015, respectively. The registration statement was filed on April 9, 2015, and became effective on June 11, 2015.

The conversion feature of the July 2014 Debenture and the September 2014 debenture meets the definition of a derivative and due to the reset provision to occur upon subsequent sales of securities at a price lower than the fixed conversion price, requires bifurcation and is accounted for as a derivative liability. The derivative was initially recognized at its estimated fair value of approximately $1,885,000 and created a discount on the Notes that will be amortized over the life of the Notes using the effective interest rate method. The fair value of the embedded derivative is measured and recognized at fair value each subsequent reporting period and the changes in fair value are recognized in the Statement of Operations as Change in fair value of derivative liability. For the nine months ended September 30, 2015 the Company recognized a gain on the change in fair value of derivative liabilities of approximately $509,000 (including the change in fair value related to the new convertible debentures issued in the first, second and third quarters of 2015 discussed below). See Note 2 Fair value measure for additional information on the fair value and gains or losses on the embedded derivative.

On January 30, 2015, the Company and the Investors entered into an Amendment, Modification and Supplement to the Purchase Agreement (the “Purchase Agreement Amendment” or the “Modification”) pursuant to which the Investors agreed to purchase an additional $1,800,000 in seven Modified Closings: (1) $200,000 was funded at the Closing of the Purchase Agreement Amendment; (2) $100,000 to be funded within thirty (30) days of the Closing; (3) $100,000 to be funded within two days following the filing of a registration statement with the SEC to register the shares underlying the Debentures (the “Registration Statement”) and of the Company having filed with the SEC a restatement of the Company’s consolidated financial statements as described in the Company’s Current Report on Form 8-K filed with the SEC on December 22, 2014; (4) $100,000 to be funded within two days of receipt of the first comment letter from the SEC with regard to the Registration Statement; (5) $500,000 to be funded within two days of the date that the

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CONVERTIBLE NOTES PAYABLE AND DERIVATIVE LIABILITY, CONTINUED

Registration Statement is declared effective by the SEC; (6) $500,000 to be funded within five days of the date that the Registration Statement is declared effective by the SEC; and (7) $100,000 to be funded within each of 90, 120, 150, and 180 days from the Closing of the Purchase Agreement Amendment. The Modification also eliminated the amortization payments discussed above, and provided for accrued and unpaid interest to be payable upon conversion or maturity rather than on specified payment dates. The Company is also required to open a new dispensary in Portland, Oregon during the first calendar quarter of 2015(which was later modified to April 30, 2015). The Company must also file the Registration Statement by March 8, 2015 (later amended), and it must be declared effective by June 15, 2015 in order to avoid default and acceleration under the Amended and Restated Debenture. As noted above, the Registration Statement was filed on April 9, 2015, and became effective June 11, 2015.

On March 13, 2015 the Company and the Investors entered into a further amendment (“March 2015 Amendment”) to the July 21, 2014, 10% Convertible debentures, as amended January 30, 2015, whereby the reset of the fixed conversion rate to $1.83 caused by recent dilutive issuances was reiterated for all previously issued notes. In addition, the March 2015 Amendment modified the opening date of the Portland, Oregon dispensary to be April 30, 2015. Neither of these modified terms had an impact on the accounting treatment of the Debentures.

The July 2014 financing was further modified on March 23, 2015. The closing dates of the financing were again modified, investments by two members of the Board of Director’s (“Board”) was required, and the deadline for filing of the registration statement was changed to no later than April 15, 2015, and its effective date to no later than July 15, 2015. Neither of these modified terms had an impact on the accounting treatment of the Debentures.

On April 9, 2015, the Company and their investors entered into an Amendment, Modification and Supplement to the July 2014 convertible debenture, which amends the closings as set forth in the March 23, 2015 Modification, to increase the amounts due in the third tranche, due two days after the filing of the Registration Statement, to $450,000.

On January 28, 2015, the Company and the Investors entered into an Amendment, Modification and Supplement to the September 2014 Debenture, pursuant to which the remaining $1,500,000 will be funded in four Modified Closings as set forth in the agreement, and contains other modifications with the same terms as was contained in the January 30, 2015 Modification.

The Company considered if the above modifications should be accounted for as an extinguishment or modification of the existing debt. The Company first evaluated if the modification of terms could be considered a troubled debt restructuring, but the modification did not meet the criteria as the Investors did not grant a concession to the Company for economic or legal reasons related to any financial difficulties of the Company. The majority of the modifications related to deadlines being extended for certain required events. The only financial modification was to revise the payment schedule on the Debentures to eliminate the amortization payments and instead require all to be due at maturity. The Company concluded this is not regarded as a concession as it is not the forgiveness of any interest payments, nor reduction of principal, nor change to the maturity date. Therefore, the modification of the terms was evaluated to determine if the changes in the Debentures’ future cash flows were in excess of 10% and considered substantial, which would require the Debentures to be accounted for as extinguished and replaced with new debt. As the modification resulted in a less than 10% estimated change in future cash flows, the Company concluded that the modification of the terms of the July 2014 and September 2014 Debentures was to be accounted for as a modification of the existing Debentures.

As part of the January 30, 2015 Modification, the Parties entered into a Modified Debenture Agreement for the $200,000 that was funded at the Closing and agreed to use the same form of Modified Debenture for each of the other foregoing Modified Closings (collectively, the “Modified Debentures”). The fixed conversion price of the Modified Debenture was the lower of $5.00 or 51% of the lowest volume weighted average price for the 20 consecutive trading days prior to the applicable conversion date. This new fixed conversion price was a dilutive issuance to the outstanding July 2014 and September 2014 Debentures, thereby triggering a reset of the older fixed conversion price. As a result of the reset to the conversion price, at January 30, 2015, the derivative liability was remeasured to a fair value of approximately $2,690,000, using a weighted probability model as estimated by management. A decrease in fair value of the derivative liability of approximately $1,072,000 was recognized as a gain on the Statement of Consolidated Comprehensive Loss in the nine months ended September 30, 2015.

The additional Modified Debentures under the July 2014 Debentures closed on February 27, 2015 in the amount of $100,000, March 13, 2015 in the amount of $50,000, March 16, 2015 in the amount of $25,000, March 20, 2015 in the amount of $75,000 and on March 26, 2015 in the amount of $150,000. All these Modified Debentures have a fixed conversion price of the lower of $1.83 or 51% of the VWAP for the last 20 days prior to the conversion. This new fixed conversion price was a dilutive issuance to the outstanding July 2014 and September 2014 Debentures, thereby triggering a reset of the previous $5 fixed conversion price. This reset resulted in the derivative liability being revalued at February 27, 2015, using a weighted probability model for a fair value of $2,720,000, for a decrease in fair value of approximately $334,000, recognized as a gain on the Statement of Consolidated Comprehensive Loss.

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CONVERTIBLE NOTES PAYABLE AND DERIVATIVE LIABILITY, CONTINUED

The additional Modified Debentures under the September 2014 Debentures closed on January 29, 2015 in the amount of $100,000 and February 24, 2015 in the amount of $100,000. These Modified Debentures have a fixed conversion price of the lower of $5.00 or 51% of the VWAP for the last 20 days prior to the conversion. This new fixed conversion price was a dilutive issuance to the outstanding July 2014 and September 2014 Debentures, thereby triggering a reset of the previous $5.00 fixed conversion price. The resulting reset and remeasurement of the fair value of the derivative liability is included in the amounts of the change to fair value discussed above.

The additional fundings of the July 2014 Modified Debentures under the closing schedule detailed above resulted in $2,811,500 being received during the second quarter. The first $300,000 had a fixed conversion price of the lower of $1.83 or 51% of the VWAP for the last 40 days prior to the conversion. The April 17, 2015 closing contained a fixed conversion price of the lower of $0.88 or 51% of the VWAP for the last 40 days prior to the conversion. This new fixed conversion price was a dilutive issuance to the outstanding July 2014 and September 2014 Debentures, thereby triggering a reset of the previous $1.83 fixed conversion price. This reset resulted in the derivative liability being revalued at April 17, 2015, using a weighted probability model for a fair value of $3,287,000, for a increase in fair value of approximately $1,764,000, recognized as a loss on the Statement of Consolidated Comprehensive Loss during the second quarter of 2015.

There was additional funding of $1,300,000 of the September 2014 Modified Debentures under the closing schedule detailed above. These Modified Debentures all have a fixed conversion price of the lower of $0.88 or 51% of the VWAP for the last 40 days prior to the conversion.

The Directors’ convertible debentures required under the March 23, 2015 Modification, issued in the first quarter of 2015, total $150,000, and have a three year term and an interest rate of 8% per annum. They were originally convertible at a fixed conversion price of the lower of $1.83 or 51% of the VWAP for the last 20 days prior to conversion. As with the Modified Debentures, the debentures included a reset provision, which resulted in the conversion feature being bifurcated and accounted for as a derivative liability, with an initial fair value of $132,175. The director’s convertible debentures also reset on February 27, 2015 and April 17, 2015, with the changes to fair value included in the amounts disclosed above.

The Modified Debentures also included a warrant instrument granting the Investor the right to purchase shares of common stock of the Company equal to the principal amount of the applicable Modified Debenture divided by a price equal to 120% of the last reported closing price of the Common stock on the applicable closing date of the Modified Debenture, with a three year term.

The warrants issued in the nine months ended September 30, 2015 in connection with all the Modified Debentures detailed above, and the August 2015 Securities Purchase Agreement (“August 2015 Debentures”) discussed below, are summarized below:

Date issued	Number of warrants	Exercise price	Fair Value
July 2014 Modified Debentures
January 30, 2015	40,552	$4.93	$159,601
February 26, 2015	45,537	2.20	79,904
March 13, 2015	21,151	2.36	39,965
March 16, 2015	10,575	2.36	19,981
March 20, 2015	41,946	1.79	59,942
March 27, 2015	75,758	1.98	119,888
April 2, 2015	60,386	1.66	74,025
April 2, 2015	30,193	1.66	37,012
April 10,2015	107,914	1.39	112,460
April 17,2015	41,667	1.20	37,680
April 24,2015	127,119	1.18	112,635
April 24, 2015	21,186	1.18	18,772
May 1, 2015	156,250	.96	113,133
May 7, 2015	134,615	.78	79,234
May 8, 2015	42,000	.75	23,768

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CONVERTIBLE NOTES PAYABLE AND DERIVATIVE LIABILITY, CONTINUED

Date issued	Number of warrants	Exercise price	Fair Value
May 15, 2015	200,000	.75	113,365
May 22, 2015	250,000	.60	113,366
May 29, 2015	258,621	.58	112,537
June 5, 2015	288,462	.52	120,738
June 12, 2015	930,233	.43	303,246
June 19, 2015	3,448,276	.29	751,159
September 2014 Modified Debentures
January 28, 2015	18,038	5.54	80,156
February 13, 2015	57,870	1.73	96,689
April 2, 2015	181,159	1.66	222,109
April 24, 2015	90,579	1.10	80,548
May 15, 2015	200,000	.75	113,365
June 12, 2015	1,744,186	.43	570,248
August 2015 Debentures
August 24, 2015	6,666,667	.06	321,757
September 18, 2015	588,235	.17	82,804
Directors
January 5, 2015	129,305	.40	39,901
January 30, 2015	129,250	.40	39,916
February 2, 2015	237,778	.22	16,619

Total	$16,375,508		$4,266,522

The Company determined that the warrants were properly classified in equity as there is no cash settlement provision and the warrants have a fixed exercise price and therefore result in an obligation to deliver a known number of shares.

Effective September 18, 2015, the holder of the September 2014 Debentures and the Company agreed to amend its September 2014 Warrants, to reduce the exercise price of the warrants to purchase an aggregate of 2,291,832 shares of the Company’s common stock to six cents per share. The holder agreed to exercise in full those warrants in cash within three trading days of the filing with the SEC of a Form 8-K, which occurred on September 18, 2015. During the three months ended September 30, 2015, approximately 2,292,000 warrants were exercised.

Effective September 18, 2015, the holder of the July 2014 Debentures and the Company agreed to amend its July 2014 Warrants, to reduce the exercise price of the warrants to purchase an aggregate of 6,332,441 shares of Common Stock to six cents per share. The holder agreed to exercise in full those warrants in cash within three trading days of the filing with the SEC of a Form 8-K, which occurred on September 18, 2015. As of September 30, 2015 the warrants have not yet been exercised, and will be upon the finalization of the increase in authorized shares (Note 8).

As a result of the conversion feature being bifurcated and recognized as a derivative liability, the Company evaluated the warrants and determined that they have a sufficient number of authorized and unissued shares as of September 30, 2015, after consideration of the subsequent increased authorized shares, (See Note 10), to settle all existing commitments.

The Company adopted a sequencing policy that reclassifies contracts, with the exception of stock options, from equity to assets or liabilities for those with the earliest inception date first. Future issuance of securities will be evaluated as to reclassification as a liability under our sequencing policy of earliest inception date first until either all of the convertible debentures are converted or settled.

During the nine months ended September 30, 2015, $4,420,000 principal of the July 2014 Debentures and $1,710,000 principal and approximately $49,000 accrued interest of the September 2014 Debentures, and $150,000 principal of the Directors debentures, in addition to approximately $49,000 accrued interest were converted into approximately 67,475,000 of the Company’s common shares at an average price of $0.09, based on 51% of the calculated VWAP. Upon conversion, the derivative fair value for the amounts converted were remeasured through the date of conversion, with the conversion date fair value reclassified to equity, amounting to $4,519,000 in the nine months ended September 30,2015. As a result of the conversions, the resulting decrease of fair value of approximately $1,730,000 of the related debt discount was recognized on the Statement of Consolidated Comprehensive Loss.

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CONVERTIBLE NOTES PAYABLE AND DERIVATIVE LIABILITY, CONTINUED

August 2015 Debentures

On August 14, 2015, the Company entered into a Securities Purchase Agreement whereby the Company agreed to issue convertible debentures in the aggregate principal amount of up $3,979,877. The initial closing in the aggregate principal amount of $650,000 occurred on August 14, 2015. An additional 5 payments were made in the total amount of $1,078,880 through September 30, 2015. The seventh tranche in the amount of $250,000 will occur 8 days after the filing of a registration statement filed by the Company for the resale of the shares of common stock issuable upon conversion of the August 2015 Debentures, the eighth tranche in the amount of $1,250,000 will occur within 3 business days of the effective date of the registration statement and the ninth tranche, in the amount of $750,000 will occur within 7 business days of the effective date of the registration statement. The August 2015 Debentures bear interest at the rate of 10% per year.

On August 20, 2015, the Company also entered into a Securities Purchase Agreement with another investor, in the aggregate principal amount of up to $1,500,000 (collectively the “August 2015 Debentures”), which was amended on September 19, 2015, to increase the principal by an additional $200,000. Through September 30, 2015, two tranches totaling $500,000 have been funded. A third tranche in the amount of $500,000 (after amendment) is to occur within two days after the filing of a registration statement, with the fourth tranche in the amount of $700,000 to occur within 2 days of the effective date of the registration statement.

The August 2015 Debentures contain the following significant terms:

The debentures all mature in one year from the date of each individual closing.

All amounts are convertible at any time, in whole or in part, at the option of the holders into shares of the Company’s common stock at a fixed conversion price. The conversion price is the lower of (a) $0.75, or (b) a 49% discount to the lowest daily VWAP (as reported by Bloomberg) of the Common Stock during the 30 trading days prior to the conversion date. The Fixed Conversion Price is subject to adjustment for stock splits, combinations or similar events. If the Company makes any subsequent equity sales (subject to certain exceptions), under which an effective price per share is lower than the Fixed Conversion Price, then the conversion price will be reset to equal such price. The Company may prepay the Debentures in cash, prompting a 30% premium or, subject to certain conditions, in shares of common stock valued at 51% of the lowest volume weighted average price of the common stock for the 30 prior trading days. The premium will be recognized at such time as the Company may choose to prepay the Debentures.

In connection with each of the purchase agreements, the Company entered into a registration rights agreement with the respective investors, pursuant to which the Company agreed to file a registration statement for the resale of the shares of common stock issuable upon conversion of, or payable as principal and interest on, the respective debentures, within 45 days of the initial closing date under each agreement, and to have such registration statements declared effective within 120 days of the initial closing dates of each purchase agreement. The pre-effective registration statement was filed with the SEC on October 16, 2015.

The conversion feature of the August 2015 Debenture meets the definition of a derivative and due to the reset provision to occur upon subsequent sales of securities at a price lower than the fixed conversion price, requires bifurcation and is accounted for as a derivative liability. The derivative was initially recognized at its estimated fair value of approximately $2,345,000 and created a discount on the Notes that will be amortized over the life of the Notes using the effective interest rate method. The fair value of the embedded derivative is measured and recognized at fair value each subsequent reporting period and the changes in fair value are recognized in the Statement of Operations as Change in fair value of derivative liability (discussed above). See Note 2 Fair value measure for additional information on the fair value and gains or losses on the embedded derivative.

The debenture entered into with the second investor on August 20, 2015 included a warrant instrument granting the Investor the right to purchase shares of common stock of the Company equal to the principal amount of the applicable Debenture divided by a price equal to 120% of the last reported closing price of the Common stock on the applicable closing date of the Debenture, with a three year term. During the three months ending September 30, 2015, there were 7,254,902 warrants issued, with a fair value of $404,561, calculated with the Black Sholes Merton model. There were no conversions of the August 2015 Debentures during the three months ended September 30, 2015.

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – CONVERTIBLE NOTES PAYABLE AND DERIVATIVE LIABILITY, CONTINUED

Entry into Security Agreement

In connection with entry into the August 20 Purchase Agreement and August 14 Purchase Agreement, the investors party to such agreements and the Company entered into a Security Agreement, dated August 21, 2015, securing the amounts underlying the August 14 Debentures and the August 20 Debentures. The Security Agreement grants a security interest in all assets and personal property of the Company, subject to certain excluded real property assets. The security interests under the Security Agreement shall terminate following the date the registration statement is declared effective.

July 2015 Debenture

On July 10, 2015, another accredited investor (the “July 2015 Investor”) purchased a separate Convertible Debenture (the “July 2015 Debenture”) in the aggregate principal amount of $500,000, that closed in five weekly tranches between July 10 and August 15, 2015. The July 2015 Debenture is in substantially the same form as the August 14 Debentures, and does not include issuance of warrants . As such, the conversion feature was also determined to require bifurcation, and derivative accounting. All amounts related to the July 2015 derivative liability are included in amounts disclosed above for the August 2015 debentures.

On October 14, 2015, the August 14 Investor assigned the right to purchase August 14 Debentures in the principal amount of $100,000 to the July 2015 Investor and the July 2015 Investor purchased such August 15 Debentures on the same day.

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – SHARE BASED AWARDS, RESTRICTED STOCK AND RESTRICTED STOCK UNITS (“RSUs”)

On July 23, 2014, in connection with the election of a new Chairman, President and CEO, the Company entered into a two year employment contract with the new CEO. Under the employment contract, the CEO received an award of RSU’s, to be issued within 90 days of the effective date of the Employment Agreement, under the Equity Incentive Plan adopted by the Company, in the amount of the greater (by value) of 50,000 shares of common stock or $500,000 of common stock based on the volume weighted average price for the 30 day period prior to the date of the grant. The Company also agreed to make an equal stock award to the CEO on each anniversary date of the employment agreement. The fair value of the awards, as determined on grant date, was $711,500 which wss being amortized over the CEO’s one year service period. On June 30, 2015, Guy Marsala, President, Chief Executive Officer, and director of the Company, tendered his resignation as President and Chief Executive Officer of the Company and as a director on the Company’s board, effective immediately (Note 9). The remaining value of Mr. Marsala’s grants was recorded as expense in the second quarter of 2015. In connection with Mr. Marsala’s separation agreement approximately 2,580,000 options with a 10 year term were granted at an exercise price of $0.13. The fair value of $335,117 was calculated using the Black Sholes Merton model, and was immediately expensed.

On August 21, 2014, the Compensation Committee of the Board granted Restricted Stock and RSU’s to two Board members who were elected to the Board on April 9, 2014. Under the award, the Directors received 346,875 shares of restricted stock and 121,875 RSU’s under which the holders have the right to receive 121,875 shares of common stock. The grant date fair value of the restricted stock was $3,607,500 and the grant date fair value of the RSU’s was $1,267,500. The restricted Stock and RSU’s vested over the remaining first year of the new Board members’ term ending on March 31, 2015. The fair value of the grant was amortized over the period from the date of grant, August 21, 2014 to the end of the first year of the Board members’ term, March 31, 2015. Under the Board members’ contracts, additional grants will be made for the second year of the contract.

During October 2014, the Compensation Committee of the Board granted 19,452 RSU’s to a new Board member who was elected to the Board on October 22, 2014. The Board member’s contract calls for grants of 100,000 RSU’s for each succeeding year of service beginning on April 1, 2015, which vest quarterly. On September 24, 2015, the same Board member resigned from her positions as a member of the board of directors of the Company, chairperson of the Company’s audit committee and a member of its special committee, effective immediately. Stock compensation expense for this director in the second and third quarter was $353,000 and $197,000, respectively, which completes recognition of stock compensation expense for her service. The remaining 50,000 unvested RSU’s were forfeited upon her resignation.

On February 10, 2015, the Compensation Committee of the Board granted 100,174 RSU’s to certain officers and employees of the Company as for retention and bonuses. The grant date fair value of the RSU’s was approximately $114,000. The RSU’s vest every six months through December 31, 2016. The fair value of the grant is being amortized over the period from the date of grant, February 10, 2015 through the vesting dates in six month increments.

On January 15, 2015, the Board granted 75,000 RSUs to a consultant, which vest in 25,000 installments quarterly through July 15, 2015, beginning with 25,000 which vested immediately on the grant date. The grant date fair value of the RSU’s was approximately $450,000.

On May 11, 2015, the Board granted 38,600 RSUs to various officers and employees, which vested immediately on the grant date. The grant date fair value of the RSU’s was approximately $20,000, which was immediately expensed.

On May 11, 2015, the new CEO (Note 9) was awarded 196,078 RSUs in connection with his retention agreement. The grant date fair value of the RSU’s was approximately $100,000. The RSUs vest quarterly through May 11, 2016.

On August 26, 2015, the Board granted 79,917 RSUs to various officers and employees, which vested immediately on the grant date. The grant date fair value of the RSU’s was approximately $12,000, which was immediately expensed.

On August 31, 2015, the Board granted 156,250 RSUs to the CFO of the Company, which vested immediately on the grant date. The grant date fair value of the RSU’s was approximately $25,000, which was immediately expensed.

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – SHARE BASED AWARDS, RESTRICTED STOCK AND RESTRICTED STOCK UNITS (“RSUs”), CONTINUED

A summary of the activity related to restricted stock and RSUs for the nine months ended September 30, 2015 is presented below:

Restricted stock	Total shares	Grant date fair value
Restricted stock non-vested at January 1, 2015	168,750	$10.40
Restricted stock granted	150,000	—
Restricted stock vested	(206,250)	10.40
Restricted stock forfeited	—	—

Restricted stock non-vested at September 30, 2015	112,500	$10.40

Restricted stock units (RSU’s)	Total shares	Grant date fair value
RSU’s non-vested at January 1, 2015	199,584	$10.70
RSU’s granted	698,522	$0.51 - $6.07
RSU’s vested	(590,502)	$0.51 - $6.07
RSU’s forfeited	(50,000)

RSU’s non-vested September 30, 2015	257,604	$0.51 - $10.70

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – SHARE BASED AWARDS, RESTRICTED STOCK AND RESTRICTED STOCK UNITS (“RSUs”), CONTINUED

A summary of the expense related to restricted stock, RSUs and stock option awards for the three and nine months ended September 30, 2015 is presented below:

Summary of the expense related to Restricted Stock and RSUs	For the three months ended September 30, 2015	For the nine months ended September 30, 2015
Restricted Stock	$390,000	$2,420,782
RSU’s	574,840	2,501,150
Stock options	—	335,117
Common stock	74,333	74,333

Total	$1,039,173	$5,331,382

On August 11, 2015, the Compensation Committee, with the Board’s approval, granted the Chairman of the Board a bonus of $371,666. The bonus is to be paid 20% in common stock of Medbox at $.0621 per share (the share price of the Company’s common stock on the date of grant) for a total grant of 1,196,988 shares, issued under the Medbox, Inc. 2014 Equity Incentive Plan. The remainder is to be paid in cash, including $50,000 which was paid in June and July, with the balance in monthly payments of $30,918 from August 2015 to March 2016.

NOTE 7 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2014, the Company issued four notes payable to PVM International Inc. (“PVMI”), a related party which is 100% owned by a co-founder of the Company, in the amounts of $250,000, $100,000, $500,000, and $375,000. These notes were subsequently partially repaid leaving $284,488 outstanding as of June 30, 2014. On October 17, 2014 the Company entered into an assignment agreement with PVMI through which PVMI assigned all rights and titles for any opened escrow on real estate purchase agreements in San Diego in exchange for a related party notes payable from the Company. As of the signing date the agreement was valued at $190,400 which represented the value of escrow deposits paid by PVMI for eight different real estate agreements. All of the notes and amounts owed under the assignment agreement were repaid in full during the third quarter of 2015.

On March 28, 2014, the Company entered into an agreement with a related party for territory rights in Colorado for $500,000. The agreement has a term of five years and in accordance with the Company’s revenue recognition policy, the revenue will be recognized over the five year term. Approximately $350,000 remains in deferred revenue as of September 30, 2015.

During the third quarter of 2014, the Company created the following affiliated entities in connection with license applications: A. Hanna Growers, Inc., Herbal Choice of Illinois, Inc., Nature’s Treatment of Illinois, Inc., Green Blossom of Illinois, Inc., Midwestern Compassionate Care of Illinois, Inc., Midwestern Wellness Group of Illinois, Inc., Green Blossom, Inc., Nature’s Treatment, Inc. and Herbal Choice, Inc.

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – STOCKHOLDER’S EQUITY

Common Stock

Authorized share increase

On June 30, 2015, the Board of Directors of the Company and the holders of a majority of the Company’s voting securities approved by written consent an amendment to the Company’s Articles of Incorporation to increase the authorized number of shares of the Company’s common stock from 100,000,000 shares to 400,000,000 shares, par value of $0.001 per share. The Company’s Board of Directors approved the increase of authorized capital so that it will have sufficient shares of common stock available for issuance upon the conversion or exercise of currently outstanding convertible debt securities and warrants and for future capital raises. The Company filed a Schedule 14C Information Statement regarding the matter submitted to a vote of their security holders with the Securities and Exchange Commission. The increase of authorized capital approved by the stockholders became effective on October 27, 2015.

Change of Control

Effective August 24, 2015, Vincent Chase, Incorporated, which is owned by the former CEO of the Company, cancelled without consideration all of its 2 million shares of Preferred Stock and 3 million shares of Common Stock. As a result of this action, neither VM nor any of its affiliates holds a majority of the voting power of the Company, which to the Company’s knowledge is no longer held by a single person or entity or group thereof.

For common shares which were issued upon conversion of the convertible debentures during the nine months ended September 30, 2015 see Note 5.

During the nine months ended September 30, 2015 the Company issued 1,633,047 shares of its common stock, valued at approximately $365,000 as based on the market price of the common stock on the date of settlement, as a payment of certain accounts payables.

In addition, in January, 2015, the Company issued 206,480 of their common stock upon exercise of the warrants held by various previous owners of VII.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

The Company leases property for its day to day operations and facilities for possible retail dispensary locations and cultivation locations as part of the process of applying for retail dispensary and cultivation licenses.

Office Leases

On August 1, 2011, the Company entered into a lease agreement for office space located in West Hollywood, California through June 30, 2017 at a monthly rate of $14,397. Starting July 1, 2014, the monthly rent increased by 3% to $14,828 per month. The Company moved to new offices in Los Angeles, CA in April 2015. The sublease on the new office has a term of 18 months and with monthly rent of $7,486. The Company plans to sublease the office in West Hollywood, CA.

Total rent expense under operating leases for the three months ended September 30, 2015 and 2014 was approximately $90,000 and $53,000, respectively. Rent expense for the nine months ended September 30, 2015 and 2014 was approximately $211,000 and $157,000, respectively.

Retail/Cultivation facility leases

The Company’s business model of acquiring retail dispensary and cultivation licenses often requires us to acquire real estate either through lease arrangements or through purchase agreements in order to secure a possible license. On May 8, 2014, the Company entered into a lease agreement for the Portland dispensary for five years with a monthly payment of $7,400 in order to apply for a license and build-out of a location for a client.

On July 22, 2014 one of the Company’s subsidiaries Medbox Property Investments, Inc., entered into a new lease for a facility which was to be used in the application process for both a dispensary and cultivation facility. The Company paid an initial security deposit of $30,000 and the lease was payable monthly at a rate of $20,000 per month. The lease had a five year term, but was contingent upon

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – COMMITMENTS AND CONTINGENCIES, CONTINUED

license approval which allowed for early termination of the lease after January 1, 2015 if the license was not granted. Due to the fact that the Company was unsuccessful in obtaining the license related to the mentioned facility the lease agreement was terminated in November 2014 and the Company forfeited the security deposit.

The following table is a summary of our material contractual lease commitments as of September 30, 2015:

Year Ending	Office Rent	Retail/Cultivation Facility Lease
2015	$66,942	$22,200
2016	245,310	88,800
2017	88,968	88,800
2018	—	88,800
2019	—	29,600
Total	$401,220	$318,200

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – COMMITMENTS AND CONTINGENCIES, CONTINUED

Real Estate Commitments

Through December 31, 2014 the Company paid $930,000 either by deposit into twelve escrow accounts or direct payments to sellers, to secure the purchase and/or extend the closing dates on real estate to be used for future retail/cultivation facilities with an aggregate purchase price of $26,830,000. The real estate purchase agreements had closing dates varying between December 1, 2014 and February 10, 2015.

During 2014, the Company entered into numerous real estate contracts to secure locations during the licensing process. The contracts allow the Company to demonstrate to licensing authorities that the locations are available for use as a dispensary or cultivation location. The contracts are generally structured with an escrow deposit, a deferred closing until a license is granted and periodic withdrawals from the deposit to compensate the seller for holding the property off the market in escrow during the pendency of the license application. The periodic transfers out of escrow to the seller are in some cases creditable towards the purchase price but in most cases represent charges in lieu of rent. The charges in lieu of rent and other non-refundable charges paid to property sellers have been recorded as expense of $195,712 for the nine months ended September 30, 2014 in the statement of operations. During the third quarter of 2014, one of the Company’s subsidiaries, MJ Property Investments, Inc., allowed the escrows to expire on two real estate purchase agreements with an aggregate purchase price of $2,500,000. As a result the Company forfeited $100,000 in earnest money due to unfavorable terms demanded by the sellers to extend the escrow and closing date.

During the second quarter of 2014 one of the Company’s subsidiaries entered into a real estate purchase agreement in Washington state. The purchase transaction was closed during the third quarter of 2014 for a total purchase price of $399,594 partially financed by a promissory note for $249,000. The note was due January 30, 2015 and bore interest at twelve percent (12%). The Company did not repay the note on its maturity date, and is therefore is incurring the default interest rate of eighteen percent (18%). The property was classified as Assets held for resale as of December 31, 2014 because the Company’s plan was to sell the property to a third party to hold as a lessor to the operator of the dispensary. (See Note 10, Subsequent Events) On September 30, 2015, the Company, through its subsidiary, entered into an amendment to the Note Payable, whereby the maturity date was extended to April 1, 2017, with the interest at twelve percent (12%).

During the nine months ended September 30, 2015 the Company recovered approximately $105,000 and forfeited approximately $280,000 out of escrow deposits outstanding as of December 31, 2014. As of September 30, 2015 the Company has only one open real estate agreement for a property in San Diego with a purchase price of $875,000 and related outstanding deposit of $15,000

Officers

On June 30, 2015, Guy Marsala, President, Chief Executive Officer, and director of the Company since July 23, 2014, tendered his resignation as President and Chief Executive Officer of the Company and as a director on the Company’s board, effective immediately. Mr. Marsala confirmed that such resignation is not because of a disagreement with the Company on any matter relating to its operations, policies or practices.

In connection with his resignation, the Company and Mr. Marsala entered into a Separation Agreement dated June 30, 2015. Pursuant to the terms of the Separation Agreement, Mr. Marsala is entitled to receive $500,000 in severance pay, payable in equal monthly installments of $30,000, and a grant of options to purchase up to $335,275 of shares of common stock at an exercise price based on the closing price of the Company’s common stock on June 30, 2015, in lieu of any rights under his employment agreement, which was terminated.

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – COMMITMENTS AND CONTINGENCIES, CONTINUED

Chief Operating Officer/Chief Executive Officer

On April 22, 2015, the Board of Company appointed Jeffrey Goh as Chief Operating Officer, effective immediately. In connection with his appointment as Chief Operating Officer, Mr. Goh and the Company have agreed that Mr. Goh’s annual base salary will be $300,000, subject to annual increases of between 5% and 7% based upon performance goals and the Company’s financial results. Mr. Goh will be eligible to receive a cash bonus of up to a maximum of $150,000 per year (“Cash Bonus”), plus a bonus grant of restricted stock units convertible into Company common stock up to a maximum of $150,000 per year (“Equity Bonus”). Each of the Cash Bonus and Equity Bonus shall be determined based upon the achievement of performance goals to be mutually agreed upon amongst Mr. Goh and the Board of Directors for the given year. Mr. Goh shall also be entitled to receive an award of 100,000 restricted stock units convertible into Company common stock on each anniversary of the original date of his employment with the Company. In the event that Mr. Goh terminates his employment with or without cause or the Company terminates Mr. Goh’s employment without cause, Mr. Goh shall be entitled to receive a severance payment equivalent to 6, 12, or 18 months of base salary, based upon whether the length of Mr. Goh’s employment with the Company at the time of termination is less than 12 months, greater than 12 months but less than 24 months, or greater than 24 months, respectively.

Effective June 30, 2015, Jeffrey Goh, was promoted to President and interim Chief Executive Officer of the Company.

Voting Agreement

On August 21, 2015, Medbox, P. Vincent Mehdizadeh (“VM”), PVM International, Inc., (“PVM”), and Vincent Chase, Incorporated, (“VC”) (VM, PVM and VC, collectively, the “VM Group”) and each member of the Board of Directors of the Company, namely, Ned Siegel, Mitch Lowe and Jennifer Love, entered into a certain Second Amendment to Voting Agreement, dated August 21, 2015 (the “Second Amendment”) amending in certain respects that certain Voting Agreement dated January 21, 2015 among such parties as previously amended by that certain First Amendment to Voting Agreement (the “First Amendment”) dated August 11, 2015 (collectively, the “Voting Agreement”).

Pursuant to the First Amendment, the VM Group previously agreed (i) to extend the Expiration Date of the Voting Agreement from January 20, 2016 to July 20, 2016, provided the Company made certain pre-payments on the remaining $478,877 balance due to PVM on an outstanding promissory note (Note 7), and (ii) to forebear from exercising its rights to appoint a director to the Board of Directors of the Company (under Section 4 of that certain Settlement Agreement dated January 21, 2015 among the Company and the VM Group, the “Settlement Agreement”), until the Expiration Date of the Voting Agreement as extended by the First Amendment.

Pursuant to the Second Amendment, the VM Group and the Company:

(a) further extended the Expiration Date of the Voting Agreement to July 20, 2018,

(b) provided that the Company would make certain accelerated pre-payments on the $328,877 balance under the Note consisting of: (i) three equal payments of principal in the amount of $82,220, together with accrued and unpaid interest, payable on each of August 24, 2015, August 31, 2015 and September 8, 2015, and (ii) one final payment on September 14, 2015 equal to the remaining principal and accrued and unpaid interest due under the Note (the payments have all been paid as of September 30, 2014);

(c) provided that the VM Group would forebear from exercising its right to appoint a director to the Board of Directors of the Company (under Section 4 of that certain Settlement Agreement), until the Expiration Date of the Voting Agreement as extended by the Second Amendment; and

(d) the VM Group executed, that certain Consent of Stockholders of Medbox, Inc. (the “Consent”) approving the following amendments of the Articles of Incorporation (the “Articles”) of the Company:

(i) elimination of the provisions of Section IV of the Articles giving the holders of the Series A Convertible Preferred Stock of the Company (the “Preferred”) disproportionately greater voting rights than the holders of Common Stock and instead providing for the Preferred to have one vote per common share on an as- converted basis voting as a single class with the common shares upon any matter submitted to the stockholders for a vote, and

(ii) to eliminate the provisions of Section V of the Articles providing the holders of a majority of the outstanding shares of Preferred the right to approve any corporate action except for: (1) actions which would adversely alter or change the rights, preferences, privileges or restrictions of the Preferred or increase the authorized number thereof, (2) any changes to the terms of the Preferred; (3) creation of any new class of shares having preferences over or being on a parity with the Preferred as to dividends or

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – COMMITMENTS AND CONTINGENCIES, CONTINUED

assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement of all Preferred then outstanding; or, (4) any payment of dividends or other distributions or any redemption or repurchase of options or warrants to purchase stock of the Company, except for repurchases of options or stock issued under an equity incentive plan approved by the Board.

Litigation

On May 22, 2013, Medbox initiated litigation in the United States District Court in the District of Arizona against three shareholders of MedVend Holdings LLC (“Medvend”) in connection with a contemplated transaction that Medbox entered into for the purchase of an approximate 50% ownership stake in Medvend for $4.1 million. The lawsuit alleges fraud and related claims arising out of the contemplated transaction during the quarter ended June 30, 2013. The litigation is pending and Medbox has sought cancellation due to a fraudulent sale of the stock because the selling shareholders lacked the power or authority to sell their ownership stake in MedVend, and their actions were a breach of representations made by them in the agreement. On November 19, 2013 the litigation was transferred to United States District Court for the Eastern District of Michigan. MedVend recently joined the suit pursuant to a consolidation order executed by a new judge assigned to the matter. In the litigation, the selling shareholder defendants seek alternatively to have the transaction performed, or to have it unwound and be awarded damages and allege breach of the agreement by Medbox and that $600,000 was wrongfully retained by the Company. Medbox has denied liability with respect to any and all such counterclaims. A new litigation schedule was recently issued setting trial for September 2015. On June 5, 2014, the Company entered into a purchase and sale agreement (the “Medvend PSA”) with PVM International, Inc. (“PVMI”) concerning this matter. Pursuant to the Medvend PSA, the Company sold to PVMI the Company’s rights and claims attributable to or controlled by the Company against those three certain stockholders of Medvend, known as Kaplan, Tartaglia and Kovan (the “Medvend Rights and Claims”), in exchange for the return by PVMI to the Company of 30,000 shares of the Company’s common stock. PVMI is owned by Vincent Mehdizadeh, the Company’s largest stockholder. The Company will have the right, under the Medvend PSA, to purchase from PVMI, at any time, the Medvend Rights and Claims, for the consideration provided by PVMI, plus the sum of any of PVMI’s reasonable expenditures incurred in pursuit of the Medvend Rights and Claims. The court has not yet ruled on the substitution of PVMI as plaintiff in this matter. If necessary, the Company plans to vigorously defend against this matter. The case is in the discovery stage, and, at this time, the Company cannot determine whether the likelihood of an unfavorable outcome of the dispute is probable or remote, nor can they reasonably estimate a range of potential loss, should the outcome be unfavorable.

On February 20, 2015, Michael A. Glinter, derivatively and on behalf of nominal defendants Medbox, Inc. the Board and certain executive officers (Pejman Medizadeh, Matthew Feinstein, Bruce Bedrick, Thomas Iwanskai, Guy Marsala, J. Mitchell Lowe, Ned Siegel, Jennifer Love, and C. Douglas Mitchell) filed a suit in the Superior Court of the State of California for the County of Los Angeles. The suit alleges breach of fiduciary duties and abuse of control by the defendants. Relief is sought awarding damages resulting from breach of fiduciary duty and to direct the Company and the defendants to take all necessary actions to reform and improve its corporate governance and internal procedures to comply with applicable law. This action has been stayed pending the outcome of the actions filed in the United States District Court for the District of Nevada (Calabrese and Gray). Due to the early stages of this suit the Company is unable to determine whether the likelihood of an unfavorable outcome of the dispute is probable or remote, nor can it reasonably estimate a range of potential loss, should the outcome be unfavorable.

On January 21, 2015, Josh Crystal on behalf of himself and of all others similarly situated filed a class action lawsuit in the U.S. District Court for Central District of California against Medbox, Inc., and certain past and present members of the Board (Pejman Medizadeh, Bruce Bedrick, Thomas Iwanskai, Guy Marsala, and C. Douglas Mitchell). The suit alleges that the Company issued materially false and misleading statements regarding its financial results for the fiscal year ended December 31, 2013 and each of the interim financial periods that year. The plaintiff seeks relief of compensatory damages and reasonable costs and expenses or all damages sustained as a result of the wrongdoing. On April 23, 2015, the Court issued an Order consolidating the three related cases in this matter: Crystal v. Medbox, Inc., Gutierrez v. Medbox, Inc., and Donnino v. Medbox, Inc., and appointing a lead plaintiff. On July 27, 2015 Plaintiffs filed a Consolidated Amended Complaint. The Company must file a responsive pleading on or before December 4, 2015. The Company intends to vigorously defend against these suits. Due to the early stages of the suits the Company is unable to determine whether the likelihood of an unfavorable outcome of the dispute is probable or remote, nor can it reasonably estimate a range of potential loss, should the outcome be unfavorable.

On January 18, 2015, Ervin Gutierrez filed a class action lawsuit in the U.S. District Court for the Central District of California. The suit alleges violations of federal securities laws through public announcements and filings that were materially false and misleading when made because they misrepresented and failed to disclose that the Company was recognizing revenue in a manner that violated US GAAP. The plaintiff seeks relief for compensatory damages and reasonable costs and expenses or all damages sustained as a result of the wrongdoing. On April 23, 2015, the Court issued an Order consolidating the three related cases in this matter: Crystal v. Medbox, Inc., Gutierrez v. Medbox, Inc., and Donnino v. Medbox, Inc., and appointing a lead plaintiff. On July 27, 2015 Plaintiffs filed a Consolidated Amended Complaint. The Company must file a responsive pleading on or before December 4, 2015. The Company intends to vigorously defend against this suit. Due to the early stages of the suit the Company is unable to determine whether the likelihood of an unfavorable outcome of the dispute is probable or remote, nor can it reasonably estimate a range of potential loss, should the outcome be unfavorable.

On January 29, 2015, Matthew Donnino filed a class action lawsuit in the U.S. District Court for Central District of California. The suit alleges that the Company issued materially false and misleading statements regarding its financial results for the fiscal year ended December 31, 2013 and each of the interim financial periods that year. The plaintiff seeks relief for compensatory damages and reasonable costs and expenses or all damages sustained as a result of the wrongdoing. On April 23, 2015, the Court issued an Order consolidating the three related cases in this matter: Crystal v. Medbox, Inc., Gutierrez v. Medbox, Inc., and Donnino v. Medbox, Inc., and appointing a lead plaintiff. On July 27, 2015 Plaintiffs filed a Consolidated Amended Complaint. The Company must file a

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – COMMITMENTS AND CONTINGENCIES, CONTINUED

responsive pleading on or before December 4, 2015. The Company intends to vigorously defend against this suit. Due to the early stages of the suit the Company is unable to determine whether the likelihood of an unfavorable outcome of the dispute is probable or remote, nor can it reasonably estimate a range of potential loss, should the outcome be unfavorable.

On February 12, 2015, Jennifer Scheffer, derivatively on behalf of Medbox, Guy Marsala, Ned Siegel, Mitchell Lowe and C. Douglas Mitchell filed a lawsuit in the Eighth Judicial District Court of Nevada seeking damages for breaches of fiduciary duty regarding the issuance and dissemination of false and misleading statements and regarding allegedly improper and unfair related party transactions, unjust enrichment and waste of corporate assets. On April 17, 2015, Ned Siegel and Mitchell Lowe filed a Motion to Dismiss. On April 20, 2015, the Company filed a Joinder in the Motion to Dismiss. On July 27, 2015, the Court held a hearing on and granted the Motion to Dismiss without prejudice. Due to the early stages of the suit the Company is unable to determine whether the likelihood of an unfavorable outcome of the dispute is probable or remote, nor can it reasonably estimate a range of potential loss, should the outcome be unfavorable.

On March 10, 2015 Robert J. Calabrese, derivatively and on behalf of nominal defendant Medbox, Inc., filed a suit in the United States District Court for the District of Nevada against certain Company officers and/or directors (Ned L. Siegel, Guy Marsala, J. Mitchell Lowe, Pejman Vincent Mehdizadeh, Bruce Bedrick, and Jennifer S. Love). The suit alleges breach of fiduciary duties and gross mismanagement by issuing materially false and misleading statements regarding the Company’s financial results for the fiscal year ended December 31, 2013 and each of the interim financial periods. Specifically the suit alleges that defendants caused the Company to overstate the Company’s revenues by recognizing revenue on customer contracts before it had been earned. The plaintiff seeks relief for compensatory damages and reasonable costs and expenses for all damages sustained as a result of the alleged wrongdoing. Due to the early stages of the suit the Company is unable to determine whether the likelihood of an unfavorable outcome of the dispute is probable or remote, nor can it reasonably estimate a range of potential loss, should the outcome be unfavorable.

On March 27, 2015 Tyler Gray, derivatively and on behalf of nominal defendant Medbox, Inc., filed a suit in the United States District Court for the District of Nevada against the Company’s Board of Directors and certain executive officers (Pejman Vincent Mehdizadeh, Matthew Feinstein, Bruce Bedrick, Thomas Iwanski, Guy Marsala, J. Mitchell Lowe, Ned Siegel, Jennifer S. Love, and C. Douglas Mitchell). The suit alleges breach of fiduciary duties and abuse of control. The plaintiff seeks relief for compensatory damages and reasonable costs and expenses for all damages sustained as a result of the alleged wrongdoing. Additionally the plaintiff seeks declaratory judgments that plaintiff may maintain the action on behalf of the Company, that the plaintiff is an adequate representative of the Company, and that the defendants have breached and/or aided and abetted the breach of their fiduciary duties to the Company. Lastly the plaintiff seeks that the Company be directed to take all necessary actions to reform and improve its corporate governance and internal procedures to comply with applicable law. Due to the early stages of this suit the Company is unable to determine whether the likelihood of an unfavorable outcome of the dispute is probable or remote, nor can it reasonably estimate a range of potential loss, should the outcome be unfavorable.

On May 20, 2015 Patricia des Groseilliers, derivatively and on behalf of nominal defendant Medbox, Inc., filed a suit in the United States District Court for the District of Nevada against the Company’s Board of Directors and certain executive officers (Pejman Vincent Mehdizadeh, Ned Siegel, Guy Marsala, J. Mitchell Lowe, Bruce Bedrick, Jennifer S. Love, Matthew Feinstein, C. Douglas Mitchell, and Thomas Iwanski). The suit alleges breach of fiduciary duties and unjust enrichment. The plaintiff seeks relief for compensatory damages and reasonable costs and expenses for all damages sustained as a result of the alleged wrongdoing. Additionally the plaintiff seeks declaratory judgments that plaintiff may maintain the action on behalf of the Company, that the plaintiff is an adequate representative of the Company, and that the defendants have breached and/or aided and abetted the breach of their fiduciary duties to the Company. Lastly the plaintiff seeks that the Company be directed to take all necessary actions to reform and improve its corporate governance and internal procedures to comply with applicable law. Due to the early stages of this suit the Company is unable to determine whether the likelihood of an unfavorable outcome of the dispute is probable or remote, nor can it reasonably estimate a range of potential loss, should the outcome be unfavorable.

On June 3, 2015 Mike Jones, derivatively and on behalf of nominal defendant Medbox, Inc., filed a suit in the U.S. District Court for Central District of California against the Company’s Board of Directors and certain executive officers (Guy Marsala, J. Mitchell Lowe, Ned Siegel, Jennifer S. Love, C. Douglas Mitchell, Pejman Vincent Mehdizadeh, Matthew Feinstein, Bruce Bedrick, and Thomas Iwanski). The suit alleges breach of fiduciary duties, abuse of control, and breach of duty of honest services. The plaintiff seeks relief for compensatory damages and reasonable costs and expenses for all damages sustained as a result of the alleged wrongdoing. Additionally the plaintiff seeks declaratory judgments that plaintiff may maintain the action on behalf of the Company, that the plaintiff is an adequate representative of the Company, and that the defendants have breached and/or aided and abetted the breach of their fiduciary duties to the Company. Lastly the plaintiff seeks that the Company be directed to take all necessary actions to reform and improve its corporate governance and internal procedures to comply with applicable law. On July 20, 2015, the Court issued an Order consolidating this litigation with those previously consolidated in the Central District (Crystal, Gutierrez, and Donnino). Due to the early stages of this suit the Company is unable to determine whether the likelihood of an unfavorable outcome of the dispute is probable or remote, nor can it reasonably estimate a range of potential loss, should the outcome be unfavorable.

On July 20, 2015 Kimberly Freeman, derivatively and on behalf of nominal defendant Medbox, Inc., filed a suit in the Eighth Judicial District Court of Nevada against the Company’s Board of Directors and certain executive officers (Pejman Vincent Mehdizadeh, Guy Marsala, Ned Siegel, J. Mitchell Lowe, Jennifer S. Love, C. Douglas Mitchell, and Bruce Bedrick). The suit alleges breach of fiduciary duties and unjust enrichment. The plaintiff seeks relief for compensatory damages and reasonable costs and expenses

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – COMMITMENTS AND CONTINGENCIES, CONTINUED

for all damages sustained as a result of the alleged wrongdoing. Additionally the plaintiff seeks declaratory judgments that plaintiff may maintain the action on behalf of the Company, that the plaintiff is an adequate representative of the Company, and that the defendants have breached and/or aided and abetted the breach of their fiduciary duties to the Company. Lastly the plaintiff seeks that the Company be directed to take all necessary actions to reform and improve its corporate governance and internal procedures to comply with applicable law. Due to the early stages of this suit the Company is unable to determine whether the likelihood of an unfavorable outcome of the dispute is probable or remote, nor can it reasonably estimate a range of potential loss, should the outcome be unfavorable.

On December 26, 2014, Medicine Dispensing Systems, a wholly-owned subsidiary of Medbox, filed a suit against Kind Meds, Inc. to collect fees of approximately $550,000 arising under a contract to establish a dispensary. Kind Meds, Inc. filed a cross complaint against Medicine Dispensing Systems for breach of contract and breach of implied covenant of good faith and fair dealing, claiming damages of not less than $500,000. We believe that the cross complaint is without merit. We will continue to pursue this Kind Meds for the amounts owed under the contract and will vigorously defend ourselves against the cross complaint. At this time the Company in unable to determine whether the likelihood of an unfavorable outcome of the dispute is probable or remote, nor can it reasonably estimate a range of potential loss, should the outcome be unfavorable.

The Company commenced arbitration proceedings against a former employee on June 13, 2013 related to employment claims asserted by the employee. Thereafter, the employee filed a suit in Los Angeles County Superior Court. The suit was stayed pending the outcome of the arbitration and thereafter dismissed without prejudice. The Company obtained a favorable arbitration award. The Company then filed an Application to Confirm the Arbitration Award in Arizona Superior Court, Maricopa County. After being unable to serve the employee, the Company performed service by publication and filed proofs of publication for service on the employee on February 27, 2015 and March 2, 2015. If the arbitration award is not enforced, the employee’s claim can be re-filed in California.

In October 2014, the Board of Directors of the Company appointed a special board committee (the “Special Committee”) to investigate a federal grand jury subpoena pertaining to the Company’s financial reporting which was served upon the Company’s accountants as well as certain alleged wrongdoing raised by a former employee of the Company. The Company was subsequently served with two SEC subpoenas in early November 2014. The Company is fully cooperating with the grand jury and the SEC. In connection with its investigation of these matters, the Special Committee in conjunction with the Audit Committee initiated an internal review by management and by an outside professional advisor of certain prior period financial reporting of the Company. The outside professional advisor reviewed the Company’s revenue recognition methodology for certain contracts for the third and fourth quarters of 2013. As a result of certain errors discovered in connection with the review by management and its professional advisor, the Audit Committee, upon management’s recommendation, concluded on December 24, 2014 that the consolidated financial statements for the year ended December 31, 2013 and for the third and fourth quarters therein, as well as for the quarters ended June 30, 2014, June 30, 2014 and September 30, 2014, should no longer be relied upon and would be restated to correct the errors. On March 6, 2015 the audit committee determined that the consolidated financial statements for the year ended December 31, 2012, together with all three, six and nine month financial information contained therein, and the quarterly information for the first two quarters of the 2013 fiscal year should also be restated. On March 11, 2015, the Company filed its restated Form 10 Registration Statement with the SEC with restated financial information for the years ended December 31, 2012 and December 31, 2013, and on March 16, 2015, the Company filed amended and restated quarterly reports on Form 10-Q, with restated financial information for the periods ended March 31, June 30 and September 30, 2014, respectively.

MEDBOX, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 – SUBSEQUENT EVENTS

Share purchase and transfer

On March 5, 2015, Mr. Mehdizadeh announced that an agreement has been executed with Lizada Capital LLC, an investor in the field of legal cannabis products, that would result in the transfer of the majority of Mr. Mehdizadeh’s shares of the Company to that firm. As of September 30, 2015, the prospective buyer has cancelled this agreement.

October 2015 Debentures

On October 14, 2015, the Company issued seven debentures in the aggregate of $2,000,000 to a service provider (the “October 2015 Investor”) as consideration for services previously rendered to the Company on the same terms as the August 14 Debentures and August 14 Purchase Agreement (the “October 2015 Debentures” and “October 2015 Purchase Agreement”, respectively) except that the October 2015 Purchase Agreement does not provide for registration rights to the October 2015 Investor with regard to the shares underlying the October 2015 Debentures. The service provider has agreed with the Company not to convert the October 2015 Debentures for any amount in excess of fees payable for services previously rendered to the Company at the time of conversion. To the extent that the sale of shares underlying the October 2015 Debentures do not satisfy outstanding amounts payable to the service provider, such amounts will remain payable to the service provider by the Company.

Lease

On October 14, 2015, one of the Company’s subsidiaries entered into a lease regarding a property in Washington state (Note 9). The lease has a five year term, with monthly lease payments of $2,500. The property had been classified as Asset held for resale during previous periods, but as management’s plans regarding the property have changed, as evidenced by the subsequent period lease, it was reclassified as Property and equipment as of September 30, 2015.

Settlements

As disclosed in Note 9, class actions and derivative lawsuits were filed against and purportedly on behalf of the Company captioned (1) Josh Crystal v. Medbox, Inc., et al., in the U.S. District Court for Central District of California; (2) Matthew Donnino v. Medbox, Inc., et al., in the U.S. District Court for Central District of California; (3) Ervin Gutierrez v. Medbox, Inc., et al., in the U.S. District Court for Central District of California; (4) Mike Jones v. Guy Marsala, et al., in the U.S. District Court for Central District of California; (5) Jennifer Scheffer v. P. Vincent Mehdizadeh, et al., in the Eighth Judicial District Court of Nevada; (6) Kimberly Y. Freeman v. Pejman Vincent Mehdizadeh, et al., in the Eighth Judicial District Court of Nevada; (7) Tyler Gray v. Pejman Vincent Mehdizadeh, et al., in the U.S. District Court for the District of Nevada; (8) Robert J. Calabrese v. Ned L. Siegel, et al., in the U.S. District Court for the District of Nevada; (9) Patricia des Groseilliers v. Pejman Vincent Mehdizadeh, et al., in the U.S. District Court for the District of Nevada; (10) Michael A. Glinter v. Pejman Vincent Mehdizadeh, et al., in the Superior Court of the State of California for the County of Los Angeles. The complaints named as defendants the Company, prior and current members of the board of directors of the Company, and prior and current officers of the Company. The complaints alleged that the Company issued materially false and misleading statements regarding its financial results for the fiscal years ended December 31, 2012 and December 31, 2013 and each of the interim financial periods during those years and for each of the first three interim financial periods for the fiscal year ended 2014. The derivative lawsuits alleged breach of fiduciary duties, unjust enrichment, waste of corporate assets, abuse of control, and breach of duty of honest services.

On October 16, 2015, solely to avoid the costs, risks, and uncertainties inherent in litigation, the parties to the class actions and derivative lawsuits entered into settlements, that collectively effect a global settlement of all claims asserted in the class actions and the derivative actions. The global settlement provides, among other things, for the release and dismissal of all asserted claims. The global settlement is contingent on final court approval, respectively, of the settlements of the class actions and derivative actions. As a result of amounts already reflected in the Company’s financial statements, and the coverage by the Company’s insurance carrier, the final terms of the settlements are not expected to have a material adverse effect on the Company’s financial position or results of operations.

Board of Directors appointment

On October 15, 2015, Jeff Goh, 51, President and Interim Chief Executive Officer of the Company was elected to the board of directors of the Company.

The Farm Operating Agreement

On November 4, 2015, the Company signed an operating agreement with an independent contractor to perform cultivating services at the Farm. The independent operator will receive 10% of the profits of the Farm, after deduction of direct expenses. The term of the agreement is five years from the date of the agreement, with the parties permitted to extend the term through mutual agreement by successive two year terms.

New Litigation

On October 27, 2015, Richard Merritts, derivatively and on behalf of nominal defendant Medbox, Inc., filed a suit in the Superior Court of the State of California for the County of Los Angeles against the Board and certain executive officers (Guy Marsala, J. Mitchell Lowe, Ned Siegel, Jennifer S. Love, C. Douglas Mitchell, Pejman Vincent Mehdizadeh, Matthew Feinstein, Bruce Bedrick, Jeff Goh, and Thomas Iwanski). The suit alleges breach of fiduciary duties by the defendants. Relief is sought awarding damages resulting from breach of fiduciary duty and to direct the Company and the defendants to take all necessary actions to reform and improve its corporate governance and internal procedures to comply with applicable law. Merritts’ lawsuit has not been served.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Forward-Looking Statements

Information in this Quarterly Report on Form 10-Q may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different than the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

Examples of forward-looking statements include, but are not limited to, statements regarding our proposed services, market opportunities and acceptance, expectations for revenues, cash flows and financial performance, and intentions for the future. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” in the Company’s Form 10K for the year ended December 31, 2014, filed with the Securities and Exchange Commission (the “SEC”) on March 26, 2015, the Company’s amended Form S-1A filed on May 22, 2015 and the Company’s Form S-1 filed on October 22, 2015. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Quarterly Report on Form 10-Q will in fact be accurate. Further, we do not undertake any obligation to publicly update any forward-looking statements, except as may be required under applicable securities laws. As a result, you should not place undue reliance on these forward-looking statements

Overview

Our business includes contracting with clients for our services and the sale of cannabis-related products such as our lines of tabletop and portable medical vaporizers. Our clients currently operate or plan to establish dispensaries for the sale of marijuana for medical use or retail operations for the sale of marijuana for recreational use or cultivation centers for the cultivation of marijuana, in those states where approved.

We began our business model with entering into one-time consulting agreements to help our clients obtain a license to sell or cultivate marijuana and to assist them with the build out of a location for their business, including the sale to the client of a Medbox dispensing system, pursuant to a consulting agreement that we refer to as our “Turn-Key Business Establishment Agreement”. Historically, we have generated revenue from various sources on a “one-time basis” for services that we provide to clients in helping them create, license, build out and open dispensaries and cultivation centers. We are now transitioning to a recurring revenue model as described below.

Under our new business model, we seek to obtain licenses to operate dispensaries, cultivation centers and manufacturing facilities with the licenses held by Medbox or an affiliated company. We contract with unaffiliated third-party operators to manage the day-to-day operations of cultivation centers, dispensaries and manufacturing facilities we develop and assign them the rights to manage and operate the dispensary in exchange for a percentage of operating income or a fixed fee based on applicable state law. We also provide ongoing consulting services, for which we receive recurring revenues. We also sell portable and tabletop vaporizers and accessories under the Vaporfection brand name. In the third quarter of 2015, we began to sell a portable line of vaporizers called miVape in the market place.

In 2014, we arranged for the submission of 36 license applications in five states on behalf of clients. We have obtained 5 licenses or registrations in the States of Oregon, Illinois, Washington and California for or on behalf of clients or for potential clients. We intend to retain the management rights for these locations and will seek to assign the rights to third parties for a fee. Most of the current dispensary and cultivation sites are expected to begin conducting business in 2015 and 2016. We are also currently in discussions with third-party license holders that operate dispensaries and cultivation centers to provide them consulting, training, compliance and regulatory support.

We are party to a master lease Portland, OR that we lease to an operator of a dispensary. We also own 320 acres in the greater Pueblo, CO area and have engaged an independent farmer to cultivate hemp on the site. We are in escrow (with a planned closing for on or about December 1, 2015) for a dispensary site in San Diego to be operated by an independent operator.

We are planning to build a consistent, predictable and valuable revenue model based upon our knowledge and expertise in the regulation of the cannabis industry and by helping our clients function efficiently in a developing industry. State and local laws regarding the operations of dispensaries, retail centers and cultivation centers for marijuana vary. In states where revenue sharing with cannabis companies is permissible, our business structure will revolve around charging fees based upon a percentage of operating income, as defined in the business contract, generated from our clients’ businesses. In states where revenue sharing is not permissible, agreements that we enter into with our clients will provide for fee-for-service arrangements on a “cost-plus” basis.

About Our New Business Model

In March 2014, Medbox formed an affiliated company, Allied Patient Care, Inc., to apply for a license to operate a medical marijuana dispensary in the Portland, OR area. Allied Patient Care, Inc., is a non-profit entity incorporated under Oregon law and controlled by an independent contractor who has signed an independent contractor agreement with Medbox. Medbox paid for the costs to obtain the license and those expenses were recognized as inventory in our December 31, 2013 and December 31, 2012 consolidated financial statements reflected in our Form 10 both before and after restatements that were filed with the SEC in our Amendment No. 3 to Form 10 on March 11, 2015. The costs remained in inventory after the restatement because Medbox had, by the time of the restatement, obtained the license and secured a location for the dispensary.

In order to assure the City of Portland that the dispensary would be operated in a suitable area, on May 7, 2014 Medbox leased an approximately 9,730 square foot facility in the City of Portland. The lease provides for a term of 5 years, through May 7, 2019, and Medbox pays $7,400 per month as rent for the master lease for the facility. In July, 2014, Allied Patient Care was granted a license from the Oregon Health Authority to operate a medical marijuana dispensary in Portland, OR at the site leased by Medbox. Medbox then completed tenant improvements to build out the dispensary in the leased space. The tenant improvements were recorded as deferred costs on the consolidated balance sheet of Medbox and will be amortized proportionately to the recognition of revenue.

In April 2015, Medbox signed an Operator Agreement (the “Agreement”) with an independent operator to manage and operate the dispensary in Portland. The term of the Agreement is for five years with an option to extend the term for an additional five years at the discretion of the operator.

The operator’s responsibilities under the Agreement include: the hiring and supervision of all the employees of the dispensary operation, establishing prices for products sold at the dispensary, purchasing of all inventory, establishing and revising policies and procedures, receiving, holding and disbursing funds, maintaining bank accounts and making payments on accounts payable and fees, and collections of accounts receivable, and arranging for sales and marketing. Medbox is making the leased facility available to the operator pursuant to a sublease with a 5-year term beginning May 1, 2015, under which the operator will pay rent of $8,000 per month to Medbox. Medbox is sub-licensing its license for the operations of the dispensary to the independent operator in exchange for a procurement fee of $400,000 and the payment of a percentage of the operating profits of the dispensary during the term of the Agreement. Upon execution and delivery of the Agreement, the independent operator paid $50,000 of the procurement fee with the remaining $350,000 to be paid monthly in the amount of gross receipts less payroll and costs of inventories. The $350,000 was evidenced by a note between the operator and the Company. If the procurement fees are not paid within six months, the payment terms become a minimum monthly payment of $5,000. An annual licensor fee of five percent (5%) of the annual gross profit of the dispensary is to commence after the procurement fee is paid in full. These license fee payments are to be made within twenty days of the close of each monthly accounting period, with a true-up at year end.

Upon the closing of the Agreement, the Company recognized the $400,000 procurement fee as Deferred Revenue, because not all services required under the Agreement had been rendered by the Company. As of June 30, 2015, the Company determined it was not assured of the timing of the collectability of the note and set up an allowance in the amount of $350,000 for the note, and has reduced the Deferred Revenue by the same amount, to a remaining balance of Deferred Revenue of $50,000.

Based on the responsibilities of the independent operator as set forth in the Agreement, and detailed above, the Company has determined that it does not hold a controlling financial interest in the dispensary and is not the primary beneficiary, and, therefore, the Company is not consolidating the Dispensary in its financial statements.

Revenue Recognition

The Company will recognize revenue pursuant to the foregoing transaction when it is realized or realizable and earned. The Agreement evidences that an arrangement exists, and that the price is fixed or determinable. Services are rendered each month as the operator leases the dispensary and operates as sub-licensee under the license from the Oregon Health Authority. Each period, the Company will evaluate whether collectability is reasonably assured. The Company will recognize the deferred revenue as the amounts due on the note are received, at which time collectability is reasonably assured. The Company will recognize revenue after the procurement fee is paid in full, when it receives the accounting report from the independent operator at the end of each monthly period, provided collection is reasonably assured. Medbox has not yet recognized any revenue under the Agreement because the sales volume from the continuing operations has not yet reached a level to allow the operator to make payments against the procurement fee. Medbox did receive and recognize rental income from the sublease of $8,000 per month for the months April to July 2015 and, correspondingly, recorded rent expense of $7,400 per month under the master lease.

Medbox is currently in negotiations to terminate the Agreement, and it is expected that the Agreement will end in the fourth quarter of 2015. Medbox plans to immediately engage a new independent operator to operate the day-to-day operations of the Portland dispensary. It is anticipated that the Company will enter into a new agreement which will call for the independent operator to pay a fixed percentage of revenue to Medbox for the sub-licensing of the license as well as monthly rent under a new sublease. It is also anticipated that Medbox will recognize revenue each month based on its percentage of revenue due from the new operator under the new agreement, provided that the collection of the fee is reasonably assured, along with sublease rental income to be earned monthly.

Farm Transaction

In July 2015, Medbox closed on the acquisition of a 320 acre farm near Pueblo, CO (the “Farm”). Medbox plans to use this property to:

•	Cultivate and process hemp

•	Store water for municipal uses

•	Excavate and sell aggregate

The Farm may be used to cultivate and process cannabis in the future depending on how laws and regulations evolve in Pueblo and other municipalities in the State of Colorado.

For the cultivation of hemp, Medbox plans to clear the land, install greenhouses and other farming structures and equipment and to provide irrigation, with the cost of the improvements recorded on the consolidated balance sheet of Medbox and depreciated over their useful lives. Medbox has already obtained a license from the Colorado Department of Agriculture to cultivate hemp on the Farm.

On November 4, 2015, Medbox engaged an independent operator to plant the hemp seeds, cultivate and irrigate the crop, harvest the crop and process the end product. The term of the engagement is for five years, with the opportunity to renew for successive, two year terms, if agreed by the parties. The independent operator will receive 10% of the profits of the Farm, after deduction of direct expenses. The first crops are expected to be harvested and processed in the first half of 2016. Multiple crop cycles are expected each year beginning in 2016.

Water storage and aggregate excavation are long-term possible uses for the Farm. Medbox has not begun active planning to exploit the water and aggregate resources on the Farm. It is anticipated that planning for water and aggregate development will begin in late 2016 or 2017, with related accounting policies developed concurrently with project planning.

Comparison of the three months ended September 30, 2015 and 2014

The Company reported a condensed consolidated net loss of approximately $9,292,000, for the three months ended September 30, 2015 and approximately $3,797,000 for the three months ended September 30, 2014. The increase in net loss of approximately $5,495,000 was primarily due to increases in the change in fair value of the derivative liabilities, the amortization of the debt discount and financing costs. The additional increase in general and administrative expenses was partially offset by a decrease in cost of revenues. The Company is in the process of modifying its business model to provide ongoing management and support services for clients so that contracts that we enter into will provide recurring revenue. During this transition period to our new business model, expenses to secure new contracts and licenses are incurred and revenue is deferred principally until new licenses are obtained and new dispensaries and cultivation centers begin operating.

Revenue

Total revenue for the three months ended September 30, 2015, consisted of amounts of deferred revenue which were recognized in the current period for consulting agreements and the sale of territory rights to a related party, as well as revenue from sales of vaporizers and accessories of the Company’s subsidiary Vaporfection International, Inc. (“VII”).

The revenue for the three months ended September 30, 2015 and 2014 increased by approximately $141,000 due to increased recognition of deferred revenue of $151,000 due to completion of obligations to clients along with introduction of our new portable vaporizers which led to an increase in sales of approximately $66,000. In the second quarter of 2015 the Company began receiving rental income under a sublease which increased the third quarter revenue with $16,000 for the quarter. There was no corresponding rental income in the second quarter of 2014. This was offset by approximately $92,000 in referral fees recognized in 2014; there was no corresponding referral revenue for 2015.

Cost of revenue

Cost of revenues decreased approximately $1,157,000 in the third quarter of 2015 as compared to the same period in 2014. The decrease was primarily due to the decrease in new market development costs. In addition, during the third quarter of 2014, the Company recorded an inventory write-down for slow moving inventory of vaporizers and incurred charges from escrow deposits, which did not recur in the third quarter of 2015. These decreases were partially offset by an additional charge in the third quarter of 2015 to write off deposits paid to the Company’s supplier, who filed for bankruptcy.

On May 4, 2015, AVT, Inc., a manufacturing partner of the Company announced that it had commenced a voluntary filing for restructuring and court protection under Chapter 11 of the United States Bankruptcy Code. Additionally, during the second quarter of 2015, the Company completed a strategic review of the Medbox machines and concluded that the machines would have a reduced role in future marketing and sales efforts. As a result of the strategic review, the Company evaluated the inventory and the related deposits in connection with reduced demand and strategic shift and concluded a write down of both assets was required. The bankruptcy of AVT, Inc. further complicated the process to convert the inventory and advances to cash and, therefore, was an additional factor in the decision to write down the inventory and record a valuation reserve against the deposits. Accordingly, during the second quarter of 2015, the Company evaluated the realizability of the dispensing machines and deposits, and wrote the inventory down by approximately $61,000 to an estimated net realizable value of $110,000 and recorded a valuation reserve against the deposits of approximately $100,000 resulting in net deposits of approximately $33,000. During the three months ended September 30, 2015, the Company ended negotiations with the supplier and bankruptcy counsel advised that collection of deposits and availability of inventory from the supplier was unlikely. Accordingly, the remaining deposit and inventory valued at $143,000 were written off.

During the third quarter of 2015, new market development costs decreased by approximately $710,000 as compared to the same period in 2014. New market development costs consist of costs incurred in new markets prior to securing a location and obtaining a license for new dispensary or cultivation facilities. During the three months ended September 30, 2015, the costs of developing the new markets in San Diego, Illinois, Washington and Nevada were approximately $361,000 compared to costs of approximately $1,070,000 for the third quarter of 2014. While the locations related to the new market development costs are the same for both periods, the costs incurred were higher in the third quarter of 2014 because of front-loaded costs in the development cycle which include initial application costs, research costs and legal and zoning work.

During the third quarter of 2014, the Company recorded an approximately $329,000 write down of slow moving, older models of vaporizer inventory; there was no corresponding write down during 2015.

During 2014, the Company entered into numerous real estate contracts to secure locations in connection with the licensing process. The contracts allow the Company to demonstrate to licensing authorities that the locations are available for use as a dispensary or cultivation location. The contracts are generally structured with an escrow deposit, a deferred closing until a license is granted and periodic withdrawals from the deposit to compensate the seller for holding the property off the market in escrow during the pendency of the license application. The periodic transfers out of escrow to the seller are in some cases credited towards the purchase price of the real estate but in most cases represent charges in lieu of rent. The charges in lieu of rent and other non-refundable charges paid to real estate sellers were recorded as expense in the statement of operations in the amount of approximately $296,000 for the three months ended September 30, 2014, compared to approximately $40,000 during the same period of 2015, a decrease of approximately $256,000.

Rental expense on the master lease for the Portland sublease income described above was $22,200.

Operating Expenses

Operating expenses consist of all other costs incurred during the period other than cost of revenue. The Company incurred approximately $3,610,000 in operating expenses for the three months ended September 30, 2015 compared to approximately $2,365,000 for the three months ended September 30, 2014. The increase of approximately $1,245,000 was primarily due to the increase in general and administrative expenses of $1,522,000.

Sales and Marketing expenses

Sales and marketing expenses include employee costs, outside services for sales and marketing consultants, lobbying costs, travel and entertainment and sales lead generation. Sales and marketing costs decreased by approximately $215,000 in the third quarter of 2015 compared to the same period of 2014 primarily due to a non-recurring marketing expense in the third quarter of 2014 for the San Diego market of approximately $150,000 and a decrease in employee costs of approximately $43,000.

Research and development expenses

Research and development expenses for the third quarter of 2014 in the amount of approximately $62,000 consists of engineering work done on the software enhancements of the Medbox, additional research on vaporizers, and patent related expenses. There were no similar expenses during the same period of 2015.

General and administrative

General and administrative expenses include salary costs, including stock based compensation, professional costs, including the costs associated with being a public company and consultants, rent and other costs. The expenses incurred during the three month periods ended September 30, 2015 and 2014 are summarized and described below:

Change in,	For the three months ended September, 30 2015	For the three months ended September, 30 2014	Increase (Decrease)
Salary and related:
Employee costs and bonuses	$208,883	$108,754	$100,129
Payroll fees	32,168	24,213	7,955
Stock based compensation	1,039,173	1,031,640	7,533

Subtotal salary and related	1,280,224	1,164,607	115,617
Professional costs:
Costs of being public	753,362	99,078	654,284
Fund raising consultants	8,500	50,833	(42,333)
Legal costs	892,106	112,766	779,340
Professional accounting and audit services	48,184	41,313	6,871
Independent contractors costs	155,427	97,119	58,308
Management fee - Vincent Chase, Inc.	—	75,000	(75,000)

Subtotal professional costs	1,857,579	476,109	1,381,470
Rent expense	70,181	59,057	11,124
Other:
Insurance	165,627	43,469	122,158
Travels, meetings and conferences	63,665	17,412	46,253
Bad debt	—	123,600	(123,600)
Other (sum of smaller accounts)	68,753	100,049	(31,296)

Subtotal other	298,045	284,530	13,515

Total general and administrative	$3,506,029	$1,984,303	$1,521,726

Salary costs

During the third quarter of 2014, the Company introduced a new stock compensation plan to attract new talent to the Board of Directors and the management team which added approximately $1,000,000 in stock compensation expense for each of the quarters ended September 30, 2014 and 2015.

Employee costs and bonuses increased due to the addition of the full time CFO in October 2014 along with a Senior VP of Operations and Government relations and a Senior VP of Business Development in 2015 to lead the growth and development of the business.

Professional costs

Legal costs increased during the three months ended September 30, 2015 as compared to the same period in 2014, mainly as the Company dealt with more general corporate legal matters, including the costs to defend the legal actions and shareholders law suits brought against the Company, assist the Company with contracting and to provide general corporate counsel.

Costs of being public include legal fees for our Securities and Exchange Commission counsel, filing fees, independent directors fees and bonuses and investor relations costs. During the three months ended September 30, 2015, these amounts increased as compared to the same period of the previous year due to our registration statement on Form S-1 filed with the SEC on October 16, 2015, our form 14C Information Statement, informing our shareholders of an amendment to our charter to increase authorized stock filed on September 24, 2015, our August 2015 convertible note financing, modifications to convertible debenture loan agreements and related filings, director’s bonus, and additional SEC compliance.

Rent

The Company moved to new offices in Los Angeles, CA in April 2015 to reduce occupancy costs. Rent expense increased over the third quarter of 2014 due to the fact that the previously occupied office space in West Hollywood was only partially subleased. The sublease on the new office has a term of 18 months and with monthly rent of approximately $7,500. The Company plans to sublease the office in West Hollywood, CA and continues to accrue rent expense while the space is being marketed.

Other costs

Other expense increased mostly due to new increased costs of approximately $122,000 for directors’ and officers’ liability coverage. In addition, the Company’s development of the newly acquired farm in Colorado and other markets led to an increase in travel of $46,000 for three months ended September 30, 2015 compared to the same period of 2014.

During the third quarter of 2014, the Company identified past due accounts receivable as doubtful for collection and recorded bad debt expense of $123,600. There were no similar events during the third quarter of 2015.

Other Income (Expense)

Other income (expense) includes the financing costs associated with the issuance of our July 2014 convertible debenture, September 2014 convertible debenture, and August 2015 convertible debentures, including the amortization of the debt discount and the change in fair value of the derivative liability. As disclosed in Note 5 of the accompanying financial statements, the reset provision for the subsequent sale of any dilutive issuance at a lower sale or exercise price than the then current conversion price results for accounting purposes as a liability being recognized for the fair value of the derivative. This derivative is remeasured each period end, with the change in fair value for the three months ending September 30, 2015 of approximately $2,544,000 of expense being recognized in Other income (expense). This derivative also results in a debt discount for the initial fair value recognized for the derivative. The debt discount also includes the fair value of the warrants issued in connection with the convertible debentures. This debt discount is amortized over the life of the convertible debenture, or until conversion if earlier, which amounted to approximately $2,072,000 of amortization expense for the three months ended September 30, 2015. Additionally, the current quarter closings of convertible debentures resulted in the calculated fair value of the conversion feature and the warrants being greater than the face amounts of the debt by approximately $522,000, with this excess amount being immediately expensed as Financing costs.

Interest expense for the stated interest on our convertible debentures incurred in the three months ended September 30, 2015 amounted to approximately $135,000. During the three months ended September 30, 2015 the Company incurred interest expense of approximately $35,000 related to notes for the purchase of the land in Colorado, which closed in the third quarter of 2015 and approximately $22,000 related to the promissory note issued in relation to the purchase of property in Washington State.

Comparison of the nine months ended September 30, 2015 and 2014

The Company reported a condensed consolidated net loss of approximately $25,120,000, for the nine months ended September 30, 2015 and approximately $6,803,000 for the nine months ended September 30, 2014. The increase in net loss of approximately $18,317,000 was primarily due to increases in general and administrative expenses, the amortization of the debt discount and financing costs, offset by a decrease in costs of revenue. The Company is in the process of modifying its business model to provide ongoing management and support services for clients so that contracts we enter into with clients would provide recurring revenue. During this transition period to our new business model, expenses to secure new contracts and licenses are incurred and revenue is deferred principally until new licenses are obtained and new dispensaries and cultivation centers begin operating.

Operating expenses increased for the nine months ended September 30, 2015 compared to the same period of 2014 mainly due to the introduction during the third quarter of 2014 of a new stock compensation plan to attract new talent to the Board of Directors and the management team which added to operating costs stock compensation expense of approximately $4,300,000 for the current period. Other causes of operating expense increases were increased legal expense to defend shareholder’s suits, assist the Company with contracting and to provide general corporate counsel of approximately $2,001,000 and public company expenses including the professional fees for restatements, Registration Statement and periodic filings with the SEC of approximately $1,488,000.

Revenue

Total revenue consisted of deferred revenue which was recognized in the current period for consulting agreements, sale of territory rights to a related party and revenue from sales of vaporizers and accessories of the Company’s subsidiary Vaporfection International, Inc. (“VII”).

The revenue for the nine months ended September 30, 2015 and 2014 decreased by approximately $59,000 due to non-recurring 2014 transactions including $175,000 for sale of management rights in one Arizona location and approximately $190,000 in referral fees. There were no similar transactions in 2015. During the nine months ended September 30, 2015, we recorded an increase of approximately $131,000 in consulting revenue due to recognition of deferred revenue from completion of obligations to clients along with an increase of approximately $58,000 in vaporizer and accessories sales due to introduction of our new portable vaporizers. Also, during the nine months ended September 30, 2015, the Company received rental income of $32,000 under a sublease; there was no corresponding rental income in the same period of 2014.

Allowances and refunds

During the first nine months of 2014, the Company recorded an allowance for refunds of $60,000 for San Diego clients. There were no corresponding transactions during the same period of 2015.

Cost of revenue

Cost of revenues decreased approximately $1,654,000 for the nine months ended September 30, 2015 as compared to the same period of 2014. The decrease was primarily due to the decrease in new market development costs. In addition, during the third quarter of 2014, the Company recorded an inventory write-down for slow moving inventory of vaporizers, which did not recur in the third quarter of 2015. These decreases were partially offset by an additional charge in the third quarter of 2015 to write off deposits paid to the Company’s supplier who filed for bankruptcy.

On May 4, 2015, AVT, Inc., a manufacturing partner of the Company announced that it had commenced a voluntary filing for restructuring and court protection under Chapter 11 of the United States Bankruptcy Code. Additionally, during the second quarter of 2015, the Company completed a strategic review of the Medbox machines and concluded that the machines would have a reduced role in future marketing and sales efforts. As a result of the strategic review, the Company evaluated the inventory and the related deposits in connection with reduced demand and strategic shift and concluded a write down of both assets was required. The bankruptcy of AVT, Inc. further complicated the process to convert the inventory and advances to cash and, therefore was an additional factor in the decision to write down the inventory and record a valuation reserve against the deposits. Accordingly, during the second quarter of 2015 the Company evaluated the realizability of the dispensing machines and deposits, and wrote the inventory down by approximately $61,000 to an estimated net realizable value of $110,000 and recorded a valuation reserve against the deposits of approximately $293,000 resulting in net deposits of $33,000. During the three months ended September 30, 2015 the Company ended negotiations with the supplier and bankruptcy counsel advised that collection of deposits and availability of inventory from the supplier was unlikely. Accordingly, the remaining deposit and inventory valued at $143,000 were written off.

During the first nine months of 2015 new market development costs decreased by approximately $1,539,000 compared to the same period of 2014. Cost of inventory for the nine months ended September 30, 2014 includes the cost of one property sold with the balance consisting of costs to develop markets in San Diego, Illinois, Washington, Nevada. New market development costs consist of costs incurred in new markets prior to securing a location and obtaining a license for new dispensary or cultivation facilities in the state. While the locations related to the new market development costs are the same for both comparable periods, the costs incurred were higher in the first nine months of 2014 because of front-loaded costs in the development cycle which include initial application costs, research costs and legal and zoning work.

During the nine months ended September 30, 2014, the Company recorded approximately $329,000 for the write down of slow moving, older models of vaporizer inventory; there was no corresponding write down during 2015.

Rental expense on the Portland master lease for the sublease income described above was $37,000.

Operating Expenses

Operating expenses consist of all other costs incurred during the period other than cost of revenue. The Company incurred approximately $13,069,905 in operating expenses for the nine months ended September 30, 2015 compared to approximately $4,069,000 for the nine months ended September 30, 2014. The increase of approximately $9,001,000 was primarily due to the increase in general and administrative expenses of $9,444,000 slightly offset by a decrease in sales and marketing expenses of $307,000.

Sales and Marketing expenses

Sales and marketing expenses include employee costs, outside services for sales and marketing consultants, lobbying costs, travel and entertainment and sales lead generation. The Company incurred approximately $442,000 and $749,000 in sales and marketing expenses for the nine months ended September 30, 2015 and 2014, respectively. The decrease of approximately $307,000 was primarily due to a decrease of $222,000 in marketing expense which was principally due to a non-recurring marketing expense during the third quarter of 2014 for the San Diego market of approximately $150,000 and a decrease of approximately $107,000 in lobbying expense as the Company focused on developing specific opportunities as opposed to opening new markets and finding new sites.

Research and development expenses

Research and development expenses of approximately $137,000 incurred during the nine months ended September 30, 2014 consisted of engineering work done on the software enhancements of the Medbox, additional research on vaporizers, and patent related expenses. There were no similar expenses during the same period of 2015.

General and administrative

General and administrative expenses include salary costs, including stock based compensation, professional costs, including the costs associated with being a public company and consultants, rent and other costs. The expenses incurred during the nine months ended September 30, 2015 and 2014 are summarized and described below:

Change in,	For the nine months ended September, 30 2015	For the nine months ended September, 30 2014	Increase (Decrease)
Salary and related:
Employee costs and bonuses	$670,559	230,996	$439,563
Payroll fees	89,283	68,383	20,900
Stock based compensation	5,331,382	1,031,640	4,299,742

Subtotal salary and related	6,091,224	1,331,019	4,760,205
Professional costs:
Costs of being public	1,747,190	259,652	1,487,538
Fund raising consultants	64,601	63,333	1,268
Legal costs	2,269,456	268,334	2,001,122
Settlements expenses related to executive separation	514,597	—	514,597
Lobbying costs	—	22,700	(22,700)
Professional accounting and audit services	638,363	117,158	521,205
Independent contractors costs	215,702	241,098	(25,396)
Management fee - Vincent Chase, Inc.	—	150,000	(150,000)

Subtotal professional costs	5,449,909	1,122,275	4,327,634
Rent expense	180,729	172,679	8,050
Other:
Insurance	457,063	106,969	350,094
Travels, meetings and conferences	156,177	31,874	124,303
Bad debt	—	148,600	(148,600)
Other (sum of smaller accounts)	292,542	269,966	22,576

Subtotal other	905,782	557,409	348,373

Total general and administrative	$12,627,644	$3,183,382	$9,444,262

Salary costs

During the third quarter of 2014, the Company introduced a new stock compensation plan to attract new talent to the Board of Directors and the management team which added approximately $4,299,000 in stock compensation expense in the first nine months of 2015 as compared to the same period of the previous year.

Employee costs and bonuses increased due to the addition of the full time CFO in October 2014 along with a Senior VP of Operations and Government relations and a Senior VP of Business Development in 2015 to lead the growth and development of the business.

Professional costs

Legal costs increased during the nine months ended September 30, 2015 over 2014, mainly as the Company dealt with more general corporate legal matters, including the costs to defend the legal actions and shareholders law suits brought against the Company, assist the Company with contracting and to provide general corporate counsel. During the second quarter of 2015 the Company’s recorded a liability to indemnify its former CEO Dr. Bruce Bedrick for legal expenses in the amount of approximately $430,000 principally in connection with shareholders law suits.

Costs of being public include legal fees for our Securities and Exchange Commission counsel, filing fees, independent directors’ fees and bonuses and investor relations costs. During the nine months ended September 30, 2015, these amounts increased as compared to the same period of the previous year caused by preparation of our restated financial statements in 2015 (as discussed in Note 19 to our financial statements for the year ended December 31, 2014 included in our Form 10K filed with the SEC on March 26, 2015), registration statement on Form S-1 filed with the SEC on April 9, 2015 which became effective on June 11, 2015, a second Form S-1, filed with the SEC on October 16, 2015, which has not yet become effective, a Form 14C shareholder information statement filed on September 24, 2015, modifications to convertible debenture loan agreements and related filings, director’s bonus, and additional SEC compliance. In addition of the aforementioned reasons, the Company incurred an increase of $521,000 in professional accounting and audit service. These costs in 2015 mainly include the independent registered accounting firm and independent consultants in relation to the restatements of the previous years ended December 31, 2013 and 2012, and the interim periods, as well as the audit for the year ended December 31, 2014 and registration statements on Form S-1 and amendments thereto and the form 14C.

Settlements expense of approximately $515,000 includes the severance payments and related costs payable to Guy Marsala, former CEO of the Company in addition to approximately $335,000 for stock options issued in connection with his separation agreement.

Rent

The Company moved to new offices in Los Angeles, CA in April 2015 to reduce occupancy costs. Rent expense increased over the first nine months of 2014 due to the fact that the previously occupied office space in West Hollywood was only partially subleased. The sublease on the new office has a term of 18 months and with monthly rent of approximately $7,500. The Company plans to sublease the office in West Hollywood, CA and continues to accrue rent expense while the space is being marketed.

Other costs

Other expense increased mostly due to new increased costs of approximately $350,000 for directors’ and officers’ liability coverage. In addition, the Company’s participation in multiple professional tradeshows and investor conferences and development of the newly acquired farm in Colorado and other markets led to an increase in travel expenses of approximately $124,000 for the nine months ended September 30, 2015 compared to the same period of 2014.

During the third quarter of 2014, the Company identified past due accounts receivable as doubtful for collection and recorded bad debt expense of $148,600. There were no similar events during the third quarter of 2015.

Other Income (Expense)

Other income (expense) includes the financing costs associated with the issuance of our July 2014 convertible debenture, September 2014 convertible debenture, and August 2015 convertible debentures, including the amortization of the debt discount and the change in fair value of the derivative liability. As disclosed in Note 5 of the accompanying financial statements, the reset provision for the subsequent sale of any dilutive issuance at a lower sale or exercise price than the then current conversion price results for accounting purposes as a liability being recognized for the fair value of the derivative. This derivative is remeasured each period end, with the change in fair value for the nine months ended September 30, 2015 of approximately $509,000 of income being recognized in Other income (expense). This derivative also results in a debt discount for the initial fair value recognized for the derivative. The debt discount also includes the fair value of the warrants issued in connection with the convertible debentures. This debt discount is amortized as Other expense over the life of the convertible debenture, or until conversion if earlier, which amounted to approximately $8,122,000 of amortization expense for the nine months ended September 30, 2015. Additionally, the convertible debenture closings during the first nine months of 2015 resulted in the calculated fair value of the conversion feature and warrants being greater than the face amounts of the debt by approximately $2,822,000, with this excess amount being immediately expensed as Financing costs.

Interest expense for the stated interest on our convertible debentures incurred for the nine months ended September 30, 2015 amounted to approximately $302,000. In the January 30, 2015 amendment to the July 2014 and September 2014 debentures (see Note 5 in accompanying financial statements) the payment schedule was amended to no longer require amortization payments. In connection with the amortization payments, there was a 30% premium which was recognized as accrued interest until such time as the payments were scheduled to be paid. As the amendment removed the amortization payments, this 30% accrued interest will no longer be settled, and, therefore, approximately $100,000 in accrued interest has been reversed. In addition, the Company incurred approximately $43,000 of interest on the promissory note issued in relation to the purchase of property in Washington State and approximately $35,000 of interest related to notes for the purchase of the land in Colorado. All of the above resulted in interest expense (including immaterial other amounts of interest expense) of approximately $289,000 for the nine months ended September 30, 2015.

Also during the second quarter of 2015 the Company recorded $75,000 in other income due to recovery of previously written off accounts receivable.

Liquidity and Capital Resources

As of September 30, 2015, the Company had cash on hand of approximately $347,000 compared to approximately $101,000 at December 31, 2014.

Cash Flow

During the nine months ended September 30, 2015 cash was primarily used to fund operations and pursue license application processes.

	For the nine months ended September 30,
Cash flow	2015	2014
Net cash used in operating activities	$(6,124,372)	$(4,651,145)
Net cash used in investing activities	(583,754)	(713,759)
Net cash provided by financing activities	6,953,705	6,547,344

Net increase (decrease) in cash	$245,579	$1,182,440

Cash Flows – Operating Activities

During the nine months ended September 30, 2015, cash flows used in operating activities were approximately $6,124,000, consisting primarily of the net loss for the first nine months of 2015 of approximately $25,120,000, reduced for non-cash adjustments for amortization of the debt discount of approximately $8,122,000, stock based compensation of approximately $5,331,000, financing costs of approximately $2,822,000, inventory write off of approximately $497,000, charges from escrow deposits of $280,000 and depreciation and amortization of approximately $90,000. The net loss is increased for the non-cash adjustments of a gain from the change in fair value adjustment of derivative liability of approximately $509,000. Additional significant components of cash used in operating activities were a decrease in accrued expenses of approximately $488,000 related primarily to the payment of legal bills included in accrued expenses at December 31, 2014, increase in prepaid insurance expenses and other prepaid expenses of approximately $382,000 related primarily to the advance funding for the Company’s annual director and officers insurance policy and payment of retainers, decrease in customer deposits of approximately $468,000 due to refunds and completion on some agreements and increase in deferred costs of approximately $300,000 related to the costs associated with Operating Agreement with an unrelated party (the “Operator”) in which the Operator will manage and operate the Dispensary for which the Company holds the license in Portland, Oregon. These operating uses of cash were primarily offset by an increase of approximately $2,522,000 due to the timing and deferral of the payment of trade payables, an increase in accrued settlement and severance expenses of approximately $912,000 mainly related to Guy Marsala separation and Bruce Bedrick indemnification for legal expenses related to shareholder lawsuits, a decrease in inventory of approximately $276,000 primarily related to transfer of the accumulated cost for construction and development of the Portland, Oregon dispensary to deferred costs and accrued expenses for directors’ bonuses in the amount of approximately $260,000.

During the nine months ended September 30, 2014, cash flows used in operating activities were approximately $4,651,000, consisting primarily of the net loss for the first nine months of 2014 of approximately $6,803,000, reduced for non-cash adjustments of depreciation and amortization of approximately $59,000, the establishment of a non-cash bad debt provision of $60,000, amortization of a debt discount of approximately $216,000, and stock based compensation of approximately $1,032,000 and increased for the non-cash adjustments of gain from fair value adjustment of derivative liability of approximately $548,000, fair value of marketable securities received as payment for services of approximately $190,000. An additional component of cash used in operating activities was an increase in prepaid expenses and other assets of approximately $897,000 related primarily to net deposits paid into escrow accounts of approximately $634,000, deferred loan costs of $196,000 related to convertible notes payable and the balance of the advance funding of approximately $78,000 for the Company’s annual director and officers’ liability insurance policy. These operating uses of cash were offset by a decrease in inventory of approximately $111,000, and a net decrease of accounts receivable of approximately $213,000, increases in accounts payable and accrued expenses of approximately $908,000 due to the timing and deferral of the payment of trade payables and the overall increase in operating costs. In addition, customer deposits and deferred revenue provided net cash during the nine month periods of approximately $807,000 and $390,000, respectively, primarily due to the increase in customer deposits collected on contracts prior to work being completed and revenue recognized.

Cash Flows – Investing Activities

During the nine months ended September 30, 2015, cash flows used in investing activities was approximately $583,000, consisting primarily of the $500,000 cash portion of the Farm acquisition, and approximately $84,000 for construction and equipment related to the Farm. During the nine months ended September 30, 2014, cash flows used in investing activities were approximately $714,000, consisting of the purchase of one property held for resale for $399,594, intangible assets additions for a domain name and patent costs of approximately $166,000, purchases of fixed assets of approximately $33,000 and increases in the balances of notes receivable of $115,000.

Cash Flows – Financing Activities

During the nine months ended September 30, 2015, cash flows provided by financing activities were approximately $6,954,000, consisting mainly of approximately $7,432,000 of proceeds (net of issuance costs of approximately $353,000) from the additional note issuances of the July 2014, September 2014, and August 2015 convertible notes payable of approximately $7,640,000, and $150,000 in the issuance of convertible debentures to two of our Directors. This was offset mainly by $625,000 in payments on notes payable to a related party. During the nine months ended September 30, 2014, cash flows provided by financing activities were approximately $6,547,000, consisting of approximately $2,443,000 of proceeds from issuance of common stock, $3,500,000 of proceeds from issuance of convertible notes payable net, proceeds from related party notes payable of approximately $380,000 and net proceeds from short term notes of approximately $300,000, offset by payments on a note payable of $75,000 which we acquired as a part of the VII purchase.

Future Liquidity and Cash Flows

Management believes that the Company’s cash balances on hand, cash flows expected to be generated from operations, proceeds from current and future expected debt issuances and proceeds from future share capital issuances will be sufficient to fund the Company’s net cash requirements through September, 2016. However, in order to execute the Company’s long-term growth strategy, which may include selected acquisitions of businesses or facilities that may bolster the expansion of the Company’s management services business, and purchases of real estate which would be used as a basis for acquiring retail dispensary and cultivation facilities in regulated markets, the Company will need to raise additional funds through public or private equity offerings, debt financings, or other means.

On July 24, 2015, the Company entered into an Agreement of Purchase and Sale of Membership Interest with East West Secured Development, LLC to purchase 100% of the membership interest of EWSD I, LLC which has entered into an agreement with Southwest Farms, Inc. to purchase certain real property comprised of 320-acres of agricultural land in Pueblo, Colorado (the “the Farm”). We are in active negotiations to secure an independent operator to manage the Farm for hemp cultivation. We expect the first harvest of product from the Farm in early 2016 with continuing operations and harvests throughout 2016.

We have obtained 5 licenses or registrations in the States of Oregon, Illinois, Washington and California for or on behalf of clients or for potential clients. We intend to retain the management rights for these locations and will seek to assign the rights to third parties for a fee. Most of the current dispensary and cultivation sites are expected to begin conducting business in 2015 and 2016. We are also currently in discussions with third-party license holders that operate dispensaries and cultivation centers to provide them consulting, training, compliance and regulatory support.

During the first nine months of 2015, we received approximately $7,432,000 in net funding from our lenders.

On August 14, 2015, the Company entered into a Securities Purchase Agreement whereby the Company agreed to issue convertible debentures in the aggregate principal amount of approximately $4 million. Approximately $1.7 million of the commitment was funded before September 30, 2015. The remaining $2.3 million is expected to be funded in the fourth quarter of 2015 when we expect our Registration Statement on Form S-1 filed October 16, 2015 to become effective.

On August 20, 2015, the Company also entered into a Securities Purchase Agreement with another investor, in the aggregate principal amount of up to $1,500,000, which was amended on September 19, 2015, to increase the principal by an additional $200,000. Through September 30, 2015, two tranches totaling $500,000 have been funded. The remaining $1.2 million is expected to be funded in the fourth quarter of 2015 when we expect our second Registration Statement on Form S-1 filed in 2015 to become effective.

Management is actively seeking additional financing and expects to complete additional financing arrangements in the next few months. The Company expects that these plans will provide it the necessary liquidity to continue operations for the next 12 months.

The Company will continue to execute on its business model by attempting to raise additional capital through the sales of debt or equity securities or other means, however there is no guarantee that such financing will be available on terms acceptable to the Company, or at all. If the Company is unable to obtain adequate debt or equity financing, it may be forced to slow or reduce the scope of operations and expansion, and its business would be materially affected.

In addition, our VII subsidiary used cash for the production and promotion of its portable vaporizer product which we released in April 2015 at the Denver trade show. Our VII subsidiary is expected to be a net user of cash until the new product sales ramp up. VII is expected to swing to positive cash flow later in 2015.

On October 27, 2015 we filed an amendment to Articles of Incorporation in the State of Nevada to increase the authorized number of shares of the Company’s common stock from 100,000,000 shares to 400,000,000 shares, par value of $0.001 per share.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

Not Applicable

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

As of the end of the period covered by this report, our management, with the participation of our principal executive officer and principal financial officer, evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Based on their evaluation of our disclosure controls and procedures, our principal executive officer and principal financial officer, concluded that our disclosure controls and procedures were not effective as of September 30, 2015, to ensure that information required to be disclosed by the Company in the reports that we file or submit under the Exchange Act is (a) recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and (b) accumulated and communicated to management, including our principal executive officer and principal financial officer, as appropriate to allow for timely decisions regarding required disclosure due to the need for more enhanced and formalized documentation regarding the financial statement closing and review process to ensure that the application of the Company’s accounting policies and the presentation of disclosures in the notes to the financial statements is adequate.

As reported in our Annual Report on Form 10-K for the year ended December 31, 2014, our management concluded that a material weaknesses existed. The Company is taking the following steps which it believes will remediate the material weakness.

During the fourth quarter of 2014, the Company hired a new full time CFO. The Company anticipates that the CFO will assist the Company in the identification of required key controls, the necessary steps required for procedures to ensure the appropriate communication and review of inputs necessary for the financial statement closing process, as well as for the appropriate presentation of disclosures within the financial statements. With material, complex and non-routine transactions, management has, and will continue to, seek guidance from third-party experts and/or consultants to gain a thorough understanding of these transactions. The actions that we are taking are subject to ongoing senior management review and Audit Committee oversight. Management believes there have been improvements during the first nine months of 2015 and the continuing efforts will effectively remediate the material weakness which existed as of December 31, 2014 during 2015.

As we continue to evaluate and work to improve our internal control over financial reporting, management may execute additional measures to address potential control deficiencies or modify the remediation plan described above and will continue to review and make necessary changes to the overall design of our internal controls.

PART II—OTHER INFORMATION

Item 1. Legal Proceedings.

Settlements

Class actions and derivative lawsuits were filed against and purportedly on behalf of the Company captioned (1) Josh Crystal v. Medbox, Inc., et al., in the U.S. District Court for Central District of California; (2) Matthew Donnino v. Medbox, Inc., et al., in the U.S. District Court for Central District of California; (3) Ervin Gutierrez v. Medbox, Inc., et al., in the U.S. District Court for Central District of California; (4) Mike Jones v. Guy Marsala, et al., in the U.S. District Court for Central District of California; (5) Jennifer Scheffer v. P. Vincent Mehdizadeh, et al., in the Eighth Judicial District Court of Nevada; (6) Kimberly Y. Freeman v. Pejman Vincent Mehdizadeh, et al., in the Eighth Judicial District Court of Nevada; (7) Tyler Gray v. Pejman Vincent Mehdizadeh, et al., in the U.S. District Court for the District of Nevada; (8) Robert J. Calabrese v. Ned L. Siegel, et al., in the U.S. District Court for the District of Nevada; (9) Patricia des Groseilliers v. Pejman Vincent Mehdizadeh, et al., in the U.S. District Court for the District of Nevada; (10) Michael A. Glinter v. Pejman Vincent Mehdizadeh, et al., in the Superior Court of the State of California for the County of Los Angeles. The complaints named as defendants the Company, prior and current members of the board of directors of the Company, and prior and current officers of the Company. The complaints alleged that the Company issued materially false and misleading statements regarding its financial results for the fiscal years ended December 31, 2012 and December 31, 2013 and each of the interim financial periods during those years and for each of the first three interim financial periods for the fiscal year ended 2014. The derivative lawsuits alleged breach of fiduciary duties, unjust enrichment, waste of corporate assets, abuse of control, and breach of duty of honest services.

On October 16, 2015, solely to avoid the costs, risks, and uncertainties inherent in litigation, the parties to the class actions and derivative lawsuits entered into settlements, that collectively effect a global settlement of all claims asserted in the class actions and the derivative actions. The global settlement provides, among other things, for the release and dismissal of all asserted claims. The global settlement is contingent on final court approval, respectively, of the settlements of the class actions and derivative actions. As a result of amounts already reflected in the Company’s financial statements, and the coverage by the Company’s insurance carrier, the final terms of the settlements are not expected to have a material adverse effect on the Company’s financial position or results of operations.

On October 27, 2015, Richard Merritts, derivatively and on behalf of nominal defendant Medbox, Inc., filed a suit in the Superior Court of the State of California for the County of Los Angeles against the Board and certain executive officers (Guy Marsala, J. Mitchell Lowe, Ned Siegel, Jennifer S. Love, C. Douglas Mitchell, Pejman Vincent Mehdizadeh, Matthew Feinstein, Bruce Bedrick, Jeff Goh, and Thomas Iwanski). The suit alleges breach of fiduciary duties by the defendants. Relief is sought awarding damages resulting from breach of fiduciary duty and to direct the Company and the defendants to take all necessary actions to reform and improve its corporate governance and internal procedures to comply with applicable law. Merritts’ lawsuit has not been served.

Item 1A. Risk Factors.

In addition to the other information set forth in this report, you should carefully consider the factors discussed under “Risk Factors” as filed in the Company’s Form 10-K filed with the Securities and Exchange Commission on March 26, 2015 and the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 15, 2015.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

October 2015 Debentures

On October 14, 2015, the Company issued seven debentures in the aggregate of $2,000,000 to a service provider (the “October 2015 Investor”) as consideration for services previously rendered to the Company on the same terms as the August 14 Debentures and August 14 Purchase Agreement (the “October 2015 Debentures” and “October 2015 Purchase Agreement”, respectively) except that the October 2015 Purchase Agreement does not provide for registration rights to the October 2015 Investor with regard to the shares underlying the October 2015 Debentures. The service provider has agreed with the Company not to convert the October 2015 Debentures for any amount in excess of fees payable for services previously rendered to the Company at the time of conversion. To the extent that the sale of shares underlying the October 2015 Debentures do not satisfy outstanding amounts payable to the service provider, such amounts will remain payable to the service provider by the Company.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

None.

Item 6. Exhibits.

Exhibit No.	Description

10.1	Agreement of Purchase and Sale of Membership Interest entered into July 23, 2015 between and East West Secured Development, LLC and the Company of 100% of the membership interest of EWSD I, LLC.*

10.2	Secured Promissory Note of EWSD*

10.3	Deed of Trust securing Promissory Note*

10.4	Assignment of Rents and Leases encumbering the real property*

10.5	Unsecured Promissory Note*

10.6	First Amendment to Voting Agreement, dated August 11, 2015 among the Company, the VM Group and each member of the board of directors of the Company (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 2015)

10.7	Form of Securities Purchase Agreement, dated August 14, 2015 between the Company and the August 14, 2015 Investor (previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 2015)

10.8	Registration Rights Agreement, dated August 14, 2015 between the Company and the August 14, 2015 Investor (previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 2015).

10.9	Form of Debenture (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 2015).

10.10	Second Amendment to Voting Agreement, dated August 21, 2015 among the Company, the VM Group and each member of the board of directors of the Company (previously filed as Exhibit 10.1 to the Company’s first Current Report on Form 8-K filed with the Securities and Exchange Commission on August 26, 2015).

10.11	Securities Purchase Agreement, dated August 20, 2015 between the Company and the August 20, 2015 Investor (previously filed as Exhibit 10.1 to the Company’s second Current Report on Form 8-K filed with the Securities and Exchange Commission on August 26, 2015).

10.12	Registration Rights Agreement, dated August 20, 2015 between the Company and the August 20, 2015 Investor (previously filed as Exhibit 10.2 to the Company’s second Current Report on Form 8-K filed with the Securities and Exchange Commission on August 26, 2015).

10.13	Form of Debenture under Securities Purchase Agreement (previously filed as Exhibit 10.3 to the Company’s second Current Report on Form 8-K filed with the Securities and Exchange Commission on August 26, 2015).

10.14	Form of Warrant under Securities Purchase Agreement (previously filed as Exhibit 10.4 to the Company’s second Current Report on Form 8-K filed with the Securities and Exchange Commission on August 26, 2015)

10.15	Form of Security Agreement, dated August 21, 2015 between the Company and certain investors (previously filed as Exhibit 10.5 to the Company’s second Current Report on Form 8-K filed with the Securities and Exchange Commission on August 26, 2015)

10.16	First Amendment to Securities Purchase Agreement, dated September 4, 2015, among the Company and the August 14, 20145 Investor (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 11, 2015)

10.17	Supplemental Agreement, dated September 18, 2015 between the Company and the September 2014 Investor (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2015).

10.18	September 2014 Warrant Amendment, dated September 18, 2015 (previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2015).

10.19	Side Letter, dated September 22, 2015, to Securities Purchase Agreements, dated August 14, 2015 and July 21, 2014, as amended, and the 10% Convertible Debentures issued thereunder, among the Company and the August 14, 2015 Investor (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 28, 2015)

10.20	Supplemental Agreement, dated September 28, 2015 between the Company and the July 2014 Investor (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2015).

10.21	July 2014 Warrant Amendment, dated September 28, 2015 (previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2015).

10.22	Side Letter, dated September 29, 2015, to Securities Purchase Agreement, dated September 19, 2014, as amended, the 5% Convertible Debenture issued April 3, 2015 thereunder, and Securities Purchase Agreement, dated August 20, 2015, as amended, among the Company and the Investor (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 2, 2015).

31.1	Certification of the Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*

31.2	Certification of the Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.*

32.1	Certification of the Principal Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*

32.2	Certification of the Principal Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.*

101.INS	XBRL Instance Document.*

101.SCH	XBRL Taxonomy Extension Schema.*

101.CAL	XBRL Taxonomy Extension Calculation Linkbase.*

101.DEF	XBRL Taxonomy Extension Definition Linkbase.*

101.LAB	XBRL Taxonomy Extension Label Linkbase.*

101.PRE	XBRL Taxonomy Extension Presentation Linkbase.*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Medbox, Inc.

Date: November 12, 2015	By:	/s/ Jeffrey Goh
Jeffrey Goh
Chief Executive Officer (principal executive officer)

Date: November 12, 2015	By:	/s/ C. Douglas Mitchell
C. Douglas Mitchell
Chief Financial Officer (principal financial and accounting officer)

Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

OF MEMBERSHIP INTEREST

AND JOINT ESCROW INSTRUCTIONS

TO:	Capstone Title Company
Escrow No. 151130

(“Escrow Holder”)

This AGREEMENT OF PURCHASE AND SALE AND JOINT ESCROW INSTRUCTIONS (“Agreement”) is made and entered into as of this         day of July, 2015, by and among EAST WEST SECURED DEVELOPMENT, LLC, an Arizona limited liability company, as seller (“Seller”), and Medbox, Inc., a Nevada corporation, as buyer (“Buyer”).

R E C I T A L S:

A. Seller owns one hundred percent (100%) of the membership interest (the “Interest”) in EWSD I, LLC, an Arizona limited liability company (the “Company”);

B. The Company is the purchaser under that certain Contract to Buy and Sell Real Estate (Land) – Property with No Residences (“PSA”) dated July 13, 2015, between Company and Southwest Farms, Inc. (“Southwest”);

C. Pursuant to the PSA, the Company anticipates closing its purchase of that certain real property described as 214 East 39th Lane, Highway 96, Pueblo, Colorado 81006, the legal description of which is set forth on Exhibit A hereto (the “Farm”) from Southwest on August 7, 2015 (the “Farm Closing Date”) pursuant to that certain ESCROW No. 151130 with Escrow Holder (the “Farm Escrow); and

D. The parties hereto desire that simultaneously with the Company’s closing of its purchase of the Farm (the “Farm Closing”), Seller shall sell the Interest to Buyer and Buyer shall purchase the Interest from Seller pursuant to the Escrow Instructions contained in this Agreement (the “Interest Escrow”).

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree that the terms and conditions of this Agreement and the instructions to Escrow Holder with regard to the Interest Escrow created pursuant hereto are as follows:

A G R E E M E N T:

1. Purchase and Sale. Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, all of Seller’s right, title and interest in the Interest contingent upon Seller’s purchase of the Farm from Southwest as described in this Agreement, and the other closing conditions set forth herein, subject to the terms herein.

1

2. Purchase Price. The purchase price (“Purchase Price”) for the Interest shall consist of (i) $500,000 to be paid at the closing hereunder (the “Interest Closing”) by first releasing and immediately applying the Deposit (as defined below) to the Farm Purchase Price (defined below) in accordance with the PSA and this Agreement and the balance of such $500,000, if any, to be paid to Seller at the Interest Closing through immediately available funds paid through the Interest Escrow in cash; plus (ii) the Buyer’s promise to pay to Seller a 3% royalty on the adjusted gross revenue, if any, from operation of the Farm for the three year period beginning on January 1, 2016, such royalty to be paid 1/2 in cash and 1/2 in Buyer common shares the number of such shares to equal the quotient obtained by dividing the amount of the cash portion of the payment by the volume-weighted average price of Buyer’s common shares for the thirty trading days prior to the due date of the payment (the “Royalty Payment”). Adjusted gross revenue shall mean gross revenue after deduction of the Colorado state sales tax imposed on cannabis, which tax currently is 30%, and shall include the proceeds, if any, from the sale of any portion of or interest in the Farm (including the water and mineral rights or interests therein), less all expenses incurred in connection with any such sale.

3. Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

(a) Initial Deposit. Pursuant to a certain Secured Promissory Note (the “Company Note”) dated July 10, 2015 between Seller and Company as co-borrowers and Buyer as lender, on July 10, 2015 Buyer deposited with Escrow Holder the sum of One Hundred Thousand Dollars ($100,000) (the “Initial Deposit”). Escrow Holder is hereby instructed to hold the Initial Deposit in accordance with this Agreement.

(b) Additional Deposits. On the date hereof and on each subsequent Friday for up to three consecutive weeks (i.e., July 24, July 31 and August 7) also pursuant to the Company Note, Buyer shall also deposit with Escrow Holder the sum of One Hundred Thousand Dollars ($100,000) (for a maximum aggregate additional deposit of Four Hundred Thousand Dollars ($400,000) (the “Additional Deposit” and, together with the Initial Deposit, and to the extend such deposits have been made, the “Deposit”). Escrow Holder is hereby instructed to hold the Deposit in accordance with this Agreement.

(c) Requirements for Deposit. Escrow Holder shall hold the Deposit in an account at a bank.

(d) Application of Deposit. At the Farm Closing, the Deposit shall be applied on behalf of the Company to the payment of the purchase price for the Farm to be paid by the Company to Southwest under the PSA (the “Farm Purchase Price”).

(i) Refund of Deposit. The Deposit shall be released by Escrow Holder to Southwest as a release of the Earnest Money (as defined in the PSA) in accordance with the PSA unless the Company has a Right to Terminate (as defined in the PSA) and timely terminates the PSA, in which event the Deposit shall be refunded to Buyer promptly upon such termination; provided, however, that Seller shall be liable to ensure, consistent with the Company Note, that the

2

Deposit shall be returned to Buyer if Buyer hereafter terminates this Agreement pursuant to a termination right contained herein (in which event neither party shall have any further rights or obligations under this Agreement except for those obligations which are specifically stated to survive any such termination (collectively, the “Surviving Obligations”), which shall survive such termination). Notwithstanding anything in this Agreement to the contrary, in each instance that this Agreement requires that the Deposit is to be refunded or released to Buyer, such requirement shall also mean that Seller shall cause the Company to take all steps necessary to accomplish such refund or release, and in all instances, the Seller shall be ultimately responsible, consistent with the Company Note, to pay to Buyer the amount of the Deposit to be so refunded or released in the event the Deposit is not refunded or released to Buyer within thirty (30) days from the date the refund or release was due.

(e) Closing Funds. On or before the Interest Closing, Buyer shall deposit or cause to be deposited with Escrow Holder, in immediately available funds, an amount, if any, equal to the cash portion of the Purchase Price for the Interest minus the Deposit (collectively, the “Balance of the Purchase Price”) referred to herein as the “Closing Funds”).

4. Escrow.

(a) Opening of Escrow. With regard to the Interest Escrow, Buyer and Seller agree to execute, deliver and be bound by any reasonable or customary supplemental escrow instructions of Escrow Holder or other instruments as may reasonably be required by Escrow Holder in order to consummate the purchase and sale of the Interest contemplated by this Agreement. Any such supplemental instructions shall not conflict with, amend or supersede any portions of this Agreement. To the extent of any inconsistency between the provisions of such supplemental instructions and the provisions of this Agreement, the provisions of this Agreement shall control.

(b) Closing. For purposes of this Agreement, the Interest Closing shall be deemed to have occurred when

(i) the “Special Warranty Deed” (as defined in the PSA) has been recorded as required by the PSA and Farm Escrow;

(ii) all other terms of the PSA have been complied with in full (including without limitation the delivery to the Company of all deliverables required to be made by Southwest thereunder, including without limitation, bills of sale, tax certificates, assignments of leases, contracts, licenses, entitlement, approvals, authorizations, certificates and permits, general assignments, and keys to all entrance doors to all buildings on the Farm (collectively, “PSA Closing Deliverables”), and issuance to the Company of the title insurance policy all as required by the PSA); and

(iii) the Interest has been delivered to Buyer all in accordance with the terms hereof.

3

If the Farm Closing has not occurred by August 7, but the Farm Closing under the PSA has been extended then Seller may, by giving written notice to Buyer and Escrow Holder prior to August 8, 2015, extend the date for the Interest Closing to a date that is the earlier of (x) a date coterminous with the extension of the Farm Closing and (y) August 15, 2015 after which Buyer may terminate this Agreement and Seller must refund the Deposit to Buyer consistent with the Company Note.

5. Conditions to Closing.

(a) Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the transaction contemplated by this Agreement is subject to the satisfaction, in Buyer’s sole, absolute and subjective discretion, of the following conditions for Buyer’s benefit (or Buyer’s waiver thereof, it being agreed that Buyer may waive any or all of such conditions) on or prior to the dates designated below for the satisfaction of such conditions. In the event Buyer terminates this Agreement and the Interest Escrow due to the non-satisfaction of any of such conditions, then Buyer shall be entitled to the return of the Deposit (less the escrow and title cancellation fees and charges), and both Seller and Buyer shall be relieved of all further obligations and liabilities under this Agreement (except for the Surviving Obligations, which shall survive any such termination).

(i) Contingency Matters. Buyer shall have until 5 p.m. Pacific Time on the day before the Farm Closing Date (currently anticipated to be August 7, 2015) (such period of time shall be referred to herein as the “Contingency Period”) to satisfy itself, in Buyer’s sole, absolute and subjective discretion, as to the following matters:

(A) Buyer’s Review of the Farm Title Related Matters. Buyer shall be satisfied with all aspects of the Farm and its condition and suitability for Buyer’s intended use thereof, including without limitation, the form and substance of the title insurance policy to be issued in connection with the Farm Closing, the zoning and the availability of all permits, licenses, variances and the like necessary for Buyer’s intended use thereof. Subject to the immediately following paragraph, during the term of this Escrow, Buyer and its agents shall have the right to enter upon the Farm (Seller shall secure from Southwest permission to enter upon the Farm for this purpose), and to make such inspections, surveys and tests as may be necessary in Buyer’s discretion. Buyer shall use care and consideration in connection with any of its inspections or tests.

(B) Seller Financing Prior to the end of the Contingency Period, Seller shall have caused Southwest to remove Section 9(a)(xiii) from the promissory note representing the Seller Financing (as defined below) and Section 6.1(k) of the deed of trust securing the Seller Financing.

4

If, during the Contingency Period, Buyer determines that it is dissatisfied, in Buyer’s sole, absolute and subjective discretion, with any aspects of the Farm, or its condition or suitability for Buyer’s intended use (including without limitation, the form and substance of the title insurance policy to be issued in connection with the Farm Closing) or Seller has failed to comply with Section 5(a)(i)(B) hereof, then Buyer may terminate this Agreement and the Interest Escrow by delivering written notice of termination to Seller before the expiration of the Contingency Period, in which event (i) this Agreement and the Interest Escrow created pursuant hereto shall terminate and be of no further force or effect (except for the Surviving Obligations, which shall survive any such termination), Unless Buyer delivers affirmative written notice to Seller prior to the expiration of the Contingency Period electing to terminate this Agreement, Buyer shall be deemed to have elected to waive its termination rights set forth in this Section 5(a) effective as of the expiration of the Contingency Period.

(ii) Seller’s Obligations. As of the Interest Closing, Seller shall have performed all of the obligations and covenants required to be performed by Seller under this Agreement.

(iii) Seller’s Representations and Warranties. All of Seller’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made.

(b) Conditions to Seller’s Obligations. Seller’s obligation to consummate the transaction contemplated by this Agreement is subject to the satisfaction, in Seller’s sole, absolute and subjective discretion, of the following conditions for Seller’s benefit (or Seller’s waiver thereof, it being agreed that Seller may waive any or all of such conditions) on or prior to the Interest Closing. In the event Seller terminates this Agreement and the Escrow due to the non-satisfaction of any of such conditions, so long as Seller is not in breach under this Agreement, then the Deposit may be released to Seller as liquidated damages as more particularly set forth in Section 12 below.

(i) Buyer shall have timely performed all of the obligations required by the terms of this Agreement to be performed by Buyer.

(ii) All of Buyer’s representations and warranties contained in or made pursuant to this Agreement shall have been true and correct in all material respects when made.

6. Deliveries to Escrow Holder

(a) By Seller. On or before the Interest Closing, Seller shall deposit or cause to be deposited with Escrow Holder the following documents and instruments:

(i) Deliveries. Such documents and instruments as may be reasonably requested by Escrow Holder to consummate the transactions contemplated herein.

5

(ii) The Interest. Certificates evidencing the Interest duly endorsed in blank or accompanied by duly executed membership interest transfer powers together with a fully executed Arizona Corporations Commission Form Articles of Amendment making Buyer the sole member of the Company (collectively, “Documents of Assignment of Interest”),

(b) By Buyer. Buyer shall deposit or cause to be deposited with Escrow Holder, on or before the Interest Closing, the Closing Funds as provided in Section 3(e) above together with the following documents and instruments:

(i) Deliveries. Such documents and instruments as may be reasonably requested by Escrow Holder to consummate the transactions contemplated herein.

7. Deliveries to Buyer Outside of Escrow. At the Closing, Seller shall deliver to Buyer:

(a) All PSA Closing. Deliverables, and all intangible property, architectural plans and specifications, lease files, and books and records pertaining to the Company and/or Farm.

8. Costs and Expenses. Buyer shall have no expenses in connection with the Farm Escrow. Buyer shall pay the escrow fees charged by Escrow Holder in connection with the Interest Escrow. Each party shall pay its own attorney’s fees in connection with the negotiation of this Agreement. Buyer shall be responsible for all of its due diligence costs. If, as a result of no fault of Buyer or Seller, the Interest Escrow fails to close, then (except as otherwise provided in this Agreement) Buyer shall pay Escrow Holder’s cancellation fees and charges in connection with that Escrow alone. If such Escrow fails to close as a result of either party’s default hereunder, such defaulting party shall be solely responsible for any escrow cancellation charges charged by Escrow Holder for such Escrow.

9. Disbursements and Other Actions by Escrow Holder. Prior to or simultaneous with the Interest Closing, Escrow Holder shall promptly undertake all of the following in the manner indicated:

(a) Funds. Disburse from funds deposited by Buyer with Escrow Holder towards payment of all items chargeable to the account of Buyer pursuant hereto in payment of such costs, including, without limitation, the payment of the Purchase Price to or for the benefit of Seller, and disburse the balance of such funds, if any, to Buyer.

(b) The Interest. Deliver the Documents of Assignment of Interest to Buyer.

10. Seller’s Representations and Warranties.

(a) In consideration of Buyer entering into this Agreement and as an inducement to Buyer to purchase the Interest from Seller, Seller, Brian Loiselle, Todd Johnson, Eric Loiselle and D. J. Martin hereby makes the following representations and warranties to Buyer as of the date of this Agreement, each of which is material and being relied upon by Buyer:

6

(i) Organization. Each of the Seller and the Company have been duly organized, and are validly existing and in good standing, under the laws of the State of Arizona.

(ii) Authority. Seller has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized by all required limited liability company action. The person executing this Agreement on behalf of Seller has the power and authority to do so.

(iii) Subsidiaries. The Company has no subsidiaries.

(iv) Employees. The Company has no employees and since its inception has not had any employees.

(v) Title to Interest The only issued and outstanding equity of the Company consists of the Interest. The Interest has been duly authorized, is validly issued, fully paid and non-assessable. Seller is the sole record and beneficial owner of the Interest, has good, valid and marketable title to the Interest, free and clear of all Liens and has the power and authority to sell, transfer, assign and deliver the Interest as provided in this Agreement. Upon consummation of the transactions contemplated by this Agreement, Buyer shall be the record and beneficial owner of the Interest and have good, valid and marketable title to the Interest, free and clear of all Liens. No other person has any right, title or interest in the Company. Seller has never sold, conveyed, pledged, assigned, transferred or otherwise encumbered all or any portion of the Interest. Except as created by this Agreement, Seller has not granted or conveyed any outstanding rights or options to any person or entity to acquire any ownership interest in the Interest or the Company. Seller has not incurred any obligations or liabilities or entered into any contract, pledge or agreement that would be binding upon or affect the Interest or the Company after the Interest Closing. “Lien” means any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction (including, in the case of real property, easements, rights of way, covenants, leases, licenses, zoning and setback requirements and other variances, but not including restrictions imposed by securities laws), charge, claim or other third-party rights of any kind in the nature of the foregoing.

(vi) No Violation. The execution, delivery, and performance by Seller of this Agreement and the consummation of the transactions hereunder by Seller will not result in a material breach or violation of, or, with or without notice or lapse of time or both, constitute a material default under, or conflict in any material respect with, or result in the creation of any lien on the Interest under, any laws applicable to Seller or Company or any contract or instrument to which Seller or Company is a party or to which Seller or Company or the property, assets or business of either is bound.

7

(vii) PSA. There is no breach by the Company, nor to Seller’s or Company’s knowledge, by Southwest, under the PSA, and no facts or circumstances exist which now or with the passage of time would give a party under the PSA the right to terminate the PSA or require the release of the Earnest Money (as defined in the PSA) to Southwest.

(viii) Governmental Approval. No action by or in respect of, declaration, filing or registration with, or notice to, or authorization, consent or approval or permit of, any Governmental Authority is necessary or required for, or in connection with, the valid and lawful authorization, execution, delivery, and performance by Seller of the transactions contemplated thereby. Governmental Authority means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

(ix) Litigation. There are no Actions related to the Interest, the Company, the Farm or otherwise to which Seller is a party (either as plaintiff or defendant) pending or threatened that, individually or collectively, would be reasonably likely to result in a Material Adverse Effect, or that question the validity of the Farm Sale or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement. There are no outstanding judgments, orders, decrees, citations, fines or penalties or written notices of violation against Seller affecting the Interest, the Farm or otherwise under any Legal Requirement that, individually or collectively, would be reasonably likely to result in a Material Adverse Effect. “Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity and whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority. “Material Adverse Effect” means with respect to the Interest or the Farm, any change in, or effect thereon that, when considered either singly or in the aggregate, would result in a material adverse effect on the condition (financial or otherwise) or operations of the Company or the Farm taken as a whole.

(x) Assets and Liabilities of Company. The Company currently has no assets except the PSA, and no Liabilities except those existing under the PSA. Upon the Interest Closing, the Company will have no assets except the Farm, the PSA Closing Deliverables and the Title Policy on the Farm, and no Liabilities except the Southwest Financing and the Company Debt. “Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due). “Southwest Financing” means the Company’s purchase money debt to Southwest secured by the Farm in the amount of approximately $3.67 million which the

8

Company has agree to repay at 5% per annum with 30 year amortization and a 3 year balloon. “Company Debt” means the Company’s debt to Seller in the amount of $800,000 which has been paid over to Southwest as a partial payment of the purchase price for the Farm which the Company has agreed to repay at 6% per annum with 30 year amortization and a 3 year balloon pursuant to a certain promissory note a copy of which is attached as Exhibit B hereto.

(xi) Compliance with Laws. Each of the Seller and the Company have complied, and are now complying, in all material respects, with all laws applicable to them or their business, properties or assets.

(xii) Property Vacant. There are no parties in possession of the Farm other than Southwest and no leases, subleases, licenses or other occupancy agreements giving rights to the Farm to any party.

(xiii) Taxes. Since its formation the Company has been a “disregarded entity” for Federal, State and local income taxes, and no election has been made to treat it otherwise. Since its inception the Company has not engaged in any business transactions other than the acquisition of the Farm. All Tax Returns required to be filed on or before the Interest Closing by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company have been timely paid whether or not shown on a tax return. The Company has withheld and paid each Tax required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, equity holder or other party, and each has complied with all information reporting and backup withholding provisions of applicable law. The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions against of the Company or by any taxing authority. Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar tax returns, examination reports, and statements of deficiencies assessed against, or agreed to, by the Company for all Tax periods from its inception.

(b) Each of the representations and warranties set forth in Paragraph 10 of this Agreement (collectively, “Seller’s Representations”) shall be deemed to have been remade at and as of the Interest Closing with the same force and effect as if first made on and as of the Interest Closing and shall survive the Closing.

11. Buyer’s Representations and Warranties. In consideration of Seller entering into this Agreement and as an inducement to Seller to sell the Interest to Buyer, Buyer makes the following representations and warranties, each of which is material and is being relied upon by Seller:

(a) Authority. Buyer has the legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement have been duly authorized by all required corporate action. The person(s) executing this Agreement on behalf of Buyer have the power and authority to do so.

9

(b) Permitted Assignee. If the original Buyer hereunder has assigned its interest in this Agreement, such assignment has been made in compliance with this Agreement.

Each of the representations and warranties set forth in this Paragraph 11 (collectively, “Buyer’s Representations”) shall be deemed to have been remade at and as of the Interest Closing with the same force and effect as if first made on and as of the Interest Closing. Buyer’s Representations shall survive the Closing.

12. LIQUIDATED DAMAGES. IF BUYER FAILS TO CLOSE IN BREACH OF THIS AGREEMENT, THEN IN ANY SUCH EVENT, SELLER MAY TERMINATE THIS AGREEMENT AND SELLER AND BUYER SHALL THEREUPON BE RELEASED FROM THEIR OBLIGATIONS HEREUNDER, EXCEPT THOSE THAT SURVIVE A TERMINATION OF THIS AGREEMENT. IF, AS A RESULT OF SUCH TERMINATION BY SELLER, NEITHER THE COMPANY, SELLER OR ANY AFFILIATE OF SELLER OR THE COMPANY, PURCHASE OR ACQUIRE THE FARM WITHIN ONE YEAR FROM THE DATE OF SUCH TERMINATION (“FAILED PURCHASE”), THEN BUYER AND SELLER AGREE THAT BASED UPON THE CIRCUMSTANCES NOW EXISTING, KNOWN AND UNKNOWN, IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO ESTABLISH SELLER’S DAMAGE BY REASON OF A FAILED PURCHASE. ACCORDINGLY, BUYER AND SELLER AGREE THAT IN THE EVENT OF DEFAULT BY BUYER UNDER THIS AGREEMENT THAT RESULTS IN A FAILED PURCHASE, IT WOULD BE REASONABLE AT SUCH TIME OF THE FAILED PURCHASE TO AWARD SELLER, AS SELLER’S SOLE AND EXCLUSIVE REMEDY AT LAW AND EQUITY, “LIQUIDATED DAMAGES” EQUAL TO THE AMOUNT OF THE DEPOSIT.

THEREFORE, IF BUYER FAILS TO CLOSE IN DEFAULT OF THIS AGREEMENT, AND AS A RESULT, SELLER TERMINATES THIS AGREEMENT, SELLER MAY INSTRUCT THE ESCROW HOLDER OF THE SAME WHEREUPON ESCROW HOLDER SHALL CONTINUE TO HOLD THE DEPOSIT UNTIL THE DATE THAT IS ONE YEAR AFTER THE DATE OF SUCH TERMINATION, AT WHICH TIME THE PARTIES SHALL NOTIFY THE ESCROW HOLDER WHETHER OR NOT A FAILED PURCHASE HAS OCCURRED. IF A FAILED PURCHASE HAS OCCURRED, ESCROW HOLDER SHALL RELEASE THE DEPOSIT TO SELLER AND CANCEL THE ESCROW. IF A FAILED PURCHASE HAS NOT OCCURRED, ESCROW HOLDER SHALL RELEASE THE DEPOSIT TO BUYER AND CANCEL THE ESCROW. UPON ESCROW HOLDER’S RELEASE OF THE DEPOSIT IN ACCORDANCE WITH THIS SECTION, BUYER SHALL BE RELIEVED FROM ALL OBLIGATIONS AND LIABILITIES HEREUNDER WITH NO EXCEPTION.

SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS PARAGRAPH 12 AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS.

10

13. Buyer’s Remedies. If Seller shall default under this Agreement, then Buyer, may either, at its sole discretion and election, in addition to whatever other remedies it may have in law or equity:

(a) deliver written notice to Seller that Buyer elects to terminate this Agreement, in which event, consistent with the Company Note, Buyer shall be entitled to a return of the Deposit and the parties shall have no further obligations under this Agreement except for the Surviving Obligations which shall survive such termination; or

(b) provided that Buyer is not otherwise in default under this Agreement, bring an action against Seller to seek specific performance of Seller’s obligations hereunder within sixty (60) days following the scheduled Closing Date. Such action for specific performance will not be construed to require Seller to cure any title defect (except as specifically provided in Paragraph 5 of this Agreement), cure any untrue representation, comply with any covenant hereunder, cure any physical condition existing at the Interest, or cause any third party to take any action with respect to the Interest or Seller.

14. Indemnification. Notwithstanding Section 14 hereof, Seller, Company, Brian Loiselle, Todd Johnson, Eric Loiselle and D. J. Martin shall jointly and severally indemnify and defend Buyer and its respective officers and directors, agents and representatives (such persons referred to herein individually as a “Buyer Indemnified Person” and collectively as “Buyer Indemnified Persons”) against, and shall hold each of them harmless from, any and all costs, claims, damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit, proceeding, plus any assessments, interest and penalties thereon) (collectively, and after subtracting the amount of any insurance proceeds recoverable with respect thereto, “Loss”) incurred or suffered by any Buyer Indemnified Person arising out of any misrepresentation or breach, or any allegation thereof, of any representation, warranty, covenant or agreement made or to be performed by Seller, Company, Brian Loiselle or Todd Johnson pursuant to this Agreement to the extent such Loss derives from, applies or relates to the Interest or the Company.

15. Notices. Any demand, request or notice which either party hereto desires or may be required to make or deliver to the other shall be in writing and shall be deemed given upon receipt if delivered personally or by electronic mail (provided that any notice given by electronic mail is also given by one of the other methods permitted herein), or on the next business day if delivered by overnight mail, or on the date of receipt or rejection as shown on the returned receipt if deposited in the United States Mail in registered or certified form, return receipt requested, addressed as follows:

To Buyer:	Medbox, Inc.
8439 West Sunset Boulevard
West Hollywood, CA 90069
Attn: Jeff Goh, President

11

With a copy to:	Manatt, Phelps & Phillips, LLP

To Seller:	East West Secured Development, LLC

Notice of change of address shall be given by written notice in the manner detailed in this Paragraph 15. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of the notice, demand, request or communication sent.

16. Brokers. Buyer and Seller represent and warrant to one another that neither, respectively, was represented in connection with the sale of the Interest hereunder by any broker, finder or other person in connection herewith. If any claims for brokers’ or finders’ fees for the consummation of this Agreement arise, then Buyer hereby agrees to indemnify, save harmless and defend Seller from and against such claims if they shall be based upon any actual or alleged statement or representation or agreement by Buyer, and Seller hereby agrees to indemnify, save harmless and defend Buyer if such claims shall be based upon any actual or alleged statement, representation or agreement made by Seller.

17. Legal Fees. In any dispute between the parties arising out of this Agreement, the prevailing party shall be awarded its attorney fees and costs incurred in connection with the dispute, including fees and costs incurred in any appeal. All such attorney fees and costs shall be deemed to have accrued on commencement of any legal action or proceeding and this section shall be enforceable whether or not such legal action or proceeding is prosecuted to judgment. For purposes of this section, and to the fullest extent permitted by law, “prevailing party” includes a party against whom a legal action is filed and later voluntarily dismissed in whole or in part, regardless of the reason or motivation for such dismissal.

18. Assignment. Buyer shall not assign, transfer or convey its rights and/or obligations under this Agreement and/or with respect to the Interest without the prior written consent of Seller, which consent Seller may withhold in its sole and absolute discretion; provided that Buyer shall have the right to assign this Agreement, without Seller’s consent, to any entity controlled, controlled by or under common control with Buyer. Any attempted assignment without the prior written consent of Seller (when Seller’s consent is required) shall be void and Buyer shall be deemed in default hereunder. Any assignment of this Agreement by Buyer shall not relieve the assigning party from its liability under this Agreement.

12

19. Miscellaneous.

(a) Confidentiality. Buyer agrees to keep confidential the content of any materials provided by Seller, as well as the results of its due diligence activities, except for such disclosures as may be required by law or disclosures made to Buyer’s employees, partners, employees, lenders, investors, accountants, attorneys and advisors. This confidentiality provision shall expire upon the Closing. Upon any termination of this Agreement, Buyer shall return to Seller all such documents and materials provided to Buyer by Seller together with all reports and other written materials assembled by Buyer as part of its due diligence activities (excluding any internally-prepared analyses). Buyer’s documents shall be delivered to Seller AS-IS, without representation or warranty.

(b) Required Actions of Buyer and Seller. Buyer and Seller agree to execute such instruments and documents and to diligently undertake such actions (at no cost to the undertaking party except as otherwise expressly provided herein) as may be reasonably required in order to consummate the purchase and sale herein contemplated and shall use good faith efforts to accomplish the Closing in accordance with the provisions hereof.

(c) Time of Essence. Time is of the essence of each and every term, condition, obligation and provision hereof. All references herein to a particular time of day shall be deemed to refer to Pacific Standard Time.

(d) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument and may be delivered by PDF file or other electronic means.

(e) Captions. Any captions to, or headings of, the paragraphs or subparagraphs of this Agreement are solely for the convenience of the parties hereto, are not a part of this Agreement, and shall not be used for the interpretation or determination of the validity of this Agreement or any provision hereof.

(f) No Obligations to Third Parties. Except as otherwise expressly provided herein, the execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties thereto, to any person or entity other than the parties hereto.

(g) Amendment to this Agreement. The terms of this Agreement may not be modified or amended except by an instrument in writing executed by all of the parties hereto.

(h) Waiver. The waiver or failure to enforce any provision of this Agreement shall not operate as a waiver of any future breach of any such provision or any other provision hereof.

(i) Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

13

(j) Entire Agreement. This Agreement supersedes any prior agreements, negotiations and communications, oral or written, and contains the entire agreement between Buyer and Seller as to the subject matter hereof. No subsequent agreement, representation, or promise made by either party hereto, or by or to an employee, officer, agent or representative of either party shall be of any effect unless it is in writing and executed by the party to be bound thereby.

(k) Partial Invalidity. If any portion of this Agreement as applied to either party or to any circumstances shall be adjudged by a court to be void or unenforceable, such portion shall be deemed severed from this Agreement and shall in no way effect the validity or enforceability of the remaining portions of this Agreement.

(1) Successors and Assigns. Subject to the provisions of Paragraph    hereof, this Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.

(m) Business Days. In the event any date described in this Agreement relative to the performance of actions hereunder by Buyer, Seller and/or Escrow Holder falls on a Saturday, Sunday or legal holiday, such date shall be deemed postponed until the next business day thereafter. All references in this Agreement to the term “days” shall mean calendar days except as otherwise provided herein to the contrary.

(n) Submission of Agreement. Submission of this Agreement to Buyer for examination or signature does not constitute a reservation, right or option to purchase the Interest, and will not be effective as a binding purchase and sale agreement or otherwise until full execution by and delivery to both Buyer and Seller.

(o) Ambiguities. Each party to this Agreement has substantial experience with the subject matter of this Agreement and has each fully participated in the negotiation and drafting of this Agreement and has been advised by counsel of its choice with respect to the subject matter hereof. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

(p) Loiselle Indemnity. Buyer shall indemnify and defend Brian Loiselle against, and shall hold him harmless from, any and all costs, claims, damage, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit, proceeding, plus any assessments, interest and penalties thereon) (collectively, and after subtracting the amount of any insurance proceeds recoverable with respect thereto, “Loss”) incurred or suffered by him arising out of any claim made by Southwest against him under the Southwest Financing, unless any such claim, or any failure to pay or other default under such Financing is caused by any breach or wrongful act of Brian Loiselle.

14

(q) No Trading. Seller, Company, Brian Loiselle and Todd Johnson acknowledge and agree that each may possess Confidential Information about Buyer which constitutes “material nonpublic information” as such term is used under applicable federal and state securities laws and trading on the basis of such information may constitute a violation of Section 10b-5 of the Exchange Act. Accordingly, such parties agree that they will not buy or sell any of Buyer’s securities, or otherwise enter into any transaction relating to Buyer’s securities, between the date of this Agreement and forty-eight (48) hours following the public announcement of the transactions contemplated by this Agreement by Buyer.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

15

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

“Buyer”

Medbox, Inc.

a Nevada corporation

“Seller”

East West Secured Development, LLC

An Arizona limited liability company

And, with respect to Sections 10, 12 and 19 hereof:

Exhibit 10.2

SECURED PROMISSORY NOTE

$3,670,000.00	August 7, 2015
Pueblo, Colorado

For value received, EWSD I LLC, an Arizona limited liability company, EAST WEST SECURED DEVELOPMENTS, LLC, an Arizona limited liability company, BRIAN LOISELLE, an individual, and TODD JOHNSON, an individual (together, jointly and severally, the “Borrower”’) promise to pay to the order of SOUTHWEST FARMS, INC., a Colorado corporation (together with its successors and assigns, the “Lender”), the principal amount of THREE MILLION SIX HUNDRED SEVENTY THOUSAND AND NO/100THS DOLLARS ($3,670,000.00) pursuant the terms of this Note, with interest thereon as provided below.

1. Carry-Back Loan; No Re-Advances. This Note evidences Borrower’s obligation to pay a portion of the purchase price payable by Borrower to Lender pursuant to the terms of that certain Contract to Buy and Sell Real Estate (Land) dated as of July 13, 2015, relating to the purchase and sale of that certain real property located at 214 39th Lane, Pueblo, Colorado 81006, together with all related water rights, mineral rights, improvements, fixtures and other appurtenances (collectively, the “Property”). The loan evidenced by this Note is in the nature of a seller carry-back loan. The loan evidenced by this Note shall be non-revolving and shall not be re-advanced after repayment. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note itself or by Lender’s internal records.

2. Interest. Interest on the outstanding principal balance of this Note shall accrue, and shall be calculated, at the rate of five percent (5.0%) per annum (the “Interest Rate”) from the date of this Note until paid in full. Interest shall be computed on the basis of actual days elapsed and a 365-day year and shall be payable in arrears.

3. Payments. This Note shall be payable as follows: (a) thirty-five (35) payments of principal and interest, which shall be calculated based upon a hypothetical amortization period of thirty (30) years, commencing on September 1, 2015 and continuing thereafter on the first day of each calendar month through and including July 1, 2018; and (b) one (1) final BALLOON payment of all unpaid principal and accrued but unpaid interest on August 1, 2018 (the “Maturity Date”). The time period from the date of this Note through and including the satisfaction of all obligations under this Note and the other Loan Documents (as defined below) is hereinafter referred to as the “Loan Term”. All payments against this Note shall be payable without setoff, deduction or demand and shall be made in lawful money of the United States of America at 1825 Chianti Court, Pueblo, Colorado 81001, or at such other place as Lender may from time to time designate in writing.

4. Application of Payments. Payments made under this Note shall be applied first to late charges, second to collection costs, third to accrued and unpaid interest and fourth to principal hereunder. Notwithstanding the foregoing, any payments received after the occurrence of and during the continuance of an Event of Default (as defined below) shall be applied in such manner as Lender may determine.

5. Default Rate. At Lender’s option and without prior notice, upon the occurrence of an Event of Default (as defined below) or at any time during the pendency of any Event of Default under this Note or any related loan documents, Lender may impose a default rate of interest (the “Default Rate”) equal to the lesser of (a) eighteen percent per annum (18%); and (b) the highest rate permitted under applicable law. The Default Rate shall remain in effect until the default has been cured and that fact has been communicated to and confirmed by Lender. Lender’s imposition of the Default Rate shall not constitute an election of remedies or otherwise limit Lender’s rights concerning other remedies available to Lender as a result of the occurrence of an Event of Default. In the event of a conflict between the provisions of this paragraph and any other provision of the Note or any related agreement, the provisions of this paragraph shall control. If a default rate is prohibited by applicable law, then the pre-default rate shall continue to apply after default or maturity.

1

6. Late Charge. If any installment of principal or interest due or becoming due pursuant to this Note is not received in full within ten (10) days after the due date therefor, then Lender may, at its option, assess and collect, and Borrower shall pay, a late charge equal to five percent (5%) of the past due sum. It is agreed that this “late charge” is reasonable in amount and is based upon the desire of Borrower and Lender to agree in advance on an amount to reimburse Lender for the anticipated expense it will incur as a result of any amount not being paid when due under this Note.

7. Prepayments. The Borrower may at its sole discretion have the privilege of prepaying this Note, in whole or in part, at any time without premium or penalty. Borrower shall provide Lender with written notice of Borrower’s intent to prepay in full of this Note at least five (5) business days prior to delivery of such prepayment in full to Lender. Any partial prepayment of this Note by Borrower shall have the effect of reducing the amount of the final balloon payment due hereunder but shall not delay the next scheduled payment due under this Note or reduce the next scheduled payment under this Note (except to the extent the principal amount hereunder has been reduced and thereby the amount of accrued but unpaid interest is also reduced).

8. Security. This Note is secured by, inter alia, that certain Deed of Trust, Security Agreement and Financing Statement, which encumbers the Property (as the same may be amended, modified, supplemented or restated from time to time, the “Deed of Trust”), that certain Assignment of Rents and Leases dated of even date herewith, which encumbers the Property (as the same may be amended, modified, supplements or restated from time to time, the “Assignment of Rents”), certain financing statements and fixture filings to be filed in the applicable public records granting liens in certain fixtures and replacements thereof, and such other documents executed and delivered in connection with the loan evidenced by this Note (collectively, together with this Note, and as the same may be amended, modified, supplements or restated from time to time, the “Loan Documents”).

9. Events of Default.

(a) Events of Default. Any one or more of the following shall constitute an “Event of Default”:

(i) Any failure to pay any principal or interest under this Note when the same shall become due and payable and such failure continues for five (5) days after written notice thereof to Borrower, or the failure to pay any other sum due under this Note, the Deed of Trust, or any other Loan Document when the same shall become due and payable and such failure continues for five (5) days after written notice thereof to Borrower. No notice, however, shall be required after maturity of this Note.

(ii) Any failure or neglect to perform or observe any of the covenants, conditions or provisions of this Note, the Deed of Trust, any other Loan Document, or any other document or instrument executed or delivered in connection with the loan (other than a failure or neglect described in one or more of the other provisions of this Section 9(a)) and such failure or neglect continues unremedied for a period of thirty (30) days after written notice thereof to Borrower.

(iii) Any warranty, representation or statement contained in this Note, the Deed of Trust, or in any other Loan Document or any other document or instrument executed or delivered in connection with the loan, or made or furnished to Lender by or on behalf of Borrower, that shall be or shall prove to have been false when made or furnished.

(iv) The filing by any Borrower or any guarantor of the loan (or against any Borrower or such guarantor to which such Borrower or such guarantor acquiesces or that is not dismissed within 45 days after the filing thereof) of any proceeding under the federal bankruptcy laws now or hereafter existing or any other similar statute now or hereafter in effect; the entry of an order for relief under such laws with respect to any Borrower or such guarantor; or the appointment of a receiver, trustee, custodian or conservator of all or any part of the assets of any Borrower or such guarantor.

2

(v) The insolvency of any Borrower or any guarantor of the loan; or the execution by any Borrower or such guarantor of an assignment for the benefit of creditors; or the convening by any Borrower or such guarantor of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts; or the failure of any Borrower or such guarantor to pay its debts as they mature; or if any Borrower or such guarantor is generally not paying its debts as they mature.

(vi) The admission in writing by any Borrower or any guarantor of the loan that it is unable to pay its debts as they mature or that it is generally not paying its debts as they mature.

(vii) The death or incapacity of any Borrower, if an individual, or the liquidation, termination or dissolution of any Borrower, if a corporation, limited liability company, partnership or joint venture.

(viii) Any levy or execution upon, or judicial seizure of, any portion of any collateral or security for the loan.

(ix) Any attachment or garnishment of, or the existence or filing of any lien or encumbrance, other than any lien or encumbrance permitted by the Deed of Trust, against any portion of any collateral or security for the loan that is not removed or released within thirty (30) days after its creation.

(x) The institution of any legal action or proceedings to enforce any lien or encumbrance upon any portion of any collateral or security for the loan, which is not dismissed within thirty (30) days after its institution.

(xi) The occurrence of any event of default under the Deed of Trust, any of the other Loan Documents, or any other document or instrument executed or delivered in connection with the loan and the expiration of any applicable notice and cure period.

(xii) The occurrence of any event of default and the expiration of any applicable notice and cure period under any document or instrument given by any Borrower, by any entity owned by any Borrower or, if Borrower is a corporation, limited liability company, partnership or trust, by any entity owned by the same persons or entities that own Borrower, in connection with any other indebtedness or obligation of Borrower or such entity to Lender, Lender’s subsidiaries or affiliates or their respective successors or assigns, whether or not the other indebtedness or obligation is related to the Property or other property secured by this loan.

(xiii) The occurrence of any adverse change in the financial condition of any Borrower or any guarantor that Lender, in its reasonable discretion, deems material, and, as a result thereof, Lender in good faith shall believe that the prospect of payment or performance of the loan is impaired, and such condition is not remedied within thirty (30) days after written notice thereof to Borrower.

(b) Acceleration. If an Event of Default shall occur, at the election of Lender, the full amount of this Note, and any other amounts due under any of the other Loan Documents, shall become immediately due and payable without notice or demand.

(c) Non-Exclusive Remedies. Upon the occurrence at any time of any Event of Default under this Note or any of the other Loan Documents, without notice, demand or cure rights, except as specifically provided in this Note or the applicable Loan Document, Lender may exercise any right or remedy provided in this Note or the

3

other Loan Documents. During the existence of any such Event of Default, Lender may apply payments received against this Note (or under any instrument securing, evidencing, or relating to the indebtedness evidenced by this Note) as Lender may determine, subject to the provisions of the Loan Documents. After any Event of Default unless and until such Event of Default is cured satisfactorily to Lender in Lender’s sole discretion, Lender shall have the right, at its option and without any obligation, to exercise any remedy provided in the Loan Documents or available to Lender under any applicable law. All of Lender’s rights and remedies not only under the provisions of this Note, but also under any other agreement or transaction shall be cumulative and not alternative or exclusive, and may be exercised by Lender at such time or times and in such order of preference as Lender in its sole discretion may determine.

10. Waiver. No delay or omission on the part of Lender in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy or of any other right or remedy under this Note. A waiver on one occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion. Borrower and every endorser or guarantor of this Note, regardless of the time, order or place of signing, waives presentment, demand, protest, notice of intent to accelerate, notice of acceleration and all other notices of every kind in connection with the delivery, acceptance, performance or enforcement of this Note and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other party or person primarily or secondarily liable and waives all recourse to suretyship and guarantor defenses generally, including any defense based on impairment of collateral. To the maximum extent permitted by law, Borrower and each endorser and guarantor of this Note waive and terminate any homestead rights and/or exemptions respecting the Property under the provisions of any applicable homestead laws.

11. Subordination of Other Debts. Any and all present or future debts of Borrower to any endorser of this Note are subordinated to the full payment and performance of all present and future debts of Borrower to Lender. No person obligated on account of this Note may seek contribution from any other person also obligated, unless and until all liabilities, obligations and indebtedness to Lender of the person from whom contribution is sought have been irrevocably satisfied in full.

12. Joint and Several. The obligations of each Borrower and any endorser or guarantor of this Note are joint and several; provided, however, the release by Lender of a Borrower or any one or more endorsers or guarantors shall not release any other person or entity obligated on account of this Note. The release or compromise by Lender of any collateral shall not release any person obligated on account of this Note.

13. Further Assurances. The parties hereto agree to do all things deemed necessary by Lender in order to fully document the loan evidenced by this Note. The undersigned agree to assist in the cure of any defects in the execution, delivery or substance of this Note and the other Loan Documents and related agreements, and in the creation and perfection of any liens, security interests or other collateral rights securing such loan.

14. Consent to Sell Loan. The parties hereto agree that: (i) with prior notice to Borrower, Lender may Sell or transfer all or part of the loan to one or more purchasers, whether related or unrelated to Lender; (ii) Lender may provide to any purchaser, or potential purchaser, any information or knowledge Lender may have about the parties or about any other matter relating to the Loan, under commercially reasonable terms of confidentiality; (iii) the purchaser of a loan will be considered its absolute owner and will have all the rights granted under the loan documents or agreements governing the sale of the loan; and (iv) the purchaser of a loan may enforce its interests irrespective of any claims or defenses that the parties may have against Lender.

15. Collateral Assignment by Lender. Lender shall be permitted to collaterally assign its rights and interest under this Note to any one or more third party lenders to Lender. Upon receipt of written notice of such collateral assignment and at Lender’s expense, Borrower shall execute such additional documents as such third-party lender may request to confirm Borrower’s consent to such collateral assignment and Borrower’s agreement to make payments directly to such third-party lender upon notice from such third-party lender.

4

16. Costs of Collection. Borrower agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of Lender’s rights hereunder or under any instrument relating to or securing payment of this Note, Borrower shall pay Lender its reasonable attorneys’ fees and all court costs and other expenses incurred in connection therewith, regardless of whether a lawsuit is ever commenced or whether, if commenced, the same proceeds to judgment or not. Such costs and expenses shall include, without limitation, all costs, attorneys’ fees and expenses incurred by Lender in connection with any insolvency, bankruptcy, reorganization, arrangement or similar proceedings which in any way affects the exercise by Lender of its rights and remedies under this Note, the other Loan Documents or any other instrument securing, evidencing, or relating to the indebtedness evidenced by this Note.

17. Purpose. Borrower certifies that the loan evidenced by this Note is obtained for business or commercial purposes and that the proceeds thereof will not be used primarily for personal, family, household or agricultural purposes. Borrower further certifies that the loan evidenced by this Note will not be used for the purpose of purchasing or carrying margin stock or margin securities within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

18. Usury. In no event whatsoever shall the amount paid, or agreed to be paid, to Lender for the use, forbearance, or retention of the money to be loaned hereunder (collectively, “Interest”) exceed the maximum amount permissible under applicable law. If the performance or fulfillment of any provision hereof or of any agreement between Borrower and Lender shall result in Interest exceeding the limit for interest prescribed by law, then the amount of such Interest shall be reduced to such limit. If, from any circumstance whatsoever, Lender should receive as Interest an amount which would exceed the highest lawful rate, the amount which would be excessive Interest shall be applied to the reduction of the principal balance owing hereunder (or, at the option of Lender, be paid over to Borrower) and not to the payment of Interest.

19. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of Colorado, without regard to its conflicts of laws principles.

20. Notices. The notice provisions of the Deed of Trust are incorporated herein by reference and any notices sent pursuant to this Note shall be delivered in accordance with such notice provisions.

21. Successors. The term “Borrower” as used herein shall include the original Borrower of this Note and any party who may subsequently become liable for the payment hereof as an assumer with the consent of Lender, provided that Lender may, at its option, consider the original Borrower of this Note alone as Borrower unless Lender has consented in writing to the substitution of another party as Borrower. The term “Lender” as used herein shall mean Lender, or, if this Note is transferred, the then holder(s) of this Note.

22. Invalidity. Invalidation of any of the provisions of this Note or of any article, paragraph, sentence, clause, phrase or word herein, or the application thereof in any given circumstance, shall not affect the validity of the remainder of this Note.

23. Time of Essence. Time is of the essence in the performance of each and every obligation of Borrower.

5

24. Jurisdiction; Venue. Borrower and each endorser or guarantor of this Note each irrevocably submits to the nonexclusive jurisdiction of any Federal court sitting in the State of Colorado and any state court sitting in the County of Pueblo, Colorado, over any suit, action or proceeding arising out of or relating to this Note. Each of Borrower, and any endorser or guarantor of this Note irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum.

25. Jury Waiver. WAIVER OF TRIAL BY JURY-BORROWER AND LENDER (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR ANY OTHER LOAN DOCUMENT REFERENCED HEREIN. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED IN THIS NOTE AND THE OTHER LOAN DOCUMENTS REFERENCED HEREIN.

26. Indemnification. Each Borrower shall indemnify and hold Lender harmless from and against all claims, costs, expenses, actions, suit, proceedings, losses, damages and liabilities of any kind whatsoever, including, but not limited to, attorneys’ fees and expenses, arising out of any matter relating, directly or indirectly, to the loan evidenced by this Note, to the ownership, development, construction, or sale of the Property, whether resulting from internal disputes of Borrower, disputes between Borrower and any guarantor, or whether involving other third persons or entities, or out of any other matter whatsoever related to this Note, the Deed of Trust, and other documents or property securing the loan, but excluding any claim or liability which arises as the direct result of the gross negligence or willful misconduct of Lender and excluding any acts of Lender after the date of the transfer of title to Lender if Lender becomes the owner of the Property. This indemnity provision shall continue in full force and effect and shall survive not only the making of the loan but shall also survive the repayment of the loan and the performance of all of Borrower’s other obligations under the Loan Documents.

[SIGNATURE FOLLOWS ON NEXT PAGE]

6

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

BORROWER:

/s/ Brian Loiselle
Brian Loiselle, individually

/s/ Todd Johnson
Todd Johnson, individually

EWSD I LLC, an Arizona limited liability company

By:	/s/ Brian Loiselle

Print Name:	Brian Loiselle

Title:	Member/Manager

EAST WEST SECURED DEVELOPMENTS, LLC, an Arizona limited liability company

By:	/s/ Brian Loiselle

Print Name:	Brian Loiselle

Title:	Member/Manager

Signature Page to Secured Promissory Note

Exhibit 10.3

DEED OF TRUST, SECURITY AGREEMENT, AND FINANCING STATEMENT

EWSD I LLC

as Grantor,

THE PUBLIC TRUSTEE OF THE COUNTY OF PUEBLO,

STATE OF COLORADO,

as Trustee,

and

SOUTHWEST FARMS, INC.,

as Lender

Dated as of August 7, 2015

SOME OF THE PERSONAL PROPERTY CONSTITUTING A PORTION OF THE

PROPERTY IS OR IS TO BE AFFIXED TO THE REAL PROPERTY DESCRIBED IN EXHIBIT A HERETO

THIS FINANCING STATEMENT IS A FIXTURE FILING UNDER § 4-9-502 OF THE COLORADO

REVISED STATUTES, AS AMENDED, AND IS TO BE FILED FOR RECORD, AMONG OTHER PLACES,

IN THE REAL ESTATE RECORDS

GRANTOR, EAST WEST SECURED DEVELOPMENTS, LLC’S FILE NUMBER: ARIZONA # L-1872160-3

DEED OF TRUST, SECURITY AGREEMENT AND FINANCING STATEMENT

THIS DEED OF TRUST, SECURITY AGREEMENT AND FINANCING STATEMENT (this “Deed of Trust”) is made as of August 7, 2015, by EWSD I LLC, an Arizona limited liability company (referred to as “Grantor”), to the PUBLIC TRUSTEE OF PUEBLO COUNTY, COLORADO (“Trustee”), for the use and benefit of SOUTHWEST FARMS, INC., a Colorado corporation (“Lender”).

1. CONVEYANCE AND SECURED OBLIGATIONS.

1.1 Conveyance. For purposes of securing payment and performance of the Secured Obligations defined and described in Section 1.2 below, Grantor hereby grants, bargains, sells and conveys to the Trustee, in trust forever, for the use and benefit of Lender, and subject to all provisions hereof, all estate, right, title, and interest which Grantor now has or may later acquire in and to the following property (all or any part of such property, or any interest in all or any part of it, as the context may require, the “Property”):

(a) The real property located in the County of Pueblo, State of Colorado, commonly known as 214 39th Lane, Pueblo, Colorado 81006, and more particularly described in Exhibit A attached hereto, together with all existing and future easements and rights affording access to it (the “Land”).

(b) All buildings, structures and improvements currently constructed, or to be constructed on the Land (the “Improvements”).

(c) All existing and future appurtenances, privileges, easements, franchises, and tenements of the Land, including all minerals, oil, gas, other hydrocarbons, and associated substances, sulphur, nitrogen, carbon dioxide, helium and other commercially valuable substances which may be in, under, or produced from any part of the Land; all development rights and credits, air rights, water, water rights (whether riparian, appropriative, or otherwise, and whether or not appurtenant), water stock (including, without limitation, six (6) shares in Arkansas Groundwater Users Association evidenced by Stock Certificate No. 280), well rights (including, without limitation, the wells related to the following well permit numbers: 1405131, 1405132, 1405133, 1405134, 140135 and 1405208), and ditch rights; and any land lying in the streets, roads, or avenues, open or proposed, in front of or adjoining the Land and Improvements.

(d) All existing and future leases, subleases, subtenancies, licenses, occupancy agreements, and concessions, if any (“Leases”), relating to the use and enjoyment of all or any part of the Land and Improvements, and any and all guaranties and other agreements relating to or made in connection with any of such Leases.

(e) All fixtures, equipment, and machinery now or later to be attached to, or used in connection with the use, enjoyment, occupancy, or operation of all or any part of the Land and Improvements, including all pumping plants, engines, pipes, ditches, and flumes, pivot sprinklers, and also all gas, electric, cooking, heating, cooling, air conditioning, lighting, refrigeration, and plumbing fixtures and equipment, all of which shall be considered to the fullest extent of the law to be real property for purposes of this Deed of Trust.

(f) All proceeds, including all claims to and demands for them, of the voluntary or involuntary conversion of any of the Land, Improvements, or the other property described above into cash or liquidated claims, including proceeds from the sale or other disposition of the Land, Improvements, or other property described herein, including, but not limited to, all present and future Leases, right to payment of money as well as proceeds of all present and future fire, hazard, or casualty insurance policies and all condemnation awards or payments now or later to be made by any public body or decree by any court of competent jurisdiction for any taking or in connection with any condemnation or eminent domain proceeding and all causes of action and their proceeds for any damage or injury to the Land, Improvements, or the other property described above or any part of them.

(g) All proceeds of, additions and accretions to, substitutions and replacements for, and changes in any of the property described above.

12 Secured Obligations. This Deed of Trust is made for the purpose of securing the following obligations (the “Secured Obligations”) in any order of priority that Lender may choose:

(a) Payment of all obligations at any time owing under that certain Secured Promissory Note issued by Grantor, East West Secured Developments, LLC, an Arizona limited liability company, Brian Loiselle, an individual, and Todd Johnson, an individual (collectively, jointly and severally, the “Borrower”), as maker, and payable to the order of Lender, dated of even date herewith, in the stated principal amount of $3,670,000 to the order of Lender (the “Note”).

(b) Payment and performance of all obligations of Grantor under this Deed of Trust.

(c) Payment and performance of any obligations of Grantor under the Assignment of Rents and Leases and any other documents executed by Borrower or any guarantor in connection with the loan evidenced by the Note (collectively, the “Loan Documents”).

(d) Payment and performance of all future advances and other obligations that Borrower or any successor in ownership of all or part of the Property may agree to pay and/or perform (whether as principal, surety, or guarantor) for the benefit of Lender, when a writing evidences the parties’ agreement that the advance or obligations be secured by this Deed of Trust.

(e) Payment and performance of all modifications, amendments, extensions, and renewals, however evidenced, of any of the Secured Obligations.

All persons who may have or acquire an interest in all or any part of the Property will be considered to have notice of, and will be bound by, the terms of the Secured Obligations and each other agreement or instrument made or entered into in connection with each of the Secured Obligations. These terms include any provisions in the Note which provide that the interest rate on one or more of the Secured Obligations may vary from time to time.

In addition to any other debt or obligation secured hereby, this Deed of Trust shall also secure unpaid balances of advances heretofore and hereafter made with respect to the Property, for the payment of taxes, assessments, insurance premiums or costs incurred for the protection of the Property.

2. ASSIGNMENT OF RENTS. As an inducement to Lender to make the loan evidenced by the Note, Grantor has contemporaneously herewith executed and delivered to Lender an Assignment of Rents and Leases with respect to the Property.

3. GRANT OF SECURITY INTEREST.

3.1 Security Agreement. The parties acknowledge that some of the Property and some or all of the Rents (as defined in the Assignment of Rents and Leases) may be determined under applicable law to be personal property or fixtures. To the extent that any Property or Rents may be personal property, Grantor, as debtor, hereby grants Lender, as secured party, a security interest in all such Property and Rents, to secure payment and performance of the Secured Obligations. This Deed of Trust constitutes a security agreement under the Uniform Commercial Code of the State of Colorado, as amended from time to time (the “Code”), covering all such Property and Rents.

3.2 Financing Statements. Pursuant to Section 4-9-509 of the Code, Grantor hereby authorizes Lender to file such financing statements and/or amendments thereto, required from time to time, to perfect or continue the perfection of Lender’s security interest in any Property or Rents. Grantor shall pay all fees and costs that Lender may incur in filing such documents in public offices and in obtaining such record searches as Lender may reasonably require. In case Grantor fails to execute any financing statements or other documents requested by Lender for the perfection or continuation of any security interest, Grantor hereby appoints Lender as its true and lawful attorney-in- fact to execute any such documents on its behalf.

3.3 Fixture Filing. This Deed of Trust constitutes a financing statement filed as a fixture filing under Colorado Revised Statutes Sections 4-9-334 and 4-9-502, as amended or recodified from time to time, covering any of the Property which now is or later may become fixtures attached to the Land or the Improvements. The addresses set forth in Section 7.2 below are the mailing addresses of Grantor, as debtor, under the Code, and Lender, as secured party, under the Code.

4. REPRESENTATIONS, COVENANTS AND AGREEMENTS.

4.1 Good Title. Grantor covenants that it is lawfully seized of the Property, that the same is unencumbered except for those matters listed on Exhibit B attached hereto to which the interest of the Grantor in the Property may be subject (the “Permitted Exceptions”), and that it has good right, full power and lawful authority to convey and mortgage the same, and that it will warrant and forever defend the Property and the quiet and peaceful possession of the same against the lawful claims of all persons whomsoever.

4.2 First Lien Status. Grantor shall preserve and protect the first lien and security interest status of this Deed of Trust and the other Loan Documents. If any lien or security interest other than the Permitted Exceptions is asserted against the Property, Grantor shall promptly, at its expense: (a) give Lender a detailed written notice of such lien or security interest (including origin, amount and other terms); and (b) promptly discharge such lien or security interest unless Grantor: (i) agrees in writing to the payment of the obligation secured by the lien or security interest in a manner acceptable to Lender, but only for so long as Grantor is performing such agreement; (ii) contests the lien or security interest in good faith by, or defends against enforcement of the lien or security interest in, legal proceedings which in Lender’s opinion operate to prevent the enforcement of the lien or security interest while those proceedings are pending, but only until such proceedings are concluded; or (iii) secures from the holder of the lien or security interest an agreement satisfactory to Lender subordinating the lien or security interest to this Deed of Trust. Lender may give Grantor a notice identifying any lien or security interest that is asserted against the Property and is not a Permitted Exception. Within fifteen (15) days of the date on which that notice is given, Grantor shall satisfy the lien or security interest or take one or more of the actions described in the foregoing provisions of this Section.

4.3 Maintenance of Rights of Ways. Easements and Licenses. Grantor shall maintain all rights of way, easements, grants, privileges, license, certificates, permits, entitlements, and franchises necessary for the use of the Property and will not, without the prior written consent of Lender, consent to any public restriction (including any zoning ordinance) or private restriction as to the use of the Property. Grantor shall comply with all restrictive covenants affecting the Property, and all zoning ordinances and other public or private restrictions as to the use of the Property.

4.4 Inspection. Grantor shall permit Lender, and its agents, representatives and employees, upon reasonable prior notice to Grantor, to inspect the Property and conduct such environmental and engineering studies as Lender may require, provided that such inspections and studies shall not materially interfere with the use and operation of the Property.

4.5 Insurance. Grantor covenants to keep all Improvements and other insurable structures, if any, on the Property continuously insured, at the cost of Grantor, against perils covered by a standard fire insurance policy with endorsements for extended coverage, vandalism, malicious mischief, and optional perils; or, at the choice of the Grantor, to keep in force a standard all risk policy. In any case, such coverage shall be provided by one or more companies authorized to issue insurance in the State of Colorado and the amount of the coverage shall be equal to the full insurable value of all the Improvements and other insurable structures, unless Lender agrees in writing to a lower amount of coverage. Lender shall be named as an additional insured of all such policies under a standard mortgagee clause. Each such policy also shall contain a provision requiring written notice to Lender at least thirty (30) days prior to the effective date of any cancellation or non-renewal of the policy. Grantor shall furnish to Lender, within ten (10) days after Lender’s request, evidence of Grantor’s compliance with this Section, including without limitation, certificate of insurance confirming the existence of the required insurance coverage and the naming of Lender as an additional insured thereunder

4.6 Stamp Tax. If, by the laws of the United States of America, or of any state or political subdivision having jurisdiction over Grantor, any tax is due or becomes due in respect of the issuance of the Note, or recording of this Deed of Trust, Grantor covenants and agrees to pay such tax in the manner required by any such law. Grantor further covenants to hold harmless and agrees to indemnify Lender and its successors or assigns, against any liability incurred by reason of the imposition of any tax on the issuance of the Note, or recording of this Deed of Trust.

4.7 Changes in Taxation. In the event of the enactment after this date of any law of the State in which the Property is located or any political subdivision thereof deducting from the value of land for the purpose of taxation any lien thereon, or imposing upon Lender the payment of the whole or any part of the taxes or assessments or charges or liens herein required to be paid by Grantor, or changing in any way the laws relating to the taxation of mortgages or debts secured by mortgages or Lender’s interest in the Property, or the manner of collection of taxes, so as to affect this Deed of Trust or the Secured Obligations, then Grantor, upon demand by Lender, shall pay such taxes or assessments, or reimburse Lender therefor; provided, however, that if in the opinion of counsel for Lender (a) it might be unlawful to require Grantor to make such payment or (b) the making of such payment might result in the imposition of interest beyond the maximum amount permitted by law, then Lender may elect, by notice in writing given to Grantor, to declare all of the Secured Obligations to be and become due and payable sixty (60) days from the giving of such notice.

4.8 Subrogation. Lender shall be subrogated to the liens of all encumbrances, whether released of record or not, which are discharged in whole or in part by Lender in accordance with this Deed of Trust or with the proceeds of any loan secured by this Deed of Trust.

4.9 Notice of Change. Grantor shall give Lender prior written notice of any change in: (a) its state of organization; (b) the location of any of the Property, including the Books and Records; and (c) Grantor’s name or entity structure. Unless otherwise approved by Lender in writing, all Property that consists of personal property will be located on the Land.

4.10 Releases, Extensions, Modifications and Additional Security. From time to time, Lender may perform any of the following acts without incurring any liability or giving notice to any person: (a) release any person liable for payment of any Secured Obligation; (b) extend the time for payment, or otherwise alter the terms of payment, of any Secured Obligation; (c) accept additional real or personal property of any kind as security for any Secured Obligation, whether evidenced by deeds of trust, mortgages, security agreements or any other instruments of security; (d) alter, substitute or release any property securing the Secured Obligations; (e) consent to the making of any plat or map of the Property or any part of it; (f) join in granting any easement or creating any restriction affecting the Property; or (g) join in any subordination or other agreement affecting this Deed of Trust or the lien created by it.

4.11 Due on Sale or Encumbrance. Until the Secured Obligations and all other indebtedness hereunder have been paid in full and all of Borrower’s obligations have been fully discharged, Grantor shall not, without receiving the prior written consent of Lender, assign, transfer or convey any of its right, title and interest in any property, whether real or personal, which is encumbered by the Loan Documents; create or suffer to be created any mortgage, pledge, security interest, encumbrance or other lien on any property encumbered by the Loan Documents (other than liens arising from work the cost of which is being properly contested in accordance with the terms hereof); or create or suffer to be created any mortgage, pledge, security interest, encumbrance or other lien on any other property or assets which it now owns or hereafter acquires.

4.12 Casualty/Condemnation.

(a) Lender’s Election to Apply Insurance and Condemnation Proceeds to Indebtedness. In the event of any loss or damage to any portion of the Property due to fire or other casualty, Lender shall have the right, but not the obligation, to settle insurance claims for more than $10,000 and if Lender elects not to settle such claim then Grantor shall settle such claim and such settlement shall be subject to Lender’s prior written approval. Grantor shall have the right to settle claims for less than such amount, provided that Lender shall have the right to settle any claim that Grantor has not settled on or before 120 days after the date of such loss. If (1) no Event of Default has occurred hereunder or under the Loan Documents at the time of such casualty or condemnation and at the time of such casualty or condemnation and at the time such proceeds would be disbursed; (2) no payment default has occurred during the preceding twelve (12) months; (3) no non-monetary default has occurred that has been noticed and remained uncured beyond the applicable cure period; and (4) Grantor complies with all conditions set forth in Subsection 4.12(b) below, Lender may, but shall have no obligation to, permit the use of the insurance or condemnation proceeds to rebuild the Property or to remedy the effect of the condemnation, as the case may be.

(b) Grantor’s Obligation to Rebuild and Use of Proceeds Therefor. Lender shall have the right (but not the obligation) to settle, collect and retain such proceeds, and after deduction of all expenses of collection and settlement, including attorneys’ and adjusters’ fees and expenses, to release the same to Grantor periodically provided that Grantor shall:

(1) Expeditiously repair and restore all damage to the portion of the Property in question resulting from such fire or other casualty, so that the Property will be completed in accordance with applicable plans and specifications; and

(2) If the proceeds of fire or casualty insurance are, in Lender’s sole reasonable judgment, insufficient to complete the repair and restoration of the buildings, structures and other improvements constituting the Property, then Grantor shall promptly deposit with Lender the amount of such deficiency.

Any request by Grantor for a disbursement by Lender of fire or casualty insurance proceeds and funds deposited by Grantor pursuant to this Subsection 4.12(b) and the disbursement thereof shall be conditioned upon Grantor’s compliance with, and satisfaction of, the same conditions precedent as would be applicable in connection with construction loans made by institutional lenders for projects similar to the Property, including approval of plans and specifications, submittal of evidence of completion, updated title insurance, lien waivers, and other customary safeguards.

4.13 No Demolition. Grantor shall not demolish any material portion of the Property, or any exterior material improvements thereon, without obtaining the prior written approval of Lender, such approval not to be unreasonably withheld and provided, that, such demolition will not materially impair the value of the Property.

4.14 Leases. Grantor shall furnish to Lender true, complete and correct copies of any and all leases, subleases or similar agreements for the use or occupancy of all or any portion of the Property, together with any modifications, amendments, extensions or terminations thereof, within thirty (30) days after the mutual execution of such instruments.

4.15 Financial Statements. Within one hundred twenty (120) days after the end of each fiscal year of Grantor, Grantor shall provide to Lender copies of Grantor’s annual financial statements prepared by an independent certified accountant or otherwise certified by an officer of Grantor as being true and accurate. Additionally, Grantor shall cause each other Borrower to furnish to Lender within one hundred twenty (120) day after the end of each calendar year, an annual financial statement of each Borrower, certified as being true and accurate by the applicable Borrower. With respect to any lease of any portion of the Property, Grantor shall cause the annual financial statements of the tenant under such lease to be provided to Lender within one hundred twenty (120) days after the end of such tenant’s fiscal year.

4.16 Improvements or Alterations to Property. Grantor shall not make, or permit or consent to, any improvements or alterations to the interior or exterior of the Property without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, so long as the proposed improvements or alterations do not materially and adversely impact the value of the Property. Grantor shall provide Lender with copies of all proposed plans and specifications for any proposed improvements or alterations to the Property for review by Lender. In the event Lender provides its consent to any proposed alterations or improvements to the Property, Grantor shall cause such improvements or alterations to be made at its sole cost and expense and in compliance with all applicable laws, rules, regulations and ordinances.

4.17 Compliance with Laws; Prohibited Uses. Grantor shall use and maintain the Property in compliance with all laws, ordinances, rules and regulations applicable to the use or ownership of the Property.

5. DEFAULTS AND REMEDIES.

5.1 Events of Default. The occurrence of any of the following events or conditions shall constitute an “Event of Default” hereunder:

(a) Any failure to pay any principal or interest under the Note when the same shall become due and payable and such failure continues for five (5) days after notice thereof to Borrower, or the failure to pay any other sum due under the Note, this Deed of Trust, or any other Loan Document when the same shall become due and payable and such failure continues for five (5) days after notice thereof to Borrower. No notice, however, shall be required after maturity of the Note.

(b) Any failure or neglect to perform or observe any of the covenants, conditions or provisions of this Deed of Trust, the Note, any other Loan Document, or any other document or instrument executed or delivered in connection with the loan (other than a failure or neglect described in one or more of the other provisions of this Section 5.1) and such failure or neglect either cannot be remedied or, if it can be remedied, it continues unremedied for a period of thirty (30) days after notice thereof to Borrower.

(c) Any warranty, representation or statement contained in this Deed of Trust, in the Note, or in any other Loan Document or any other document or instrument executed or delivered in connection with the loan, or made or furnished to Lender by or on behalf of Borrower, that shall be or shall prove to have been false when made or furnished.

(d) The filing by any Borrower or any guarantor of the loan (or against any Borrower or such guarantor to which such Borrower or such guarantor acquiesces or that is not dismissed within 45 days after the filing thereof) of any proceeding under the federal bankruptcy laws now or hereafter existing or any other similar statute now or hereafter in effect; the entry of an order for relief under such laws with respect to any Borrower or such guarantor; or the appointment of a receiver, trustee, custodian or conservator of all or any part of the assets of any Borrower or such guarantor.

(e) The admission in writing by any Borrower or any guarantor of the loan that it is unable to pay its debts as they mature or that it is generally not paying its debts as they mature.

(f) The death or incapacity of any Borrower or any guarantor of the loan, if an individual, or the liquidation, termination or dissolution of any Borrower or any such guarantor, if a corporation, limited liability company, partnership or joint venture.

(g) Any attachment or garnishment of, or the existence or filing of any lien or encumbrance, other than any lien or encumbrance permitted by the Deed of Trust, against any portion of any collateral or security for the loan, that is not removed or released within 30 days after its creation.

(h) The institution of any legal action or proceedings to enforce any lien or encumbrance upon any portion of any collateral or security for the loan, which is not dismissed within 30 days after its institution.

(i) The occurrence of any event of default under the Note, any of the other Loan Documents, or any other document or instrument executed or delivered in connection with the loan and the expiration of any applicable notice and cure period.

(j) The occurrence of any event of default and the expiration of any applicable notice and cure period under any document or instrument given by any Borrower, by any entity owned by Borrower or, if Borrower is a corporation, limited liability company, partnership or trust, by any entity owned by the same persons or entities that own Borrower, in connection with any other indebtedness or obligation of Borrower or such entity to Lender, Lender’s subsidiaries or affiliates or their respective successors or assigns, whether or not the other indebtedness or obligation is related to the Property or other property secured by this loan.

(k) The occurrence of any adverse change in the financial condition of any Borrower or any guarantor that Lender, in its reasonable discretion, deems material, and, as a result thereof, Lender in good faith shall believe that the prospect of payment or performance of the loan is impaired, and such condition is not remedied within thirty (30) days after written notice thereof to Borrower.

5.2 Remedies. At any time after an Event of Default, Lender shall be entitled to invoke any and all of the rights and remedies described below, in addition to all other rights and remedies available to a mortgagee at law or in equity. All of such rights and remedies shall be cumulative, and the exercise of any one or more of them shall not constitute an election of remedies.

(a) Acceleration. Lender may declare any or all of the Secured Obligations to be due and payable immediately.

(b) Receiver. Lender shall, as a matter of right, without notice and without giving bond to Grantor, or anyone claiming by, under or through Grantor, and without regard for the solvency or insolvency of Borrower or the then value of the Property, to the extent permitted by applicable law, be entitled to have a receiver appointed for all or any part of the Property and the Rents, and the proceeds, issues and profits thereof, with the rights and powers referenced below and such other rights and powers as the court making such appointment shall confer, and Grantor hereby consents to the appointment of such receiver and shall not oppose any such appointment. Such receiver shall have all powers and duties prescribed by law and as set forth in the Assignment of Leases and Rents, all other powers which are necessary or usual in such cases for the protection, possession, control, management and operation of the Property, and such rights and powers as Lender would have, upon entering and taking possession of the Property under Subsection 5.2(c) below. The appointment of any such receiver shall be permitted in an ex parte proceeding and without the requirement for the posting of a bond or other security.

(c) Entry. Lender, in person, by agent or by court-appointed receiver, may enter, take possession of, manage and operate all or any part of the Property, and may also do any and all other things in connection with those actions that Lender may in its sole discretion consider necessary and appropriate to protect the security of this Deed of Trust. Such other things may include taking and possessing all of Grantor’s, or the then owner’s, books and records; entering into, enforcing, modifying or canceling Leases on such terms and conditions as Lender may consider proper; obtaining and evicting tenants; fixing or modifying Rents; collecting and receiving any payment of money owing to Lender; completing any unfinished construction; and/or contracting for and making repairs and alterations. If Lender so requests, Grantor shall assemble all of the Property that has been removed from the Land and make all of it available to Lender at the site of the Land. Grantor hereby irrevocably constitutes and appoints Lender as Grantor’s attorney-in-fact to perform such acts and execute such documents as Lender in its sole discretion may consider to be appropriate in connection with taking these measures, including endorsement of Grantor’s name on any instruments.

(d) Cure: Protection of Security. Lender may cure any breach or default of Grantor, and if it chooses to do so in connection with any such cure, Lender may also enter the Property and/or do any and all other things which it may in its sole discretion consider necessary and appropriate to protect the security of this Deed of Trust. Such other things may include: appearing in and/or defending any action or proceeding which purports to affect the security of, or the rights or powers of Lender under, this Deed of Trust; paying, purchasing, contesting or compromising any encumbrance, charge, lien or claim of lien which in Lender’s sole judgment is or may be senior in priority to this Deed of Trust, such judgment of Lender to be conclusive as among the parties to this Deed of Trust; paying any then due taxes relating to the Property; obtaining insurance and/or paying any premiums or charges for insurance required to be carried hereunder; otherwise caring for and protecting any and all of the Property; and/or employing counsel, accountants, contractors and other appropriate persons to assist Lender. Lender may take any of the actions permitted under this Subsection 5.2(d) either with or without giving notice to any person. Any amounts expended by Lender under this Subsection 5.2(d) shall be secured by this Deed of Trust.

(e) Uniform Commercial Code Remedies. Lender may exercise any or all of the remedies granted to a secured party under the Code.

(f) Foreclosure: Lawsuits. Lender may foreclose this Deed of Trust, insofar as it encumbers the Property, either by judicial action or through a public trustee foreclosure sale through the Trustee in the manner provided by statute. All fees, costs and expenses of any kind incurred by the Trustee and/or Lender in connection with, or preparation for, foreclosure of this Deed of Trust, including, without limitation, the costs of any appraisals, engineering or environmental testing and evaluations of the Property obtained by Lender, all costs of any receivership for the Property advanced by Lender, and all reasonable attorneys’, legal assistants’ and consultants’ fees, expert’s evidence, stenographer’s charges, publication costs, (which may be estimated as to items to be expended after foreclosure sale or entry of the decree) costs of procuring all such abstracts of title, title searches, title insurance policies, and similar data with respect to title as Lender may deem reasonably necessary either to prosecute such suit or to evidence to bidders at any sale the true condition of title to or value of the Property, incurred by Lender shall constitute a part of the Secured Obligations and may be included as part of the amount owing from Borrower to Lender at any foreclosure sale. All expenditures and expenses of the nature in this paragraph mentioned, and such expenses and fees as may be incurred in the protection of the Property and the maintenance of the lien of this Deed of Trust, including the reasonable fees of any attorney employed by Lender in any litigation or proceeding affecting this Deed of Trust, the Note or the Property, including probate, bankruptcy proceedings, proceedings to obtain a receiver, or in preparation for the commencement or defense of any proceeding or threatened suit or proceeding, shall be immediately due and payable by Borrower, with interest thereon at the Default Rate (as defined in the Note) and shall be secured by this Deed of Trust.

(g) Other Remedies. Lender may exercise all rights and remedies contained in any other instrument, document, agreement or other writing heretofore, concurrently or in the future executed by Borrower or any other person or entity in favor of Lender in connection with the Secured Obligations or any part thereof, without prejudice to the right of Lender thereafter to enforce any appropriate remedy against Borrower. Lender shall have the right to pursue all remedies afforded to a mortgagee under the law of the State in which the Property is located and any other applicable law, and shall have the benefit of all of the provisions of the law of the State in which the Property is located and such applicable law, including all amendments thereto which may become effective from time to time after the date hereof. In the event any provision of such law which is specifically referred to herein may be repealed, Lender shall have the benefit of such provision as most recently existing prior to such repeal, as though the same were incorporated herein by express reference.

(h) Power of Sale for Personal Property. Under this power of sale, Lender shall have the discretionary right to cause some or all of the Property, which constitutes personal property, to be sold or otherwise disposed of in any combination and in any manner permitted by applicable law. For purposes of this power of sale, Lender may elect to treat as personal property any Property which is intangible or which can be severed from the Land or Improvements without causing structural damage. If it chooses to do so, Lender may dispose of any personal property, in any manner permitted by Article 9 of the Code, including any public or private sale, or in any manner permitted by any other applicable law.

(i) Single or Multiple Foreclosure Sales. If the Property consists of more than one lot, parcel or item of property, Lender may:

(1) designate the order in which the lots, parcels and/or items shall be sold or disposed of or offered for sale or disposition; and

(2) elect to dispose of the lots, parcels and/or items through a single consolidated sale or disposition to be held or made under or in connection with judicial proceedings, or by virtue of a judgment and decree of foreclosure and sale, or by the Trustee through the power of sale granted herein; or through two or more such sales or dispositions; or in any other manner Lender may deem to be in its best interests (any foreclosure sale or disposition as permitted by the terms hereof is sometimes referred to herein as a “Foreclosure Sale” and any two or more such sales, “Foreclosure Sales”).

If it chooses to have more than one Foreclosure Sale, Lender, at its option, may cause the Foreclosure Sales to be held simultaneously or successively, on the same day, or on such different days and at such different times and in such order as it may deem to be in its best interests. No Foreclosure Sale shall terminate or affect the liens of this Deed of Trust on any part of the Property which has not been sold, until all of the Secured Obligations have been paid in full.

5.3 Application of Foreclosure Sale Proceeds. The proceeds of any Foreclosure Sale shall be applied in the following manner or as otherwise required by law;

(a) First, to pay the portion of the Secured Obligations attributable to the expenses of sale, including the fees and expenses of the officer conducting the sale, costs of any action and any other sums for which Borrower is obligated to reimburse Lender hereunder or under the other Loan Documents.

(b) Second, to pay the portion of the Secured Obligations attributable to any sums expended or advanced by Lender under the terms of this Deed of Trust which then remain unpaid.

(c) Third, to pay all other Secured Obligations in any order and proportions as Lender in its sole discretion may choose.

(d) Fourth, to remit the remainder, if any, to the person or persons entitled to it.

5.4 Application of Rents and Other Sums. Lender shall apply any and all Rents (as defined in the Assignment of Rents and Leases) collected by it, and any and all sums (other than proceeds of a Foreclosure Sale) which Lender may receive or collect under Section 5.2, in the following manner:

(a) First, to pay any expenses of the receivership (including reasonable attorneys’ fees incurred by the receiver and by Lender).

(b) Second, to pay the portion of the Secured Obligations attributable to the costs and expenses of maintenance, operation and collection that may be incurred by Lender or any receiver.

(c) Third, to pay all other Secured Obligations in any order and proportions as Lender in its sole discretion may choose or any deficiency which may result from any Foreclosure Sale.

(d) Fourth, to pay the remainder, if any, in such manner as the court may direct.

(e) Fifth, to remit the remainder, if any, to the person or persons entitled to it.

Lender shall have no liability for any funds which it does not actually receive.

5.5 Prepayment. Borrower shall have the option to prepay the Note, in full or in part, at any time in accordance with the terms set forth in the Note.

6. RELEASE OF LIEN. If Borrower shall fully pay all of the Secured Obligations and comply with all of the other terms and provisions hereof to be performed and complied with by Borrower, then Lender shall request the release of this Deed of Trust and the lien thereof by proper instrument upon payment and discharge of all of the Secured Obligations and payment of any filing fee in connection with such release.

7. MISCELLANEOUS PROVISIONS.

7.1 Additional Provisions. The Loan Documents fully state all of the terms and conditions of the parties’ agreement regarding the matters mentioned in or incidental to this Deed of Trust. The Loan Documents also grant further rights to Lender and contain further agreements and affirmative and negative covenants by Borrower which apply to this Deed of Trust and the Property.

7.2 Notices. All notices or demands to be given under this Deed of Trust shall be in writing and delivered personally or deposited in the United States mail, certified or registered mail, with return receipt requested, postage prepaid or by reputable overnight courier, addressed as follows:

If to Lender:	Southwest Farms, Inc.

If to Grantor and/or Borrower:	EWSD I LLC

7.3 Remedies Not Exclusive. No action for the enforcement of the lien or any provision hereof shall be subject to any defense which would not be good and available to the party interposing same in an action at law upon the Note. Lender shall be entitled to enforce payment and performance of any of the Secured Obligations and to exercise all rights and powers under this Deed of Trust or other agreement or any laws now or hereafter in force, notwithstanding some or all of the Secured Obligations may now or hereafter be otherwise secured, whether by mortgage, deed of trust, pledge, lien, assignment or otherwise. Neither the acceptance of this Deed of Trust nor its enforcement, whether by court action or other powers herein contained, shall prejudice or in any manner affect Lender’s right to realize upon or enforce any other security now or hereafter held by Lender, it being agreed that Lender shall be entitled to enforce this Deed of Trust and any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No waiver of any default of the Grantor hereunder shall be implied from any omission by Lender to take any action on account of such default if such default persists or be repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. No acceptance of any payment of any one or more delinquent installments which does not include interest at the penalty or Default Rate (as defined in the Note) from the date of delinquency, together with any required late charge, shall constitute a waiver of the right of Lender at any time thereafter to demand and collect payment of interest at such Default Rate or of late charges, if any.

7.4 Waiver of Statutory Rights. To the extent permitted by law, Grantor hereby agrees that it shall not and will not apply for or avail itself of any appraisement, valuation, stay, extension or exemption laws, or any so-called “Moratorium Laws,” now existing or hereafter enacted, in order to prevent or hinder the enforcement or foreclosure of this Deed of Trust, but hereby waives the benefit of such laws. Grantor for itself and all who may claim through or under it waives any and all right to have the property and estates comprising the Property marshaled upon any foreclosure of the lien hereof and agrees that any court having jurisdiction to foreclose such lien may order the Property sold as an entirety. To the extent permitted by law, Grantor hereby waives any and all rights of redemption from sale under any order or decree of foreclosure of this Deed of Trust on its behalf and on behalf of each and every person, except decree or judgment creditors of Grantor, acquiring any interest in or title to the Property subsequent to the date of this Deed of Trust.

7.5 Estoppel Affidavits. Grantor, within five (5) days after written request from Lender, shall furnish a written statement, duly acknowledged, setting forth the unpaid principal of, and interest on, the Secured Obligations and whether or not any offsets or defense exists against such Secured Obligations, and covering such other matters as Lender may reasonably require.

7.6 Merger. No merger shall occur as a result of Lender’s acquiring any other estate in or any other lien on the Property unless Lender consents to a merger in writing.

7.7 Binding on Successors and Assigns. This Deed of Trust and all provisions hereof shall be binding upon Grantor and all persons claiming under or through Grantor, and shall inure to the benefit of Lender and its successors and assigns.

7.8 Captions. The captions and headings of various paragraphs of this Deed of Trust are for convenience only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

7.9 Severability. If all or any portion of any provision of this Deed of Trust shall be held to be invalid, illegal or unenforceable in any respect, then such invalidity, illegality or unenforceability shall not affect any other provision hereof or thereof, and such provision shall be limited and construed as if such invalid, illegal or unenforceable provisions or portion thereof were not contained herein.

7.10 Effect of Extensions of Time and Amendments. If the payment of the Secured Obligations or any part thereof be extended or varied or if any part of the security be released, all persons now or at any time hereafter liable therefor, or interested in the Property, shall be held to assent to such extension, variation or release, and their liability and the lien and all provisions hereof shall continue in full force, the right of recourse, if any, against all such persons being expressly reserved by Lender, notwithstanding such extension, variation or release. Nothing in this Section 7.10 shall be construed as waiving any provision contained herein or in the other Loan Documents which provides, among other things, that it shall constitute an Event of Default if the Property be sold, conveyed, or encumbered.

7.11 Applicable Law. This Deed of Trust shall be governed by and construed under the internal laws of the State of Colorado.

7.12 Gender. In this Deed of Trust, whenever the context so requires, the masculine gender shall include the feminine or neuter and the singular number shall include the plural and conversely in each case. If there is more than one party constituting the Borrower, all obligations of each Borrower hereunder shall be joint and several.

7.13 Jurisdiction; Venue. Grantor irrevocably submits to the nonexclusive jurisdiction of any Federal court sitting in the State of Colorado and any state court sitting in the County of Pueblo, Colorado, over any suit, action or proceeding arising out of or relating to this Deed of Trust. Grantor irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum.

7.14 Jury Waiver. WAIVER OF TRIAL BY JURY-GRANTOR AND LENDER (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG GRANTOR AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS DEED OF TRUST OR ANY OTHER DOCUMENT REFERENCED HEREIN. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED IN THIS DEED OF TRUST AND THE OTHER DOCUMENTS REFERENCED HEREIN.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower has executed this Deed of Trust as of the date first written above.

Signature Page to Deed of Trust

Exhibit 10.4

ASSIGNMENT OF RENTS AND LEASES

made by

EWSD I LLC

as Assignor,

to

SOUTHWEST FARMS, INC.,

as Assignee

Dated as of August 7, 2015

ASSIGNMENT OF RENTS AND LEASES

This Assignment of Rents and Leases (this “Assignment”) is made as of August 7, 2015 by EWSD I LLC, an Arizona limited liability company (together with its successors and assigns, “Assignor”), whose address is                     , to SOUTHWEST FARMS, INC., a Colorado corporation (herein, together with its successors and assigns, including each and every from time to time owner of the Note hereinafter referred to, called “Assignee”), whose address is                     .

WITNESSETH:

FOR VALUE RECEIVED, Assignor hereby grants, transfers, assigns and sets over to Assignee all of the right, title and interest of Assignor in and to (i) all of the rents, issues, profits and avails and other sums of every kind and nature (including, but not limited to, payments or contributions for taxes, operating expenses and the like) (collectively, the “Rents”) payable by tenants (or guarantors) under Leases (hereinafter defined), of and from the premises (the “Premises”), legally described in Exhibit A attached hereto and made a part hereof, (ii) all leases (herein generally called “Leases”) now or hereafter existing on all or any part of the Premises, including, but not limited to, those certain leases of the Premises which are in existence as of the date of this Assignment (“Existing Leases”), if any, and any and all guarantees of any of the obligations of the tenant under any or all of the Leases, (iii) rights and claims for damages against tenants arising out of defaults under Leases, including rights to compensation with respect to rejected Leases pursuant to Section 365(a) or replacement section thereto of the Bankruptcy Code of the United States, and (iv) the proceeds (“Proceeds”) payable upon exercise of any option, including an option to terminate or an option to purchase contained in any Lease.

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING:

1. Assignment. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in and to the Leases, in and to the Proceeds and possession of the Premises, including any and all of the Rents now due or which may hereafter become due under and by virtue of any lease (including the Existing Leases), whether written or oral, or any letting of, or any agreement for the use or occupancy of, any part of the Premises that may have been heretofore or may be hereafter made or agreed to between Assignor or any other present, prior or subsequent owner of the Premises or any interest therein or that may be made or agreed to by Assignee, its successors or assigns under the powers herein granted, and any tenant or occupant of all or any part of the Premises, for the purpose of securing:

(a) Payment of the indebtedness evidenced by that certain Secured Promissory Note (as the same may be amended, modified, supplemented, or restated from time to time, the “Note”), in the principal amount of $3,670,000, and any extensions, modifications or renewals thereof, executed by Assignor, East West Secured Developments, LLC, an Arizona limited liability company, Brian Loiselle, an individual, and Todd Johnson, an individual (together, jointly and severally, the “Borrower”), and dated of even date herewith, payable to the order of Assignee, which Note is secured by a Deed of Trust, Security Agreement, and Financing Statement (as the same may be amended, modified, supplemented, or restated from time to time, the “Deed of Trust”) dated of even date herewith, to Assignee, as beneficiary, upon the Premises, which Deed of Trust and Note are held by or for the benefit of Assignee;

(b) Payment of all other sums with interest thereon becoming due and payable to Assignee herein and in the Note, the Deed of Trust and the other Loan Documents (as defined in the Deed of Trust); and

(c) Performance and discharge of each and every term, provision, condition, obligation, covenant and agreement of Assignor herein and in the Note, the Deed of Trust and the other Loan Documents.

2. Representations. Assignor hereby represents and agrees that (a) Assignor is the lessor under the Existing Leases, if any, in each case either directly or as successor in interest to the named lessor thereunder; (b) there are no defaults under any of the Existing Leases, if any; (c) Assignor is entitled to receive all of the Rents, and to enjoy all the other rights and benefits mentioned herein and assigned hereby; (d) the same have not been heretofore sold, assigned, transferred or set over by any instrument now in force, and will not at any time during the life of these presents be sold, assigned, transferred or set over by Assignor or by any person or persons whosoever except subject to this Assignment; and (e) Assignor has good right to sell, assign, transfer and set over the same, and to grant and confer upon Assignee the rights, interest, powers and/or authorities herein granted and conferred.

3. Other Instruments. Assignor will from time to time execute, upon request of Assignee, any and all instruments requested by Assignee to carry this instrument into effect or to accomplish any other purposes deemed by Assignee to be necessary or appropriate in connection with this Assignment or the Premises, including, without limitation, specific assignments of any Lease or agreement relating to use or occupancy of the Premises or any part thereof now or hereafter in effect and not specifically defined herein as an Existing Lease, as may be necessary or desirable, in the opinion of Assignee, to constitute the same as an Existing Lease hereunder.

4. No Restriction. This Assignment shall in no way operate to restrict or prevent Assignee from pursuing any remedy which Assignee now or hereafter may have because of any present or future breach of the terms or conditions of the Deed of Trust, the Note or any of the other Loan Documents.

5. No Liability. Assignee shall not in any way be responsible for failure to do any or all of the things for which rights, interest, powers and/or authority are herein granted to Assignee; and Assignee shall not be responsible for or liable upon any of the agreements, undertakings or obligations imposed upon the lessor under any Lease or other agreement with respect to the Premises.

6. Cash Receipts. Assignee shall be accountable only for such cash as Assignee actually receives under the terms hereof.

7. No Waiver or Estoppel. Failure of Assignee to do any of the things or exercise any of the rights, interests, powers and/or authorities hereunder shall not be construed to be a waiver of any of the rights, interests, powers or authorities hereby assigned and granted to Assignee, and shall not operate as an estoppel against Assignee in any respect, or be deemed to amend any provision hereof of any of the other Loan Documents.

8. Transfer. Assignee shall assign this Assignment and any and all rights accruing hereunder to any subsequent assignee and holder of the Note and Deed of trust.

9. Absolute Assignment. It is understood that the assignment of rents and leases of and from the Premises as effected by this Assignment is an absolute assignment which is effective as of the date hereof, and upon demand by Assignee to the lessee under any Lease or to any person liable for any of the Rents of and from the Premises or any part thereof, such lessee or person liable for any of such Rents shall be, and is hereby authorized and directed to, pay to or upon the order of Assignee, and without inquiry of any nature, all rents then owing or thereafter accruing under said Leases or any other instrument or agreement, oral or written, giving rise to an obligation to pay Rents in connection with the Premises.

10. Collection of Rents Prior to an Default. So long as there shall exist no default by Borrower in the payment of any indebtedness secured hereby or in the performance of any obligation, covenant or agreement herein or in the Note, the Deed of Trust or other Loan Documents, Assignee shall not demand from lessees under said Leases or other persons liable therefor any of the Rents hereby assigned, but shall permit Assignor to collect, upon but not prior to accrual, all such Rents from the Premises and the Leases, and to retain and enjoy the same; provided that, notwithstanding the provisions of this Section 10, all lessees under said Leases and all other persons liable for Rents of and from the Premises shall comply with any demands for Rents made by Assignee pursuant to the provisions of this Assignment without regard to whether or not the same are made in compliance with this Section 10.

11. Default. Upon or at any time after default in the payment of any indebtedness evidenced by the Note or secured hereby or by the Deed of Trust, or default in the performance of any term, provision, condition, obligation covenant or agreement herein or in the Note, Deed of Trust or any of the other Loan Documents and the expiration of any period of grace with respect to any such default as provided for herein or in the Note, Deed of Trust or other Loan Documents without the cure of such default, or if any representation or warranty made by Assignor herein or by Borrower in any of the other Loan Documents shall prove untrue in any material respect, Assignee may declare all sums secured hereby immediately due and payable, and may, at Assignee’s option, without notice, either in person or by agent, with or without bringing any action or proceeding, or by a receiver to be appointee by a court, enter upon, take possession of, and manage and operate the Premises and each and every part and parcel thereof; repair, maintain and improve the Premises, employ contractors, subcontractors and workmen in and about the Premises, obtain and evict tenants, in its own name sue for or otherwise collect or reserve any and all Rents including those past due and unpaid, employ leasing agents, managing agents, attorneys (including retained firms and in-house staff) and accountants in connection the enforcement of Assignee’s rights hereunder and pay the reasonable fees and expenses thereof, and otherwise do and perform any and all acts and things which Assignee may deem necessary or appropriate in and about the Premises for the protection thereof or the enforcement of Assignee’s rights hereunder or under the Note, Deed of Trust or other Loan Documents; and any and all amounts expended by Assignee in connection with the foregoing shall constitute so much additional indebtedness secured hereby and by the Deed of Trust and the other Loan Documents; provided that (a) Assignee shall apply any monies collected by Assignee, as aforesaid, less costs and expenses incurred, as aforesaid, upon any indebtedness secured hereby in such order and manner as Assignee may determine, and (b) the entering upon and taking possession of the Premises, the collection of Rents, the exercise of any of the rights hereinabove specified and the application of collections, as aforesaid, shall not cure, waive, modify or affect any default hereunder or under the Note, Deed of Trust or other Loan Documents.

12. Authorization. Any tenants or occupants of any part of the Premises (including, without limitation, all persons claiming any interest as lessee under the Existing Leases) are hereby authorized to recognize the claims and demands of Assignee hereunder without investigating the reason for any action taken by Assignee or the validity or the amount of indebtedness owing to Assignee or the existence of any default hereunder or under the Note, Deed of Trust or other Loan Documents or the application to be made by Assignee of any amounts to be paid to Assignee; and (a) the sole signature of Assignee shall be sufficient for the exercise of any rights under this Assignment, and the sole receipt of Assignee for any sums received shall be a full discharge and release therefor to any such tenant or occupant of the Premises, and (b) checks for all or any part of the Rents collected under this Assignment shall be drawn or made payable to the exclusive order of Assignee.

13. No Obligation. Assignee shall not be obligated to perform or discharge, and Assignee does not hereby undertake to perform or discharge, any obligation, duty or liability under the Lease, nor shall this Assignment operate to place upon Assignee responsibility for the control, care, management or repair of the Premises or the carrying out of any of the terms and conditions of the Leases; nor shall this Assignment operate to make Assignee responsible or liable for any waste committed on the Premises by the lessee under any Lease or any other party, or for any dangerous or defective condition of the Premises, or for any negligence in the management, upkeep, repair or control of the Premises resulting in loss or injury or death to any tenant, licensee, employee or stranger, and nothing herein or in the Deed of Trust, and no exercise by Assignee of any of the rights herein or in the Deed of Trust conferred, shall constitute or be construed as constituting Assignee a “mortgagee in possession” of the Premises in the absence of the taking of actual possession of the Premises by Assignee pursuant to the provisions hereof.

14. Indemnification. Assignor hereby agrees to indemnify, defend and hold Assignee harmless of and from any and all liability, loss or damage which Assignee may or might incur under the Leases or under or by reason of this Assignment, and of and from any and all claims and demands whatsoever which may be asserted against Assignee by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants or agreements contained in the Leases; and should Assignee incur any such liability, loss or damage under any Lease or under or by reason of this Assignment, or in the defense of any such claims or demands, the amount thereof, including costs, expenses and reasonable attorneys’ fees and expenses, shall be secured hereby and by the Deed of Trust, and Assignor shall reimburse Assignee therefor immediately upon demand, and upon the failure of Assignor so to do, Assignee may declare all sums secured hereby immediately due and payable. The provisions of this Section 14 shall continue and remain in full force and effect after all amounts due and payable under the Note, the Deed of Trust and the other Loan Documents shall have been paid in full and all of the obligations under the Note, the Deed of Trust and the other Loan Documents shall have been discharged in full, and shall survive the termination of this Assignment.

15. No Liability for Security Deposits. Assignee has not received, and there has not been transferred to Assignee, any security deposited by any lessee with the lessor under the terms of any Leases, and Assignee assumes no responsibility or liability for any security so deposited.

16. Covenants. Assignor will not, without Assignee’s prior written consent, (a) enter into, modify, change, alter, supplement, amend, terminate, accept surrender of, give any consent or approval required or permitted by, or waive or excuse any obligation of any lessee under, any of the Leases, and any attempt at any of the foregoing shall be void; (b) execute any other assignment or pledge of the Rents from the Premises or any part thereof, or of Assignor’s interest in any of the Leases, except to Assignee; (c) execute any Lease except for actual occupancy by the lessee thereunder; (d) permit any Leases to become subordinate to any lien other than liens securing the indebtedness secured hereby or liens for general real estate taxes not delinquent; (e) execute hereafter any Lease unless there shall be included therein a provision providing that the lessee acknowledges that such Lease has been assigned pursuant to this Assignment and agrees not to look to Assignee as mortgagee, mortgagee in possession or successor in title to the Premises for accountability for any security deposit required by landlord under such Lease unless such sums have actually been received in cash by Assignee as security for the lessee’s performance under such Lease; (e) approve, consent to or acquiesce to any sublease or assignment of any Lease by any lessee thereunder; or (f) modify, change, alter, supplement, amend, terminate or accept surrender of any guaranty of any of the Leases; and any attempt at any of the foregoing shall be void.

17. No Advance Rent. Assignor hereby represents that it has not, and Assignor hereby agrees that it will not, accept Rent in advance under any Lease (including Existing Leases) excepting only monthly rents for current months that may be paid in advance.

18. Duties of Assignor. Assignor will (a), at Assignee’s request, cause this Assignment to be served upon the lessee under each Lease; (b) at Assignor’s sole cost and expense, cause this Assignment to be recorded and filed and re-recorded and re-filed in each and every public office in which such filing and recording may be necessary to constitute record notice of this Assignment and the terms and provisions hereof as applicable to the Premises; (c) at all times promptly and faithfully abide by, discharge or perform all of the covenants, conditions and agreements contained in each Lease; (d) enforce or secure the performance of all of the covenants, conditions and agreements of the Leases on the part of the lessees to be kept and performed; (e) appear in and defend any action or proceeding arising under, growing out of or in any manner connected with any Lease or the obligations, duties or liabilities of Assignor, as lessor, and of the lessees thereunder, and pay all costs and expenses of Assignee, including reasonable attorneys’ fees and expenses in any such action or proceeding in whish Assignee may appear; (f) furnish to Assignee, within ten (10) days after a request by Assignee to do so, a written statement containing the names of all lessees of the Premises, or any part thereof, the terms of their respective Leases, the spaces occupied and the rentals payable thereunder; and (g) exercise within five (5) days of the demand therefor by Assignee, any right to request from the lessee under any Lease a certificate with respect to the status thereof.

19. Payment In Full of the Indebtedness. Upon payment in full of the indebtedness secured hereby, this Assignment shall become and be void and of no effect, and Assignee shall, at the request and expense of Assignor, deliver to Assignor a release of this Assignment. A full release of the Deed of Trust, which is recorded in the appropriate real estate records, shall be deemed to constitute a concurrent release of this Assignment.

20. Binding. This Assignment applies to, inures to the benefit of, and binds all parties hereto, their heirs, legatees, devisees, administrators, executors, successors and assigns, and: (a) wherever the term “Assignor” is used herein, such reference shall be deemed to mean each Assignor whose name appears below, severally, and all such Assignors, jointly and severally, and their respective heirs, legatees, devisees, executors, successors and assigns; and (b) wherever the term “Assignee” is used herein, such term shall include all successors and assigns, including each and every from time to time owner and holder of the Note, of Assignee named herein, each of whom shall have, hold and enjoy all of the rights, powers and benefits hereby afforded and conferred upon Assignee as fully and with the same effect as if such successors and assigns of Assignee were herein by name designated as Assignee; and (c) the term “Existing Leases” shall refer to the lease or leases described in Exhibit B if so attached hereto, whether one or more than one, if any.

21. Bankruptcy. In the event any lessee under the Leases should be the subject of any proceeding under the Federal Bankruptcy Code, as amended from time to time, or any other federal, state or local statute which provides for the possible termination or rejection of the Leases assigned hereby, Assignor covenants and agrees that if any of the Leases is so terminated or rejected, no settlement for damages shall be made without the prior written consent of Assignee, and any check in payment of damages for termination or rejection of any such Lease will be made payable both to Assignor and Assignee; and Assignor hereby assigns any such payment to Assignee, and Assignor further covenants and agrees that upon the request of Assignee, Assignor will duly endorse to the order of Assignee any such check, the proceeds of which will be applied to whatever portions of the indebtedness secured by this Assignment that Assignee may elect.

22. Notices. Each notice permitted or required pursuant to this Assignment shall be in writing and shall be delivered in accordance with the notice provisions set forth in the Deed of Trust.

23. No Consent. Nothing herein contained shall be deemed to imply the consent of Assignee to any Lease containing an option, right of first refusal or similar right to purchase all or any part of the Premises, and no Lease shall contain or provide for such right, and no such right shall have any force or effect or be enforceable against the Premises or any part thereof, without the prior written consent of Assignee.

24. Captions and Headings. The captions and headings of the various sections of this Assignment are for convenience only, and are not to be construed as confining or limiting in any way the scope or intent of the provisions hereof.

25. Provisions Severable. The unenforceability, invalidity or illegality of any provision or provisions hereof shall not render any other provision or provisions herein contained unenforceable, invalid or illegal.

26. Pronouns. Wherever in this Assignment the context requires or permits, the singular number shall include the plural, the plural shall include the singular, and the masculine, feminine and neuter genders shall be freely interchangeable.

27. Particular Words. The words “herein,” “hereof,” “hereby,” “hereunder” and other words of similar import refer to this Assignment as a whole and not to any particular section of this Assignment unless specifically stated otherwise in this Assignment.

28. Applicable Law. This Assignment shall be governed and construed in accordance with the laws of the State of Colorado.

29. Rights Cumulative. Each right, power and remedy herein conferred upon Assignee is cumulative and in addition to every other right, power or remedy, express or implied, given now or hereafter existing, at law or in equity, and each and every right, power and remedy herein set forth or otherwise so existing may be exercised from time to time as often and in such order as may be deemed expedient by Assignee, and the exercise or the beginning of the exercise of one right, power or remedy shall not be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy; and no delay or omission of Assignee or in the exercise of any right, power or remedy accruing hereunder or arising otherwise shall impair any such right, power or remedy, or be construed to be a waiver of any default or acquiescence therein.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Assignor has caused this Assignment of Rents and Leases to be executed as of the date first above written.

Signature Page to Assignment of Rents and Leases

Exhibit 10.5

PROMISSORY NOTE

$830,000.00	August 7, 2015

For value received, EWSD I, LLC, an Arizona limited liability company, promises to pay to the order of EAST WEST SECURED DEVELOPMENT, LLC, an Arizona limited liability company (together with its successors and assigns, the “Lender”), the principal amount of EIGHT HUNDRED THIRTY THOUSAND AND NO/100THS DOLLARS ($830,000.00) pursuant the terms of this Note, with interest thereon as provided below.

1. Interest. Interest on the outstanding principal balance of this Note shall accrue, and shall be calculated, at the rate of six percent (6.0%) per annum (the “Interest Rate”) from the date of this Note until paid in full. Interest shall be computed on the basis of actual days elapsed and a 365-day year and shall be payable in arrears.

2. Payments.

(a) Subject to the terms of Paragraph 2(b) of this Note, this Note shall be payable as follows: (i) thirty-five (35) payments of principal and interest, which shall be calculated based upon a hypothetical amortization period of thirty (30) years, commencing on September 1, 2015 and continuing thereafter on the first day of each calendar month through and including July 31, 2018; and (ii) one (1) final balloon payment of all unpaid principal and accrued but unpaid interest on August 31, 2018 (the “Maturity Date”). The time period from the date of this Note through and including the satisfaction of all obligations under this Note is hereinafter referred to as the “Loan Term”. All payments against this Note shall be made in lawful money of the United States of America at East West Secured Development, LLC, 1355 N. Greenfield Road, Mesa, AZ 85205 or at such other place as Lender may from time to time designate in writing.

(b) Borrower is using the loan proceeds from this Note to partially finance the acquisition of certain real property commonly known as 214 East 39th Lane, Highway 96, Pueblo, Colorado 81006 (the “Farm”). Notwithstanding the provisions of Paragraph 2(a) of this Note, (i) Borrower shall make a one-time payment to Lender in the amount of $300,000 on or before December 31, 2015, which shall be applied to the then-outstanding unpaid principal balance under this Note, (ii) on the date that is five (5) business days after the Adjusted Gross Revenue (as defined below) from the Farm’s business operations first exceed $10,000,000 in the aggregate, Borrower shall make a one-time payment to Lender in the amount of $250,000, which shall be applied to the then-outstanding unpaid principal balance under this Note, and (iii) on the date that is five (5) business days after the Adjusted Gross Revenue from the Farm’s business operations first exceed $15,000,000 in the aggregate, Borrower shall pay to Lender all unpaid principal and accrued but unpaid interest under this Note, whereupon the debt evidenced by this Note shall be deemed to be fully and finally satisfied. As used in this Note, “Adjusted Gross Revenue” shall mean cumulative amount of all gross revenue from the business operations of the Farm commencing from the date of the acquisition of the Farm by Borrower, net of all Colorado state sales tax imposed on cannabis, which tax currently is 30%.

1

3. Application of Payments. Payments made under this Note shall be applied first to late charges, second to collection costs, third to accrued and unpaid interest and fourth to principal hereunder.

4. Default Rate. At Lender’s option and without prior notice, upon the occurrence of an Event of Default (as defined below) or at any time during the pendency of any Event of Default under this Note or any related loan documents, Lender may impose a default rate of interest (the “Default Rate”) equal to the lesser of (a) ten percent per annum (10%); and (b) the highest rate permitted under applicable law. The Default Rate shall remain in effect until the default has been cured and that fact has been communicated to and confirmed by Lender. Lender’s imposition of the Default Rate shall not constitute an election of remedies or otherwise limit Lender’s rights concerning other remedies available to Lender as a result of the occurrence of an Event of Default. In the event of a conflict between the provisions of this paragraph and any other provision of the Note, the provisions of this paragraph shall control.

5. Late Charge. If any installment of principal or interest due or becoming due pursuant to this Note is not received in full within thirty (30) days after the due date therefor, then Lender may, at its option, assess and collect, and Borrower shall pay, a late charge equal to four percent (4%) of the past due sum. It is agreed that this “late charge” is reasonable in amount and is based upon the desire of Borrower and Lender to agree in advance on an amount to reimburse Lender for the anticipated expense it will incur as a result of any amount not being paid when due under this Note.

6. Prepayments. The Borrower may at its sole and absolute discretion have the privilege of prepaying this Note, in whole or in part, at any time without premium or penalty. Borrower shall provide Lender with written notice of Borrower’s intent to prepay this Note in full at least five (5) business days prior to delivery of such prepayment in full to Lender. Any partial prepayment of this Note by Borrower shall have the effect of reducing the amount of the final balloon payment due hereunder but shall not delay the next scheduled payment due under this Note or reduce the next scheduled payment under this Note (except to the extent the principal amount hereunder has been reduced and thereby the amount of accrued but unpaid interest is also reduced).

7. Events of Default.

(a) Events of Default. Any one or more of the following shall constitute an “Event of Default”:

(i) Any failure to pay any principal or interest under this Note when the same shall become due and payable and such failure continues for five (5) business days after written notice thereof from Lender to Borrower, or the failure to pay any other sum due under this Note when the same shall become due and payable and such failure continues for five (5) business days after written notice thereof from Lender to Borrower. No notice, however, shall be required after maturity of this Note.

2

(ii) Any failure or neglect to perform or observe any of the covenants, conditions or provisions of this Note and such failure or neglect continues unremedied for a period of thirty (30) days after written notice thereof from Lender to Borrower.

(iii) Any warranty, representation or statement contained in this Note shall be or shall prove to have been false when made or furnished.

(iv) The filing by the Borrower (or against the Borrower to which the Borrower acquiesces or that is not dismissed within 45 days after the filing thereof) of any proceeding under the federal bankruptcy laws now or hereafter existing or any other similar statute now or hereafter in effect; the entry of an order for relief under such laws with respect to the Borrower; or the appointment of a receiver, trustee, custodian or conservator of all or any part of the assets of the Borrower.

(v) The insolvency of the Borrower; or the execution by the Borrower of an assignment for the benefit of creditors; or the convening by the Borrower of a meeting of its creditors, or any class thereof, for purposes of effecting a moratorium upon or extension or composition of its debts.

(vi) The liquidation, termination or dissolution of the Borrower.

(b) Acceleration. If an Event of Default shall occur, at the election of Lender, the full amount of this Note, and any other amounts due under any of the other Loan Documents, shall become immediately due and payable without notice or demand.

(c) Non-Exclusive Remedies. Upon the occurrence at any time of any Event of Default under this Note, without notice, demand or cure rights, except as specifically provided in this Note, Lender may exercise any right or remedy provided in this Note. After any Event of Default, unless and until such Event of Default is cured satisfactorily to Lender in Lender’s sole discretion, Lender shall have the right, at its option and without any obligation, to exercise any remedy available to Lender under any applicable law. All of Lender’s rights and remedies shall be cumulative and not alternative or exclusive, and may be exercised by Lender at such time or times and in such order of preference as Lender may determine.

8. Waiver. No delay or omission on the part of Lender in exercising any right or remedy hereunder shall operate as a waiver of such right or remedy or of any other right or remedy under this Note. A waiver on one occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.

9. Costs of Collection. Borrower agrees that if, and as often as, this Note is placed in the hands of an attorney for collection or to defend or enforce any of Lender’s rights hereunder or under any instrument relating to or securing payment of this Note, Borrower shall pay Lender its reasonable attorneys’ fees and all court costs and other expenses incurred in connection therewith.

3

10. Usury. In no event whatsoever shall the amount paid, or agreed to be paid, to Lender for the use, forbearance, or retention of the money to be loaned hereunder (collectively, “Interest”) exceed the maximum amount permissible under applicable law. If the performance or fulfillment of any provision hereof or of any agreement between Borrower and Lender shall result in Interest exceeding the limit for interest prescribed by law, then the amount of such Interest shall be reduced to such limit. If, from any circumstance whatsoever, Lender should receive as Interest an amount which would exceed the highest lawful rate, the amount which would be excessive Interest shall be applied to the reduction of the principal balance owing hereunder (or, at the option of Lender, be paid over to Borrower) and not to the payment of Interest.

11. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of California, without regard to its conflicts of laws principles.

12. Notices. Any demand, request or notice which either party hereto desires or may be required to make or deliver to the other shall be in writing and shall be deemed given upon receipt if delivered personally or by electronic mail (provided that any notice given by electronic mail is also given by one of the other methods permitted herein), or on the next business day if delivered by overnight mail, or on the date of receipt or rejection as shown on the returned receipt if deposited in the United States Mail in registered or certified form, return receipt requested, addressed as follows:

To Borrower: ESWD I, LLC

c/o Medbox, Inc.

8439 West Sunset Boulevard

West Hollywood, CA 90069

Attn: Jeff Goh, President

With a copy to:

Manatt, Phelps & Phillips, LLP

To Lender:

East West Secured Development, LLC

Notice of change of address shall be given by written notice in the manner detailed in this paragraph.

4

13. Successors. The term “Borrower” as used herein shall include the original Borrower of this Note and any party who may subsequently become liable for the payment hereof as an assumer with the consent of Lender, provided that Lender may, at its option, consider the original Borrower of this Note alone as Borrower unless Lender has consented in writing to the substitution of another party as Borrower. The term “Lender” as used herein shall mean Lender, or, if this Note is transferred, the then holder(s) of this Note.

14. Invalidity. Invalidation of any of the provisions of this Note or of any article, paragraph, sentence, clause, phrase or word herein, or the application thereof in any given circumstance, shall not affect the validity of the remainder of this Note.

15. Time of Essence. Time is of the essence in the performance of each and every obligation of Borrower.

16. Jurisdiction; Venue. Borrower irrevocably submits to the exclusive jurisdiction of any Federal court sitting in the State of California and any state court sitting in the County of Los Angeles, California, over any suit, action or proceeding arising out of or relating to this Note. Borrower irrevocably waives, to the fullest extent it may effectively do so under applicable law, any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that the same has been brought in an inconvenient forum.

17. Jury Waiver. BORROWER AND LENDER (BY ITS ACCEPTANCE HEREOF) HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR ANY OTHER LOAN DOCUMENT REFERENCED HEREIN. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED IN THIS NOTE.

[Remainder of the Page Left Intentionally Blank]

5

IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

BORROWER:

EWSD I, LLC, an Arizona limited liability company

By:	/s/ Jeff Goh
Print Name:	Jeff Goh
Title:	Manager

Signature Page to Promissory Note

to EAST WEST SECURED DEVELOPMENT, LLC

Exhibit 31.1

CERTIFICATION OF THE PRINCIPAL EXECUTIVE OFFICER

PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Jeffrey Goh, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Medbox, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared; and

(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: November 12, 2015

/s/ Jeffrey Goh
Chief Executive Officer
(principal executive officer)

Exhibit 31.2

CERTIFICATION OF THE PRINCIPAL EXECUTIVE OFFICER

PURSUANT TO SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, C. Douglas Mitchell, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Medbox, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Dated: November 12, 2015

/s/ C. Douglas Mitchell
C. Douglas Mitchell
Chief Financial Officer
(principal financial officer)

Exhibit 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Medbox, Inc. (the “Company”) on Form 10-Q for the period ended September 30, 2015, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Jeffrey Goh, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: November 12, 2015

/s/ Jeffrey Goh
Jeffrey Goh
Chief Executive Officer
(principal executive officer)

Exhibit 32.2

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Medbox, Inc. (the “Company”) on Form 10-Q for the period ended September 30, 2015, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, C. Douglas Mitchell, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that:

(1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: November 12, 2015

/s/ C. Douglas Mitchell
C. Douglas Mitchell
Chief Financial Officer
(principal financial officer)